SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).

☒	Definitive Information Statement.

OPHTHALMIC IMAGING SYSTEMS

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common Stock, no par value per share.

2.	Aggregate number of securities to which transaction applies:

33,947,208.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The previously paid filing fee was determined based upon the sum of (a) 30,304,151 shares of Common Stock multiplied by $1.00 per share; (b) 3,643,057 shares of Common Stock underlying stock options multiplied by $0.45 which is the difference between $1.00 and the weighted average exercise price of $0.55 per share; and (c) $474,000 that is being paid as consideration for the cancellation of warrants to purchase shares of Common Stock.

4.	Proposed maximum aggregate value of transaction:

$32,417,526.65

5.	Total fee paid:

$3,764, as computed in accordance with Exchange Act Rule 0-11(c)(1) by multiplying the maximum aggregate value reflected in (4) above by 0.0001161.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing party:

4.	Date filed:

OPHTHALMIC IMAGING SYSTEMS

221 Lathrop Way, Suite I

Sacramento, CA 95815

INFORMATION STATEMENT

AND

NOTICE OF WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Shareholders:

This information statement and notice of written consent is being furnished to the holders of common stock of Ophthalmic Imaging Systems, a California corporation, which we refer to as “OIS,” “we,” “our” or “us.”

On June 5, 2011, OIS entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merge Healthcare Incorporated, a Delaware corporation (“Merge Healthcare”), and Merge Healthcare’s wholly-owned subsidiary, ES Acquisition Corp., a California corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into OIS, with OIS surviving the Merger as a wholly-owned subsidiary of Merge Healthcare (the “Merger”). Upon completion of the Merger, each share of common stock, no par value per share, of OIS (“OIS Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), except for shares held by shareholders who properly exercise and perfect their dissenters’ rights prescribed in Chapter 13 of the California General Corporation Law, as amended (the “CGCL”) for such shares, will be cancelled and converted into the right to receive 0.1693 shares of Merge Healthcare’s common stock, par value $0.01 per share (“Merge Healthcare Common Stock”), without interest and less any required withholding taxes (the “Merger Consideration”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

OIS’ Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, and in the best interests of, the shareholders of OIS, approved and declared advisable the Merger Agreement and recommended that OIS’ shareholders adopt the Merger Agreement.

The adoption of the Merger Agreement by OIS’ shareholders requires the affirmative vote or written consent of OIS shareholders holding a majority of the outstanding shares of OIS Common Stock. On June 5, 2011, the date that the Merger Agreement was signed, OIS shareholders holding approximately 72% of the outstanding shares of OIS Common Stock (each a “Supporting Shareholder”) entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”) pursuant to which, among other things, each Supporting Shareholder agreed to vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Merger Agreement is terminated. Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent (as defined below). On July 11, 2011, in accordance with the terms of the Shareholder Support Agreement and the recent amendment to our bylaws described under “The Merger Agreement—Shareholder Action by Written Consent,” the Supporting Shareholders delivered written consents to OIS that, subject to certain conditions, adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement including the Merger (the “OIS Shareholder Consent”). As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the Commissioner of Corporations of the State of California (the “California Commissioner”) having issued a permit (the “California Permit”) under Section 25121 of the California General Corporation Law, as amended (the “CGCL”), following a fairness hearing for the issuance of OIS Common Stock to be issued in the Merger (the “Fairness Hearing”), and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner has issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the

Merger Agreement. See “Merger Agreement—Conditions to the Merger” on page 47 below for a description of the conditions provided for in the Merger Agreement and the OIS Shareholder Consent. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

OIS has not solicited, and does not expect to solicit, your authorization and adoption of the Merger Agreement and does not intend to call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested.

The Merger may not be completed until the later of the date the California Commissioner has issued the California Permit following the Fairness Hearing and, under applicable securities regulations, 20 calendar days after the date this information statement is mailed to OIS shareholders.

See “Risk Factors” beginning on page 10 for a discussion on certain risks regarding the Merger.

This information statement constitutes notice to you of action by written consent of our shareholders, as required by Section 603(b) of the CGCL.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Chapter 13 of the CGCL, if the Merger is completed, subject to compliance with the requirements of Chapter 13 of the CGCL, holders of shares of OIS Common Stock who did not provide the OIS Shareholder Consent or otherwise vote in favor of or consent to the approval of the Merger will have dissenters’ rights. Such holders of shares of OIS Common Stock may, under certain conditions and upon the proper exercise of their dissenters’ rights, become entitled to be paid cash for the fair market value of their stock as of June 3, 2011, the last day before the Merger was first announced, in lieu of the consideration set forth in the Merger Agreement. In order to exercise your dissenters’ rights, you must, within thirty days after the mailing of the notice of the availability of dissenters’ rights under Chapter 13 of the CGCL to you, or August 15, 2011, submit a written demand to OIS to have OIS purchase your shares for cash in an amount you believe to be the fair market value of the shares as of June 3, 2011, the last day before the Merger was first announced, and comply with other procedures set forth in Chapter 13 of the CGCL, which are summarized in this information statement. A copy of Chapter 13 of the CGCL is attached to the accompanying information statement as Annex D.

We encourage you to read the entire information statement carefully because it sets forth the details of the Merger and the other transactions contemplated by the Merger Agreement as well as other important information.

By order of the Board of Directors,

/s/ Gil Allon
Gil Allon
Chief Executive Officer

Except for the California Fairness Hearing process described in the accompanying information statement, neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This information statement is dated July 14, 2011 and is being mailed to OIS shareholders on July 14, 2011.

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SUMMARY TERM SHEET

The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under “Where You Can Find More Information About OIS and Merge Healthcare” beginning on page 74.

Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to “OIS,” “we,” “our” and “us” refer to Ophthalmic Imaging Systems; all references to “Merge Healthcare” refer to Merge Healthcare Incorporated; all references to “Merger Sub” refer to ES Acquisition Corp.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of June 5, 2011, among Merge Healthcare, Merger Sub and OIS, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to “OIS Common Stock” refer to OIS’ common stock, no par value per share; all references to “Merge Healthcare Common Stock” refer to Merge Healthcare’s common stock, $0.01 par value per share; and all references to the “Merger Consideration” refer to the per share merger consideration of 0.1693 shares of Merge Healthcare Common Stock, without interest and subject to reduction for any required withholding taxes, contemplated to be received by the holders of OIS Common Stock pursuant to the Merger Agreement.

THE PARTIES TO THE MERGER (page 15)

Ophthalmic Imaging Systems (OIS)

OIS, a California corporation incorporated in 1986, is a leading provider of ophthalmic digital imaging and informatics systems. OIS designs, develops, manufactures and markets digital imaging systems, image management and integrated electronic medical records (“EMR”) and practice management (“PM”) solutions for the eye care market. Through its wholly owned subsidiary, Abraxas Medical Solutions, OIS provides EMR and PM software to OB/GYN, orthopedic and primary care physicians. Both OIS EMR Version 4.1.7 and Abraxas EMR Version 4.1.7 software are 2011/2012 compliant and have been certified as “Complete EMR” by the Certification Commission for Health Information Technology (CCHIT®), an Office of the National Coordinator—Authorized Testing and Certification Body. OIS markets and supports its products through an extensive network of dealers, distributors and direct representatives. OIS’ principal executive office is located at 221 Lathrop Way, Ste I, Sacramento, CA 95815, and our telephone number is (916) 646-2020. Shares of OIS Common Stock are quoted on the Over-The-Counter Bulletin Board quotation system (the “OTCBB”) under the symbol “OISI.OB.”

For more information about OIS, please visit our website at www.oisi.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about OIS’ business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference in this information statement. See “Where You Can Find More Information About OIS and Merge Healthcare” beginning on page 74.

Merge Healthcare Incorporated (Merge Healthcare)

Merge Healthcare, a Delaware corporation, is a leading provider of enterprise imaging and interoperability solutions. Merge Healthcare solutions facilitate the sharing of images to create a more effective and efficient electronic healthcare experience for patients and physicians. Merge Healthcare provides enterprise imaging solutions for radiology, cardiology and orthopaedics; a suite of products for clinical trials; software for financial and pre-surgical management, and applications that fuel the largest modality vendors in the world. Merge Healthcare’s products have been used by healthcare providers, vendors and researchers worldwide to improve patient care for more than 20 years.

Merge Healthcare was founded in 1987 and was reincorporated in Delaware on December 5, 2008. Merge Healthcare’s principal executive office is located at 200 East Randolph Street, 24th Floor, Chicago, Illinois 60601, and its telephone number is (312) 565-6868. Merge Healthcare Common Stock is listed and traded on the NASDAQ Global Select Market under the symbol “MRGE.”

For more information about Merge Healthcare, please visit Merge Healthcare’s website at www.merge.com. Merge Healthcare’s website address is provided as an inactive textual reference only. The information on Merge Healthcare’s website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about Merge Healthcare’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference in this information statement. See “Where You Can Find More Information About OIS and Merge Healthcare” beginning on page 74.

ES Acquisition Corp. (Merger Sub)

ES Acquisition Corp., a California corporation, is a wholly-owned subsidiary of Merge Healthcare. Merger Sub is newly formed, and was organized solely for the purpose of consummating the Merger. Merger Sub has not engaged in any business activities to date and has no material assets or liabilities of any kind, other than those incident to its formation and those related to the Merger. Merger Sub’s principal executive office is located at 200 East Randolph Street, 24th Floor, Chicago, Illinois 60601, and its telephone number is (312) 565-6868.

THE MERGER (page 17)

On June 5, 2011, OIS entered into the Merger Agreement with Merge Healthcare and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into OIS, with OIS continuing as the surviving corporation (the “Surviving Corporation”). As a result, OIS will become a wholly-owned subsidiary of Merge Healthcare following the Effective Time. At the Effective Time of the Merger:

•

each share of OIS Common Stock issued and outstanding immediately prior to the Effective Time, except for shares held by shareholders who are entitled to demand and who properly exercise and perfect their dissenters’ rights under Chapter 13 of the CGCL for such shares, will be cancelled and converted automatically into the right to receive the Merger Consideration;

•

each option to purchase OIS Common Stock (other than as described below) will be assumed by Merge Healthcare and converted automatically into options to acquire shares of Merge Healthcare Common Stock on substantially the same terms and conditions as were applicable under the corresponding option plan of OIS immediately prior to the Effective Time of the Merger with the exercise price and the number of shares into which such option is exercisable adjusted to reflect the Merger Consideration;

•

notwithstanding the foregoing, each such holder of options and holders of certain warrants issued by OIS may elect prior to closing of the Merger to terminate all such options or warrants and receive, to the extent vested and exercisable, cash at a per share amount equal to $1.00 less the exercise price thereof; and

•

notwithstanding the foregoing, all vested options held by officers and directors of OIS will convert into the right to receive either, at such officer’s or director’s option, (i) cash at a per option amount equal to $1.00 less the exercise price thereof, (ii) a number of shares of Merge Healthcare Common Stock, valued on the same basis as the Merger Consideration, equal to the difference between the exercise price and $1.00 or (iii) a combination of cash and a number of shares of Merge Healthcare Common Stock based on the Merger Consideration such that, valuing the shares as set forth above, the aggregate amount equals the difference between the exercise price and $1.00.

REASONS FOR THE MERGER (page 21)

After consideration of various factors as discussed under “The Merger—Reasons for the Merger” beginning on page 21, our Board of Directors unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders of OIS, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement advisable and (iv) resolved to recommend adoption of the Merger Agreement by the shareholders of OIS.

For a discussion of the material factors considered by our Board of Directors in reaching its conclusions, see “The Merger—Reasons for the Merger” beginning on page 21.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENTS (page 17)

The adoption of the Merger Agreement by OIS’ shareholders requires the affirmative vote or written consent of the OIS shareholders holding a majority of outstanding shares of OIS Common Stock. On June 5, 2011, the date that the Merger Agreement was signed, OIS shareholders holding approximately 72% of the outstanding shares of OIS Common Stock (each a “Supporting Shareholder”) entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”) pursuant to which, among other things, each Supporting Shareholder agreed to vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Merger Agreement is terminated. Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent. On July 11, 2011, in accordance with the terms of the Shareholder Support Agreement and the recent amendment to our bylaws described under “The Merger Agreement—Shareholder Action by Written Consent,” the Supporting Shareholders delivered written consents to OIS that, subject to certain conditions, adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement including the Merger (the “OIS Shareholder Consent”). As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the Commissioner of Corporations of the State of California (the “California Commissioner”) having issued a permit (the “California Permit”) under Section 25121 of the California General Corporation Law, as amended (the “CGCL”), following a fairness hearing for the issuance of OIS Common Stock to be issued in the Merger (the “Fairness Hearing”), and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner has issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the Merger Agreement. See “Merger Agreement—Conditions to the Merger” on page 47 below for a description of the conditions provided for in the Merger Agreement. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

OIS has not solicited, and does not expect to solicit, your authorization and adoption of the Merger Agreement and does not intend to call a shareholders’ meeting for purposes of voting on the adoption of the

Merger Agreement. Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested.

The Merger may not be completed until the later of the date the California Commissioner has issued the California Permit following the Fairness Hearing and, under applicable securities regulations, 20 calendar days after the date this information statement is mailed to OIS shareholders.

EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT (page 41)

The transaction must be approved by the California Commissioner after a Fairness Hearing has been held before the California Commissioner pursuant to the authority granted by Section 25142 of the CGCL in order for the shares to be issued by Merge Healthcare as the Merger Consideration to be exempt from registration under federal securities laws. The purpose of the Fairness Hearing will be to approve the fairness of the terms and conditions of the Merger Agreement and authorize the issuance of shares of Merge Healthcare Common Stock to OIS shareholders. If the California Permit is issued after the Fairness Hearing, the shares of Merge Healthcare Common Stock to be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. We have filed applications seeking such approval. We will notify the shareholders when the Fairness Hearing has been scheduled by the California Commissioner. We expect to obtain such approval, although we cannot be certain if or when we will obtain it. See “The Merger Agreement—Exemption from Registration; California Permit” on page 41.

OPINION OF OIS’ FINANCIAL ADVISOR (page 25 and Annex C)

HGP Securities, LLC, OIS’ financial advisor (“HGP”), delivered to our Board of Directors its oral opinion on June 5, 2011, which was subsequently confirmed by delivery of its final written opinion dated June 5, 2011, to the effect that, as of that date and based upon and subject to the assumptions, conditions, limitations and qualifications described in HGP’s opinion, the consideration to be received pursuant to the Merger by OIS’ shareholders was fair, from a financial point of view, to such holders. The full text of the written opinion of HGP, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this information statement. HGP provided its opinion to our Board of Directors for the information and assistance of our Board of Directors in connection with and for purposes of our Board of Director’s evaluation of the Merger Consideration from a financial point of view. HGP’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to any action in connection with the Merger or any other matter. HGP did not address the underlying decision by OIS to engage in the Merger and did not express any opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other type of securities (other than holders of OIS Common Stock), creditors or other constituencies of OIS, including any of OIS’ officers, directors or employees.

CONDITIONS TO THE MERGER (page 47)

The obligations of the parties to the Merger Agreement are subject to a number of conditions as described under “The Merger Agreement—Conditions to the Merger” beginning on page 47.

TERMINATION OF THE MERGER AGREEMENT (page 48)

The Merger Agreement may be terminated at any time upon the mutual written consent of OIS and Merge Healthcare. Other circumstances under which OIS or Merge Healthcare may terminate the Merger Agreement are described under “The Merger Agreement—Termination” beginning on page 48.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OIS’ SHAREHOLDERS (page 32)

The Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger qualifies as a reorganization, a holder of OIS Common Stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of OIS Common Stock for shares of Merge Healthcare Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to OIS’ Shareholders” on page 32 of this information statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (page 34)

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include the following:

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all vested options convert into the right to receive either, at each officer’s or director’s option, (i) cash at a per option amount equal to $1.00 less the exercise price thereof, (ii) a number of shares of Merge Healthcare Common Stock, valued on the same basis as the Merger Consideration, equal to the difference between the exercise price and $1.00 or (iii) a combination of cash and a number of shares of Merge Healthcare Common Stock based on the Merger Consideration such that, valuing the shares as set forth above, the aggregate amount equals the difference between the exercise price and $1.00;

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a loan in the aggregate principal amount of $760,000 (and $45,600 in interest) will be repaid to U.M. AccelMed, Limited Partnership, a holder of 44% of the outstanding shares of OIS Common Stock, and for whom Dr. Uri Geiger, an OIS director, serves as general partner;

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a loan in the aggregate principal amount of $240,000 (and $14,400 in interest) will be repaid to Intergamma Investment Ltd, an entity for whom Yigal Berman, an OIS director, serves as Vice President of Finance and Secretary;

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HGP, OIS’ financial advisor, will receive a fee of $200,000 and will be reimbursed for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services with respect to the Merger; Mr. Jonathan Phillips, Managing Director of HGP, served as a director of OIS until May 12, 2011;

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continued directors’ and officers’ liability insurance coverage for six years following the Effective Time and indemnification coverage for OIS’ current officers and directors as provided under OIS’ articles of incorporation and bylaws and any existing indemnification agreements; and

•	potential payments to OIS’ named executive officers in connection with certain terminations of employment, if any, pursuant to existing employment arrangements.

Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of OIS’ shareholders generally, among other matters, in making their respective determinations regarding the Merger Agreement.

PROCEDURES FOR RECEIVING MERGER CONSIDERATION (page 40)

As soon as reasonably practicable after the Effective Time, the exchange agent will mail a letter of transmittal and instructions to all OIS shareholders of record as of the Effective Time. The letter of transmittal and instructions will tell you how to surrender your stock certificates or uncertificated shares in exchange for the Merger Consideration. You should not forward your share certificates to the exchange agent without a letter of transmittal.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration.

MARKET PRICE OF OIS AND MERGE HEALTHCARE COMMON STOCK AND DIVIDEND INFORMATION (pages 62 and 63)

OIS Common Stock is quoted on the OTCBB under the symbol “OISI.OB.” The closing sale price of OIS Common Stock on June 3, 2011, which was the last trading day before the execution of the Merger Agreement, was $0.85 per share.

Merge Healthcare Common Stock is listed and traded on the NASDAQ Global Select Market under the symbol “MRGE.” The closing sale price of Merge Healthcare Common Stock on June 3, 2011, which was the last trading day before the execution of the Merger Agreement, was $5.66 per share. The volume weighted average price per share of Merge Healthcare Common Stock for the five trading days prior to the date of the Merger Agreement, was $5.91 per share. The number of shares of Merge Healthcare Common Stock to be issued as Merger Consideration has been determined.

DISSENTERS’ RIGHTS (page 52)

Under Chapter 13 of the CGCL, if the Merger is completed, subject to compliance with the requirements of Chapter 13 of the CGCL, holders of shares of OIS Common Stock who did not provide the OIS Shareholder Consent or otherwise vote in favor of or consent to the approval of the Merger may, under certain conditions and upon the proper exercise of their dissenters’ rights, become entitled to be paid cash for the fair market value of their stock as of June 3, 2011, the last day before the Merger was first announced, in lieu of the consideration set forth in the Merger Agreement. In order to exercise your dissenters’ rights, you must, within thirty days after the mailing of the notice of the availability of dissenters’ rights under Chapter 13 of the CGCL to you, or August 15, 2011, submit a written demand to OIS to have OIS purchase your shares for cash in an amount you believe to be the fair market value of the shares as of June 3, 2011, the last day before the Merger was first announced, and comply with other procedures set forth in Chapter 13 of the CGCL, which are summarized in this information statement. For more information regarding dissenters’ rights, see “Dissenters’ Rights” beginning on page 52. A copy of Chapter 13 of the CGCL is also included as Annex D to this information statement. Failure to follow the procedures set forth in Chapter 13 of the CGCL will result in the loss of dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.	The proposed transaction is the acquisition of OIS by Merge Healthcare pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into OIS, with OIS being the Surviving Corporation and becoming a wholly-owned subsidiary of Merge Healthcare.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF OIS COMMON STOCK?

A.	If the Merger is completed you will be entitled to receive, for each share of OIS Common Stock issued and outstanding immediately prior to the Effective Time, 0.1693 shares of Merge Healthcare’s Common Stock, without interest and less any required withholding taxes, unless you properly exercise and perfect your dissenters’ rights prescribed in Chapter 13 of the CGCL for your shares of OIS Common Stock. We refer to this amount as the per share “Merger Consideration.” Merge Healthcare will pay cash (without interest) in the amount of any fraction multiplied by $1.00, rounded to the nearest cent, to each holder of OIS Common Stock who otherwise would be entitled to receive fractional shares of Merge Healthcare Common Stock. For example, if you own 1,000 shares of OIS Common Stock, you would be entitled to 169 shares of Merge Healthcare Common Stock and $0.30 in cash, in exchange for your shares of OIS Common Stock, subject to reduction for any required withholding tax.

After the consummation of the Merger, Merge Healthcare will have a letter of transmittal sent to you. The per share Merger Consideration will be delivered to you once you submit the letter of transmittal together with your properly endorsed stock certificates, if applicable, and any other required documentation. See “The Merger Agreement—Procedures for Receiving Merger Consideration” on page 40 of this information statement.

Q	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY OPTIONS AND WARRANTS TO PURCHASE SHARES OF OIS COMMON STOCK?

A.	If the Merger is completed, each option to purchase OIS Common Stock you hold (other than as described below) will be assumed by Merge Healthcare and converted automatically into an option to acquire shares of Merge Healthcare Common Stock on substantially the same terms and conditions as were applicable under the corresponding option plan of OIS immediately prior to the Effective Time with the exercise price and the number of shares into which such option is exercisable adjusted to reflect the Merger Consideration. Holders of such options and holders of certain warrants issued by OIS may elect prior to closing of the Merger to terminate such options or warrants and receive, to the extent vested and exercisable, a per share amount equal to $1.00 less the exercise price thereof.

Q.	WILL THE PER SHARE MERGER CONSIDERATION THAT I RECEIVE IN THE MERGER INCREASE IF OIS’ RESULTS OF OPERATIONS IMPROVE OR IF THE PRICE OF OIS’ COMMON STOCK INCREASES ABOVE THE CURRENT PER SHARE MERGER CONSIDERATION?

A.	No. The per share Merger Consideration is fixed.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.	Under applicable securities regulations, the Merger cannot be completed until 20 days after we mail this information statement to OIS’ shareholders. In addition, as described elsewhere in this information statement, the closing of the Merger is conditioned upon the issuance of the California Permit by the California Commissioner after the Fairness Hearing. We expect the Merger to occur on or about August 4, 2011, or as promptly as practicable thereafter.

Q.	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A.	If the Merger is not completed for any reason, OIS shareholders will not receive any payment for their OIS shares in connection with the Merger. Instead, OIS will remain a publicly traded company and the OIS Common Stock will continue to be quoted on the OTCBB.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.	Provisions of the CGCL, applicable federal securities regulations and requirements for the Fairness Hearing require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to complete the Merger.

Q.	WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A.	The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of OIS Common Stock voting. The Supporting Shareholders who collectively hold approximately 72% of the outstanding shares of OIS Common Stock have agreed, pursuant to the Shareholder Support Agreement to, among other things, vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Merger Agreement is terminated. On July 11, 2011, in accordance with the Shareholder Support Agreement and the recent amendment to our bylaws described under “The Merger Agreement—Shareholder Action by Written Consent,” the Supporting Shareholders delivered to OIS written consents that, subject to certain conditions, adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement including the Merger (the “OIS Shareholder Consent”). As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the California Commissioner having issued the California Permit following the Fairness Hearing, and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner has issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the Merger Agreement. Therefore, your vote is not required and is not being sought, and we are not asking you for a proxy, or requesting you to send us a proxy. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

Q.	WHAT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS REGARDING THE MERGER AGREEMENT?

A.	Our Board of Directors voted unanimously to approve and recommend the adoption of the Merger Agreement on June 2, 2011 and determined that the Merger and the Merger Agreement were advisable, fair to, and in the best interests of, the OIS shareholders. To review our Board of Director’s determinations, see “The Merger—Reasons for the Merger” beginning on page 21 of this information statement.

Q.	AM I ENTITLED TO DISSENTERS’ RIGHTS?

A.	Yes, all OIS shareholders other than those who provided the OIS Shareholder Consent or who otherwise voted in favor of or consented to the approval of the Merger are entitled to dissenters’ rights in accordance with the procedures specified in the CGCL in connection with the Merger. See “Dissenters’ Rights” on page 52 of this information statement.

Q.	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A.	No. After the Merger is completed, you will receive a letter of transmittal with detailed instructions for exchanging your OIS stock certificates for the per share Merger Consideration. If your OIS shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Please do not send your certificates in now.

Q.	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A.	The Merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger qualifies as a reorganization, a holder of OIS Common Stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of OIS Common Stock for shares of Merge Healthcare Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to OIS’ Shareholders” on page 32 of this information statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

Q.	WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A.	Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent. If you transfer your shares of OIS Common Stock after the record date and prior to the completion of the Merger, you will have transferred the right to receive the Merger Consideration to be received by OIS’ shareholders in the Merger. In order to receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT OIS AND MERGE HEALTHCARE?

A.	OIS and Merge Healthcare file periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information about OIS and Merge Healthcare that OIS and Merge Healthcare file electronically with the SEC. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information About OIS and Merge Healthcare” on page 74 of this information statement.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.	If you have questions about the Merger after reading this information statement, please contact OIS in writing at our principal executive offices at 221 Lathrop Way, Suite I, Sacramento, California 95815, Chief Financial Officer, or by calling (916) 646-2020.

RISK FACTORS

Before deciding whether to exercise your dissenters’ rights prescribed in Chapter 13 of the CGCL with respect to the Merger, you should carefully consider the “Risks Factors” set forth below, as well as the other information included and incorporated by reference into this information statement (including under the caption “Cautionary Note Regarding Forward-Looking Statements”) and the risk factors incorporated by reference into this information statement from (i) Part I, Item 1A, “Risk Factors” of OIS’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2010, and (ii) Part I, Item 1A, “Risk Factors” of Merge Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2010. The risks described below and incorporated by reference are not the only risks that OIS and Merge Healthcare face. Additional risks and uncertainties not currently known to OIS or Merge Healthcare or that OIS and Merge Healthcare currently deem to be immaterial may also materially and adversely affect OIS’ and Merge Healthcare’s business, financial condition, results of operations or cash flows.

The Merger involves a high degree of risk. Because the Merger Consideration consists of Merge Healthcare Common Stock, OIS shareholders will become Merge Healthcare stockholders after the Merger. An investment in the combined companies will include different risks than an investment in either of the constituent companies.

Merge Healthcare may be unable to Integrate Operations Successfully or to Achieve Expected Cost Savings.

The earnings, financial condition and prospects of Merge Healthcare after the Merger will depend in part on Merge Healthcare’s ability to integrate the operations and management of OIS and to continue to implement its own business plan. Neither OIS nor Merge Healthcare can assure you that Merge Healthcare will be able to do so. Among the issues that Merge Healthcare could face are:

•	unexpected problems with operations, personnel, technology or credit;

•	loss of customers and employees of OIS;

•	difficulty in working with OIS’ employees and customers;

•	the assimilation of OIS’ operations, sites and personnel;

•	new offices acquired in the Merger may not generate enough revenue to offset acquisition costs; and

•	instituting and maintaining uniform standards, controls, procedures and policies.

Even if the integration of OIS is successful, it may not result in the realization of the full benefits of the synergies and growth opportunities that Merge Healthcare currently expects or these benefits may not be achieved within the anticipated time frame. Any failure to timely realize these anticipated benefits could have a material adverse effect on the revenues, expenses and operating results of Merge Healthcare.

Further, although the Boards of Directors of both parties anticipate cost savings as a result of the Merger, Merge Healthcare may not be fully able to realize those savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

The Exchange Ratio in the Merger was Based on Negotiations between Merge Healthcare and OIS and may not Reflect the Actual Value of OIS Common Stock.

The Merger Consideration for each share of OIS Common Stock outstanding was based on negotiations between the parties. Because OIS’ stock is not actively traded, trading prices that may have affected negotiations may not reflect the actual value of OIS’ stock. Notwithstanding the foregoing and in part because of this uncertainty, OIS engaged a financial advisor to assist our Board of Directors in determining whether the Merger Consideration is fair. As described in other parts of this document, OIS’ financial advisor has opined that the Merger Consideration is fair to the shareholders of OIS from a financial point of view. See “The Merger—

Opinion of OIS’ Financial Advisor” below for a description of the opinion from HGP regarding the fairness, from a financial point of view, of the Merger Consideration being offered to holders of OIS Common Stock pursuant to the Merger Agreement.

There will be Restrictions on the Sale of Shares of Merge Healthcare Common Stock to be Issued as Merger Consideration to Affiliates of Merge Healthcare.

The shares of Merge Healthcare Common Stock to be issued to OIS shareholders in the Merger will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), but rather we anticipate will be issued pursuant to an exemption from such registration after the California Commissioner issues the California Permit after the Fairness Hearing. As a result, we expect the shares of Merge Healthcare Common Stock issued in the Merger will be transferable free of restrictions except for shares received by persons, including directors and executive officers of OIS who may be deemed to be “affiliates” of Merge Healthcare as defined in the rules under the Securities Act. Further, since the shares of Merge Healthcare Common Stock will not be registered under the Securities Act, OIS shareholders will not have the potential remedial benefits of Section 11 of that Act which imposes liability on issuers of registered shares and other persons for material misrepresentations and omissions to state material facts.

Because the Market Price of Merge Healthcare Common Stock may Fluctuate, you Cannot be Certain of the Value of the Merger Consideration you will Receive.

The number of shares of Merge Healthcare Common Stock to be issued to OIS shareholders in the Merger is based on a fixed exchange ratio as set forth in the Merger Agreement. If the market price of Merge Healthcare Common Stock decreases between the signing of the Merger Agreement and the Effective Time, the value of your Merger Consideration will similarly decrease. Stock price changes, whether before or after the Merger, may result from a variety of factors including general market and economic conditions, changes in Merge Healthcare’s businesses, operations and prospects and regulatory considerations.

Because of the Closing Conditions in the Merger Agreement and the Ability of Either OIS or Merge Healthcare to Terminate the Merger Agreement in Specific Instances, there can be no Assurance when or if the Merger will be Completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions. There can be no assurance that the parties will be able to meet the closing conditions in the Merger Agreement or that closing conditions that are beyond their control will be satisfied or waived. If OIS and Merge Healthcare are unable to meet all the conditions or such conditions are otherwise not satisfied, the parties will not be required to complete the Merger. See “The Merger—Termination.”

The Merger Agreement Limits OIS’ Ability to Pursue Other Transactions and Provides for the Payment of a Termination Fee if it Does So.

While the Merger Agreement is in effect, subject to very narrow exceptions, OIS and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits OIS’ ability to seek offers that may be superior from a financial point of view from other possible acquirers. If OIS receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Merge Healthcare and the Merger Agreement is terminated, OIS may be required to pay a termination fee to Merge Healthcare. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Unanticipated Costs Relating to the Merger could Reduce Merge Healthcare’s Future Earnings Per Share.

Merge Healthcare believes that it has reasonably estimated the likely costs of integrating the operations of OIS into Merge Healthcare, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Merge Healthcare after the Merger. If the Merger is completed and unexpected costs are incurred, the Merger could have a dilutive effect on Merge Healthcare’s earnings per share, meaning earnings per share could be less than if the Merger had not been completed.

Merge Healthcare may Engage in Further Expansion through Acquisitions, which could Adversely Affect Net Income.

Merge Healthcare may engage in further expansion. There are risks associated with expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the quality of a particular company being acquired, encountering greater than anticipated costs of incorporating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. To the extent Merge Healthcare issues capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.

Merge Healthcare may Issue Additional Capital Stock in the Future.

In order to fund internal operations and future acquisitions, Merge Healthcare may offer shares of its common stock to the public. Any such offerings would have a dilutive effect on earnings per share and share ownership. In addition, there is no assurance that Merge Healthcare would be able to effectively utilize any additional capital in the manner that it has done so in the past.

Various Anti-Takeover Protections in Merge Healthcare’s Charter and under Delaware Law could Impede a Takeover of Merge Healthcare.

Merge Healthcare has an authorized class of 1,000,000 shares of preferred stock all of which shares are undesignated except for 50,000 shares of Series A Non-Voting Preferred Stock (41,750 and 0 shares of which were issued and outstanding as of the date of the Merger Agreement and the date this information statement is mailed to OIS shareholders, respectively). Shares of Merge Healthcare’s authorized but unissued preferred stock may be issued by its Board of Directors without stockholder approval, on such terms and with such rights, preferences and designation as its Board of Directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of Merge Healthcare. In addition, Merge Healthcare is subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit Merge Healthcare from engaging in any “business combination” with a person who, together with affiliates and associates, owns 15% or more of Merge Healthcare’s common stock for a period of three years following the date that the person came to own 15% or more of Merge Healthcare’s common stock, unless the business combination is approved in a prescribed manner.

These provisions of Merge Healthcare’s certificate of incorporation, and of Delaware law, may have the effect of delaying, deterring or preventing a change in control, may discourage bids for Merge Healthcare Common Stock at a premium over market price and may adversely affect the market price and the voting and other rights of the holders of Merge Healthcare Common Stock. In addition, these provisions make it more difficult to replace or remove Merge Healthcare’s current management team in the event Merge Healthcare’s stockholders believe this would be their best interest.

Merge Healthcare’s Acquisitions could Trigger Certain Provisions Contained in Agreements between Third Parties and Acquired Companies that could Permit such Parties to Terminate such Agreements.

The companies that Merge Healthcare acquires may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the acquisition would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, Merge Healthcare may have to seek to replace that agreement with a new agreement or make additional payments under such agreements and may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to the acquired business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase Merge Healthcare’s costs of operating the acquired business or prevent Merge Healthcare from operating the acquired business.

The Market Price of Merge Healthcare Common Stock may Decline as a Result of Acquisitions.

The market price of Merge Healthcare Common Stock may decline after acquisitions are completed. Some of the issues that Merge Healthcare could face are:

•	the integration of an acquired business is unsuccessful or takes longer or is more disruptive than anticipated;

•	Merge Healthcare does not achieve the expected synergies or other benefits of the acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of the acquisition on Merge Healthcare’s financial results does not meet the expectations of Merge Healthcare, financial analysts or investors; or

•	after the acquisition, the business does not perform as anticipated.

Shares of Merge Healthcare Common Stock Eligible for Public Sale may Have a Negative Impact on the Market Price of Merge Healthcare Common Stock and Dilute your Ownership Percentage and Voting Power.

Sales of a substantial number of shares of Merge Healthcare Common Stock in the public market, or the perception that these sales may occur, could cause the market price of Merge Healthcare Common Stock to decline. In addition, the sale of these shares could impair Merge Healthcare’s ability to raise capital, should Merge Healthcare wish to do so, through the sale of additional common or preferred stock. As of May 2, 2011, Merge Healthcare had 84,272,059 shares of common stock outstanding. In addition, as of March 31, 2011, Merge Healthcare had outstanding options to purchase 9,073,768 shares of common stock. Future sales of shares of Merge Healthcare Common Stock by existing holders or by holders of outstanding options, upon the exercise thereof, could have a negative impact on the market price of Merge Healthcare Common Stock. As additional shares of Merge Healthcare Common Stock become available for sale in the public market, due to the exercise of options or the issuance of shares as a result of acquisitions, the market supply of shares of Merge Healthcare Common Stock will increase, which could also decrease the market price.

Because Merge Healthcare does not Intend to Pay Cash Dividends, Stockholders will Benefit from an Investment in Merge Healthcare Common Stock Only if it Appreciates in Value.

Merge Healthcare currently intends to retain future earnings, if any, and does not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in Merge Healthcare Common Stock will depend upon any future appreciation in its value. There is no guarantee that Merge Healthcare Common Stock will appreciate in value or even maintain the price at which stockholders have purchased and will purchase shares.

The Trading Price of Merge Healthcare Common Stock has been Volatile and may Fluctuate Substantially in the Future.

The price of Merge Healthcare Common Stock has been, and may continue to be, volatile. The trading price of Merge Healthcare Common Stock may continue to fluctuate widely as a result of a number of factors, some of which are not in Merge Healthcare’s control, including:

•	Merge Healthcare’s ability to meet or exceed the expectations of analysts or investors;

•	changes in Merge Healthcare’s forecasts or earnings estimates by analysts;

•	quarter-to-quarter variations in Merge Healthcare’s operating results;

•	announcements regarding clinical activities or new products by Merge Healthcare or its competitors;

•	general conditions in the healthcare IT industry;

•	governmental regulatory action and healthcare reform measures, including changes in reimbursement rates for imaging procedures;

•	rumors about Merge Healthcare’s performance or software solutions;

•	announcements regarding acquisitions;

•	uncertainty regarding Merge Healthcare’s ability to service existing debt;

•	price and volume fluctuations in the overall stock market, which have particularly affected the market prices of many software, healthcare and technology companies; and

•	general economic conditions.

In addition, the market for Merge Healthcare Common Stock may experience price and volume fluctuations unrelated or disproportionate to Merge Healthcare’s operating performance. These fluctuations could have a significant impact on Merge Healthcare’s business due to diminished incentives for management and diminished currency for acquisitions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections or earnings, revenue or other financial items; any statements of plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. These statements are based on information currently available to OIS and Merge Healthcare and are subject to a number of risks and uncertainties. Such statements may also include, but are not limited to, statements about the benefits of Merge Healthcare’s proposed acquisition of OIS, expected future earnings, revenues, cost savings, operations, business trends and other such statements that are not historical facts, and which are or may be based on Merge Healthcare’s or OIS’ plans, estimates and projections. Such factors include, but are not limited to, the parties’ inability to obtain the California Permit from the California Commissioner following the Fairness Hearing, which may delay the acquisition, require other procedural actions or result in the imposition of conditions that could have a material adverse effect on the parties or the transaction, Merge Healthcare’s integration activities, increased competition, Merge Healthcare’s ability to integrate its software products with those of OIS, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, Merge Healthcare’s indebtedness and ability to pay its indebtedness, tax law changes, failure to obtain or delay in obtaining necessary regulatory approvals or to satisfy any of the other conditions of the transaction, adverse effects on the market price of OIS Common Stock or Merge Healthcare Common Stock and on OIS’ or Merge Healthcare’s operating results because of a failure to complete the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined company following the completion of the proposed acquisition.

Although we believe that the expectations reflected in any of the forward-looking statements are reasonable, forward-looking statements involve risks and uncertainties, many of which are beyond the control of OIS and Merge Healthcare, which could cause OIS’ or Merge Healthcare’s actual results to differ materially from those indicated in any such forward-looking statements. Our and Merge Healthcare’s future financial conditions and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

In addition, the statements in this information statement are made as of the date hereof. Subsequent events or developments may cause our views to change. Except for our ongoing obligation to disclose material information as required by the federal securities laws, neither we nor Merge Healthcare undertake any obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our or Merge Healthcare’s views as of any date subsequent to the date hereof. For additional information please refer to “Where to Obtain More Information.”

THE PARTIES TO THE MERGER

Ophthalmic Imaging Systems

OIS, a California corporation incorporated in 1986, is a leading provider of ophthalmic digital imaging and informatics systems. OIS designs, develops, manufactures and markets digital imaging systems, image management and integrated electronic medical records (“EMR”) and practice management (“PM”) solutions for the eye care market. Through its wholly owned subsidiary, Abraxas Medical Solutions, OIS provides EMR and PM software to OB/GYN, orthopedic and primary care physicians. Both OIS EMR Version 4.1.7 and Abraxas EMR Version 4.1.7 software are 2011/2012 compliant and have been certified as “Complete HER” by the Certification Commission for Health Information Technology (CCHIT®), an Office of the National Coordinator—Authorized Testing and Certification Body. OIS markets and supports its products through an extensive network of dealers, distributors and direct representatives. OIS’ principal executive office is located at 221 Lathrop Way, Ste I, Sacramento, CA 95815, and our telephone number is (916) 646-2020. Shares of OIS Common Stock are quoted on the OTCBB under the symbol “OISI.OB.”

For more information about OIS, please visit our website at www.oisi.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about OIS’ business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference in this information statement. See “Where You Can Find More Information About OIS and Merge Healthcare” beginning on page 74.

Merge Healthcare Incorporated

Merge Healthcare, a Delaware corporation, is a leading provider of enterprise imaging and interoperability solutions. Merge Healthcare solutions facilitate the sharing of images to create a more effective and efficient electronic healthcare experience for patients and physicians. Merge Healthcare provides enterprise imaging solutions for radiology, cardiology and orthopaedics; a suite of products for clinical trials; software for financial and pre-surgical management, and applications that fuel the largest modality vendors in the world. Merge Healthcare’s products have been used by healthcare providers, vendors and researchers worldwide to improve patient care for more than 20 years.

Merge Healthcare was founded in 1987 and was reincorporated in Delaware on December 5, 2008. Merge Healthcare’s principal executive office is located at 200 East Randolph Street, 24th Floor, Chicago, Illinois 60601, and its telephone number is (312) 565-6868. Merge Healthcare Common Stock is listed and traded on the NASDAQ Global Select Market under the symbol “MRGE.”

For more information about Merge Healthcare, please visit Merge Healthcare’s website their www.merge.com. Merge Healthcare’s website address is provided as an inactive textual reference only. The information on Merge Healthcare’s website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about Merge Healthcare’s business and financial results are contained in its Annual report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, which are incorporated by reference in this information statement. See “Where You Can Find More Information About OIS and Merge Healthcare” beginning on page 74.

Merger Sub

Merger Sub is a California corporation formed for the sole purpose of completing the Merger with OIS. Merger Sub is a wholly-owned subsidiary of Merge Healthcare. Merger Sub has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into OIS, and Merger Sub will cease to exist, and OIS will continue as the Surviving Corporation, under the name “Ophthalmic Imaging Systems.” Merger Sub’s principal executive office is located at 200 East Randolph Street, 24th Floor, Chicago, Illinois, 60601-6436, and Merger Sub’s telephone number is (312) 565-6868.

THE MERGER

The following is a description of the material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that may be important to you. The discussion of the Merger in this information statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A and incorporated by reference into this document. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

OVERVIEW

Pursuant to the Merger, at the Effective Time, Merger Sub will be merged with and into OIS, with OIS continuing on as the Surviving Corporation and a wholly-owned subsidiary of Merge Healthcare.

THE MERGER CONSIDERATION

At the Effective Time, each share of OIS Common Stock will be cancelled and converted automatically into the right to receive the Merger Consideration, except for shares held by shareholders who are entitled to demand and who properly exercise and perfect their dissenters’ rights under Chapter 13 of the CGCL for such shares.

REQUIRED APPROVAL OF THE MERGER; WRITTEN CONSENTS

The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of June 5, 2011 (the “Merger Agreement”), among OIS, Merge Healthcare and Merger Sub. Under Section 603(b) of the CGCL, the approval of OIS’ Board of Directors and the affirmative vote of the holders of a majority of the outstanding OIS Common Stock entitled to vote are required to approve and adopt the Merger Agreement. OIS’ Board of Directors unanimously approved the Merger Agreement and the Merger at a meeting of our Board of Directors duly convened and held on June 2, 2011.

The adoption of the Merger Agreement by OIS’ shareholders requires the affirmative vote or written consent of OIS shareholders holding a majority of outstanding shares of OIS Common Stock. On June 5, 2011, the date that the Merger Agreement was signed, Supporting Shareholders who hold approximately 72% of the outstanding shares of OIS Common Stock entered into the Shareholder Support Agreement pursuant to which, each Supporting Shareholder agreed, among other things, to vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Merger Agreement is terminated. Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent. On July 11, 2011, in accordance with the terms of the Shareholder Support Agreement and the recent amendment to our bylaws described under “The Merger Agreement—Shareholder Action by Written Consent,” the Supporting Shareholders delivered the OIS Shareholder Consent. As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the California Commissioner has issued the California Permit following the Fairness Hearing, and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner having issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the Merger Agreement. See “Merger Agreement—Conditions to the Merger” below for a description of the conditions provided for in the Merger Agreement and the OIS Shareholder Consent. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

OIS has not solicited, and does not expect to solicit, your authorization and adoption of the Merger Agreement and does not intend to call a shareholders’ meeting for purposes of voting on the adoption of the Merger Agreement. Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested.

The Merger may not be completed until the California Commissioner has issued the California Permit following the Fairness Hearing and, under applicable securities regulations, 20 calendar days after the date this information statement is mailed to OIS shareholders, whichever is later. Merge Healthcare, Merger Sub and OIS are obligated to complete the Merger under the terms of the Merger Agreement subject to the conditions set forth therein, all of which we expect to be satisfied at the end of such 20 day period. Therefore, we expect the Merger to close on or about August 4, 2011; however, there is no assurance that the Merger will close at that time, or at all.

RECORD DATE

OIS’ Board of Directors set June 15, 2011 as the record date for determining OIS’ shareholders entitled to consent to the adoption of the Merger Agreement. This record date is the date used for determining the shareholders entitled to receive notice of such action and for determining the number of shares of OIS Common Stock issued and outstanding and therefore necessary to adopt the Merger Agreement. OIS’ Board of Directors also set June 15, 2011 as the record date for determining shareholders entitled to receive notice of the availability of dissenters’ rights. On June 15, 2011, there were issued and outstanding and entitled to vote 30,304,151 shares of OIS Common Stock. Each share of OIS Common Stock issued and outstanding is entitled to one vote.

BACKGROUND OF THE MERGER

OIS’ management periodically meets with members of the Executive Committee of our Board of Directors (the “Executive Committee”) and our full Board of Directors to discuss and review possible strategic transactions for OIS in light of its financial performance and the markets in which OIS operates.

In September 2010, Justin Dearborn, the President, then CEO of Merge Healthcare contacted Jonathan R. Phillips, at that time a Director of OIS, to better understand if there was interest from OIS in discussing a potential acquisition or merger. Mr. Dearborn and Mr. Phillips revisited this topic periodically from September 2010 through the more formal discussions that began to occur in February 2011 as set forth below.

In January 2011, OIS’ management, in consultation with the Executive Committee, began to explore potential strategic and financial alternatives for OIS, including potential acquisitions or a merger of OIS with another party.

In January 2011, Dr. Uri Geiger, a director of OIS and the managing director of U.M. AccelMed, Limited Partnership, a holder of approximately 44% of OIS Common Stock, met with representatives of Target A during an investment conference in San Francisco and discussed the potential for a business combination transaction between OIS and Target A.

In late February 2011, Dr. Barak Azmon, a Director of OIS, met with representatives of Target B to discuss a potential acquisition of Target B by OIS. Subsequent to the meeting, OIS and Target B executed a mutual confidentiality and non-disclosure agreement.

On February 22, 2011, Dr. Geiger met with the Chairman of Target A to further discuss the potential business combination.

On February, 22, 2011, Jeffrey Bennett, a Managing Director of Merrick Ventures, LLC, an affiliate of a significant shareholder of Merge Healthcare, left a voice mail for Mr. Phillips and inquired as to whether OIS would entertain discussions with Merge Healthcare regarding a potential business combination.

On March 2, 2011, Dr. Geiger continued the discussions telephonically with representatives of Target A, discussing the parameters and potential structure for a potential transaction and determined that the appropriate next step would be an in person meeting later in March.

On March 9, 2011, Mr. Bennett telephoned Mr. Phillips, at that time a Director of OIS, and inquired as to whether OIS would entertain discussions with Merge Healthcare regarding a potential business combination. On March 10, 2011, Mr. Phillips relayed the conversation to Dr. Geiger who, in turn, relayed the conversation to the Executive Committee of OIS.

On March 14, 2011, the Executive Committee met and, given that OIS was in the process of investigating a number of potential strategic and financial alternatives, directed Mr. Uri Geiger to work with Mr. Phillips to evaluate the potential interest of Merge Healthcare in pursuing a business combination.

On March 17, 2011, Mr. Phillips and Dr. Geiger updated the full Board of Directors of OIS during a regularly scheduled Board meeting regarding the potential interest of Merge Healthcare in pursuing a business combination in conjunction with other conversations regarding potential strategic and financial alternatives for OIS.

On March 23, 2011, Dr. Geiger met at the office of Merge Healthcare in Chicago, Illinois, with Justin Dearborn and Mr. Bennett to discuss the potential business combination. During the meeting, the representatives of Merge Healthcare discussed Merge Healthcare’s history of acquisitions, its interest in OIS’ business, including its products, market presence and growth opportunities, and their belief that OIS could be an attractive strategic acquisition for Merge Healthcare. During the meeting, Dr. Geiger and the representatives of Merge Healthcare agreed that an appropriate next step would be to execute a confidentiality and non-disclosure agreement in order to provide for initial due diligence discussions regarding the business, financial condition and financial prospects of OIS.

On April 4, 2011, OIS and Merge Healthcare executed a mutual confidentiality and non-disclosure agreement.

On April 5, 2011 representatives of Target A notified Dr. Geiger that Target A would not pursue a transaction with OIS.

On April 6, 2011, OIS and Merge Healthcare convened a conference call with Ariel Shenhar, Chief Financial Officer of OIS, Mr. Bennett and Mr. Phillips. Mr. Shenhar presented an overview of OIS including a discussion of OIS’ products, market presence, financial results and financial projections.

On April 12, 2011, Dr. Geiger and Mr. Phillips met with Michael Ferro, Chairman of Merge Healthcare, Mr. Dearborn and Mr. Bennett at the offices of Merge Healthcare in Chicago, Illinois, to discuss the potential terms of a business combination.

On April 13, 2011, Dr. Geiger, Dr. Azmon and Gil Allon, the President and Chief Executive Officer of OIS, met with representatives of Target B at Target B’s offices to discuss the potential acquisition of Target B by OIS.

On April 21, 2011, Mr. Bennett orally indicated to Mr. Phillips that Merge Healthcare would be interested in pursuing a business combination with OIS at a value of $1.00 per OIS share in the form of Merge Healthcare Common Stock.

On April 29, 2011, the senior management team of OIS met with senior management of Merge Healthcare at the offices of Merge Healthcare in Chicago to begin due diligence on the business and operations of OIS. During the meeting, OIS presented information regarding OIS’ domestic and international operations, product offerings, sales and marketing strategy, organization and product development initiatives. In addition, OIS discussed the financial results for the first quarter of 2011 which showed a 16% decline in revenue from the prior year’s first quarter results.

During the two weeks following the April 29 meeting, OIS and Merge Healthcare explored a number of structuring alternatives by which the transaction could be effected that might result in increased shareholder value for OIS by selling Merge Healthcare the assets in which Merge Healthcare was most interested. Our Board of Directors discussed the potential alternative structures and concluded that the tax liabilities associated with the alternative transaction structures would more than outweigh the potential incremental shareholder value.

On May 10, 2011, Merge Healthcare provided OIS with a preliminary, non-binding letter of intent related to the potential transaction. The parties began to negotiate the terms of the non-binding letter of intent.

On May 11, 2011, during a regularly scheduled Board meeting, OIS’ Board of Directors discussed the non-binding letter of intent, the prospects for OIS, particularly the near term need for additional financing based on OIS’ cash burn during the first quarter, the potential alternative transactions and other factors related to the non-binding letter of intent. Our Board of Directors also discussed various alternatives for structuring the potential transaction, none of which was likely to provide for increased shareholder value as compared to the proposal from Merge Healthcare. In addition, our Board of Directors discussed the potential acquisition of Target B and determined that the business risk and dilution associated with the potential acquisition would not be reasonably likely to result in increased value for shareholders as compared to the proposal from Merge Healthcare. Our Board of Directors approved the execution of the non-binding letter of intent with Merge Healthcare substantially in the form then under discussion.

On May 11, 2011, Dr. Geiger informed Target B that OIS was no longer interested in pursuing a potential acquisition of Target B.

On May 12, 2011, Mr. Phillips resigned from our Board of Directors because both the OIS Board and Mr. Phillips believed it would be in our best interests for HGP Securities, LLC (“HGP”) to act as OIS’ financial advisor in connection with the Merger.

On May 13, 2011, OIS engaged HGP to act as financial advisor to OIS in the potential transaction with Merge Healthcare, including for the purpose of rendering an opinion as to the fairness, from a financial point of view, of the Merger Consideration being proposed to be issued by Merge Healthcare to the shareholders of OIS in the Merger.

On May 13, 2011, OIS executed the non-binding letter of intent with Merge Healthcare.

From May 16, 2011 to May 31, 2011, Merge Healthcare conducted an in-depth due diligence investigation of OIS including, in person visits to OIS’ operations in California. Members of OIS management responded to various due diligence inquiries from Merge Healthcare, including holding more than 10 due diligence calls with OIS employees. In addition, OIS afforded Merge Healthcare the opportunity to contact 10 key customers for due diligence on customer relationships. In addition, during the time period from May 16 to May 31, 2011, OIS conducted due diligence on Merge Healthcare including a review of materials prepared by Merge Healthcare describing the business, financial results and financial prospects for Merge Healthcare. HGP also held a conference call with Mr. Dearborn and Mr. Bennett to discuss the financial results and financial projections provided by Merge Healthcare to OIS and HGP.

On May 23, 2011, McDermott Will & Emery LLP, counsel to Merge Healthcare, provided the initial draft of the Merger Agreement to OIS and its counsel.

From May 23, 2011 until June 5, 2011, OIS and its counsel, Troutman Sanders LLP, and Merge Healthcare and its counsel negotiated the Merger Agreement, including with respect to various key issues such as termination rights, deal protections and the Fairness Hearing.

On June 2, 2011, a previously scheduled meeting of our Board of Directors convened to consider and approve the Merger Agreement. Also present at the meeting was a representative of Troutman Sanders and representatives of HGP. Representatives of HGP made a presentation to our Board of Directors regarding HGP’s financial analysis of the proposed Merger and the Merger Consideration being offered by Merge Healthcare. Our Board of Directors discussed the financial analysis with the representatives of HGP. A representative of Troutman Sanders then reviewed in detail the material terms of the proposed Merger Agreement that had previously been negotiated with Merge Healthcare, which terms were also set forth in a summary that had been provided to the members of our Board of Directors, along with the most recent draft of the Merger Agreement. A representative from Troutman Sanders answered questions from members of our Board of Directors. Following questions by members of our Board of Directors and further discussion among members of our Board of Directors, our Board of Directors, by unanimous action of all members, resolved that Merge Healthcare’s proposal was in the best interest of OIS’ shareholders and approved and authorized the execution, delivery and performance of, and declared advisable the Merger Agreement and the Merger. Our Board further resolved to recommend to OIS’ shareholders that they adopt the Merger Agreement pending the negotiation of the final language by management and Dr. Geiger as a representative of our Board of Directors. Our Board’s approval was also subject to the receipt of a satisfactory written opinion from HGP confirming its oral opinion regarding the fairness, from a financial point of view, of the Merger Consideration being offered to holders of OIS Common Stock pursuant to the Merger Agreement.

On June 5, 2011, our Board of Directors convened telephonically for a special meeting for final consideration and approval of the Merger Agreement. Troutman Sanders and HGP participated in the meeting. A representative of Troutman Sanders reviewed the material changes in the Merger Agreement since the Board meeting on June 2, 2011 and answered questions from our Board of Directors. At the meeting, HGP delivered its oral opinion, which was subsequently confirmed in writing, that, based on and subject to the assumptions, conditions, limitations and qualifications discussed in such opinion, the Merger Consideration to be received by holders of OIS Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to the shareholders of OIS. Following additional discussion by our Board of Directors, our Board confirmed its approval and recommendation to shareholders from the June 2, 2011 meeting.

In the evening on June 5, 2011, OIS, Merge Healthcare and Merger Sub executed the Merger Agreement.

The transaction was announced prior to the opening of the financial markets in New York City on June 6, 2011.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

At a meeting of our Board of Directors held on June 5, 2011, our Board of Directors unanimously:

•	determined that the Merger contemplated by the Merger Agreement is advisable, fair to and in the best interests of OIS and its shareholders;

•	approved the Merger Agreement and the Merger;

•

directed that OIS, in conjunction with Merge Healthcare, pursue the California Permit under Section 25121 of the CGCL following the Fairness Hearing for the issuance of the Merge Healthcare Common Stock to be issued in the Merger;

•	directed that the Merger Agreement be submitted to the shareholders of OIS for adoption; and

•	recommended the adoption of the Merger Agreement and approval of the Merger by OIS’ shareholders.

REASONS FOR THE MERGER

Our Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and to recommend that OIS’ shareholders adopt the Merger Agreement, consulted with OIS’ management and its financial and legal advisors and considered a number of factors, including, without limitation, the following:

•	the $1.00 per share price (based upon the volume weighted average price per share of Merge Healthcare Common Stock for the five trading days prior to the date of the Merger Agreement) to be paid in Merge Healthcare Common Stock for each share of OIS Common Stock, which represents an 18% premium over the closing price of shares of OIS Common Stock on June 3, 2011, the last trading day before the Merger was announced, and a 33% and 27% premium over the average closing price of shares of OIS Common Stock for the one week and one month periods, respectively, before the Merger was announced;

•

HGP’s opinion as of June 5, 2011, which was subsequently confirmed in writing, to our Board of Directors to the effect that, as of such date and based upon and subject to the assumptions, conditions, limitations and qualifications discussed in such opinion, the Merger Consideration to be received by holders of shares of OIS Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to the shareholders of OIS (the full text of the written opinion of HGP dated June 5, 2011, is attached as Annex C to this information statement);

•

the likelihood of completing the Merger given the lack of financing contingencies, the strength of Merge Healthcare’s financial condition as well as the belief that OIS represents a complementary business for Merge Healthcare;

•

the likelihood of completing an alternative acquisition transaction, given the state of the capital markets, the need for financing to complete any such transaction and that the accretive value to OIS expected to result from any such alternative transaction was not projected to exceed the $1.00 per share price to be paid for each share of OIS Common Stock in connection with the Merger;

•

the belief that Merge Healthcare Common Stock is substantially more liquid than OIS Common Stock, potentially providing shareholders of OIS with the opportunity to achieve liquidity subsequent to the Merger if they so desire;

•

our Directors’ familiarity with the business, operations, prospects, business strategy and assets of OIS, including the competitive environment, the risks inherent in sales, marketing and distribution of existing products and solutions along with the risks associated with planned new product development and the current competitive situation facing OIS;

•	the belief that the Merger creates the most beneficial combination available to OIS shareholders, and continuity for customers and employees;

•	that the proposed all-stock transaction is not expected to be a taxable transaction to OIS’ shareholders for U.S. federal income tax purposes;

•	the broadened sales and marketing capabilities and resources that would help to accelerate OIS’ growth subsequent to the Merger;

•

the belief that Merge Healthcare’s history of successfully consummating transactions similar to the Merger provides a reasonable likelihood that Merge Healthcare can successfully consummate the Merger and build shareholder value subsequent to the Merger;

•

the fact that U.M. AccelMed, Limited Partnership and MediVision Medical Imaging Systems, Inc., who collectively own approximately 72% of the outstanding shares OIS Common Stock, supported the process and the Merger, and the fact that U.M. AccelMed, Limited Partnership and MediVision Medical Imaging Systems, Inc. will be receiving the same form and amount of consideration per share of OIS Common Stock as OIS’ other shareholders; provided that a loan in the aggregate principal amount of $760,000 (and $45,600 in interest) will be repaid to U.M. AccelMed, Limited Partnership; and

•	that OIS’ shareholders who meet certain conditions will be entitled to dissenters’ rights under the CGGL in connection with the Merger.

In the course of its deliberations, our Board of Directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement, including:

•

our Board of Directors’ beliefs regarding the possible disruption of OIS’ business that may result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business;

•

that, although the Merger provides OIS shareholders with the opportunity to realize a substantial premium over the average price at which the majority of the shares of OIS Common Stock have traded during the prior three years and notwithstanding OIS’ projections and underlying assumptions with respect to the present value of OIS Common Stock over the next three years which our Board of Directors determined were reasonable, there is no assurance that the present value of OIS Common Stock could not be in excess of $1.00 per share at some point during such three-year period;

•

the fact that OIS will incur substantial expenses related to the Merger, regardless of whether it is completed and, if the Merger is not completed, other risks and costs to OIS, including the diversion of management and employee attention, potential employee attrition, and the potential disruptive effect on business and customer relationships;

•

the restrictions on the conduct of OIS’ business prior to the completion of the Merger, which require OIS to conduct its business in the ordinary course, to use its commercially reasonable efforts to preserve intact its business organization, and to maintain its significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with it, subject to specific limitations and prohibitions, which may delay or prevent OIS from undertaking business opportunities that may arise pending completion of the Merger;

•	the risk that the trading value of Merge Healthcare Common Stock may decline, resulting in per share consideration of less than $1.00 as of the closing of the Merger;

•	the fact that the consummation of the Merger may be delayed or not occur at all, and our Board of Directors’ beliefs about the adverse impact such event would have on OIS and its business; and

•	that OIS’ executive officers and directors may have interests in the Merger that are different from, or in addition to, those of OIS’ other shareholders.

While our Board of Directors considered the potentially negative and potentially positive factors summarized above, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors and collectively reached the conclusion to approve the Merger.

The foregoing discussion of the factors considered by our Board of Directors is not intended to be exhaustive, but does set forth the principal factors considered by our Board of Directors. In view of the wide variety of factors considered by our Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, our Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our Board of Directors. Rather, our Board of Directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the our Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 15 of this information statement.

OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS DESCRIBED IN “MERGER AGREEMENT—CONDITIONS TO THE MERGER” BELOW, AND RECOMMENDED THAT OIS’ SHAREHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF OIS’ FINANCIAL ADVISOR

HGP Securities, LLC (“HGP”) was retained by our Board of Directors to act as our Board of Director’s financial advisor for the purpose of rendering an opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of OIS Common Stock, of the Merger Consideration to be paid by Merge Healthcare in the Merger. On June 5, 2011, HGP delivered its oral opinion to our Board of Directors, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, conditions, limitations and qualifications stated in its opinion, the right to exchange a share of OIS Common Stock for 0.1693 of a share of Merge Healthcare Common Stock was fair, from a financial point of view, to the holders of OIS Common Stock.

HGP provided the opinion described above for the information and assistance of our Board of Directors in connection with its consideration of the Merger. The terms of the Merger Agreement and the amount and form of the Merger Consideration, however, were determined through negotiations between OIS and Merge Healthcare and were approved by our Board of Directors.

The full text of HGP’s written opinion, dated June 5, 2011 is attached as Annex C to this information statement and incorporated into this document by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by HGP in rendering its opinion. HGP’s opinion relates only to the fairness, from a financial point of view, of the Merger consideration to be received by the holders of the outstanding shares of OIS Common Stock in the Merger pursuant to the Merger Agreement, does not address any other aspect of the proposed Merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should act with respect to the Merger Agreement or the Merger. HGP did not address the merits of the underlying decision by OIS to engage in the Merger. The following summary of HGP’s opinion is qualified in its entirety by reference to the full text of the opinion. HGP’s opinion was directed to our Board of Directors for its benefit and use in evaluating the fairness, from a financial point of view, of the Merger consideration to the holders of OIS Common Stock. HGP did not express any opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of OIS, including any of OIS’ officers, directors or employees. We urge you to read the opinion carefully and in its entirety.

In connection with its opinion, HGP examined or discussed, among other things:

(a) the draft Merger Agreement dated June 5, 2011;

(b) certain audited financial statements of OIS for the three years ended December 31, 2010;

(c) the unaudited financial statements of OIS for the three months ended March 31, 2011;

(d) the financial position and operating results of OIS and Merge Healthcare, respectively, compared with those of certain other publicly traded companies HGP deemed relevant;

(e) certain internal business, operating and financial information of OIS prepared by the senior management of OIS;

(f) certain financial projections for OIS prepared by the senior management of OIS (the “OIS Projections”);

(g) current and historical market prices and trading volumes of the OIS Common Stock;

(h) certain audited and adjusted financial statements of Merge Healthcare for the three years ended December 31, 2010;

(i) the unaudited financial statements of Merge Healthcare for the three months ended March 31, 2011;

(j) certain internal business, operating and financial information of Merge Healthcare prepared by the senior management of Merge Healthcare;

(k) certain financial projections for Merge Healthcare prepared by the senior management of Merge Healthcare (the “Merge Healthcare Projections” and, together with OIS Projections, the “Projections”);

(l) current and historical market prices and trading volumes of Merge Healthcare Common Stock;

(m) information about publicly available transactions regarding financial terms of certain other business combinations HGP deemed relevant; and

(n) certain other publicly available information related to OIS and Merge Healthcare.

HGP also held discussions with members of the senior management of OIS and Merge Healthcare to discuss the foregoing, the future prospects and operations of OIS and Merge Healthcare, and the effects of the Merger on the financial condition and future prospects of OIS and Merge Healthcare. HGP also considered other matters which HGP deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures, considerations and analyses as HGP deemed relevant.

In rendering its opinion, HGP assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with HGP for purposes of its opinion including, without limitation, the Projections. HGP has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of OIS or Merge Healthcare. HGP has been advised by the senior management of OIS and Merge Healthcare that the Projections examined by HGP were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each company. In that regard, HGP has assumed, with OIS’ consent, that (i) the Projections will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of OIS and Merge Healthcare are as set forth in OIS’ and Merge Healthcare’s financial statements or other information made available to HGP. HGP expresses no opinion with respect to the Projections or the estimates and judgments on which they are based. HGP has also assumed that the representations and warranties made by OIS and Merge Healthcare in the Merger Agreement are and will be true and correct in all respects material to its analysis. HGP is not a legal, regulatory or tax expert, and HGP understands that OIS has obtained advice from qualified professionals in such fields as it has deemed necessary. HGP has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on OIS or Merge Healthcare or on the contemplated benefits of the Merger. HGP has also assumed that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

HGP’s opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, June 5, 2011. It should be understood that, although subsequent developments may affect this opinion, HGP does not have any obligation to update, revise or reaffirm this opinion. HGP has relied as to all legal matters on advice of counsel to OIS, and has assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by OIS. HGP was not requested to, nor did HGP, seek alternative participants for the proposed Merger.

HGP’s opinion is limited to the fairness, from a financial point of view, to the holders of OIS Common Stock of the Merger Consideration in connection with the Merger, and does not address the merits of the underlying decision by OIS to engage in the Merger and the opinion does not constitute a recommendation to any shareholder as to any action such shareholder should take with respect to the proposed Merger. HGP has not been asked to, nor does HGP, offer any opinion as to any other term of the Merger Agreement or the form or structure of the Merger or the likely timeframe with which the Merger will be consummated. In addition, HGP expresses no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of OIS, including any of OIS’ officers, directors or employees.

The following is a summary of the material financial analyses performed and material factors considered by HGP to arrive at its opinion. HGP performed certain procedures, including each of the financial analyses described below, and reviewed with our Board of Directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by HGP in this regard, it does set forth those considered by HGP to be material in arriving at its opinion.

Valuation of Ophthalmic Imaging Systems

Selected Public Company Analysis

HGP reviewed and compared certain financial information relating to OIS to corresponding financial information, ratios and public market multiples for certain publicly traded companies that HGP deemed relevant with operations in the healthcare IT and ophthalmology equipment industry. The companies selected by HGP were:

•	Bovie Medical Corp. (AMEX: BVX)

•	Escalon Medical Corp. (NASDAQ: ESMC)

•	Healthstream, Inc. (NASDAQ: HSTM)

•	Icad, Inc. (NASDAQ: ICAD)

•	IRIDEX Corp. (NASDAQ: IRIX)

•	Mediware Information Systems, Inc. (NASDAQ: MEDW)

•	Streamline Health Solutions, Inc. (NASDAQ: STRM)

•	Synergetics USA, Inc. (NASDAQ: SURG)

Among the information HGP considered were total revenue (“Revenue”) and earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”). HGP also considered the historical growth rates of Revenue along with historical EBITDA margins. HGP considered the enterprise value as a multiple of Revenue and EBITDA for each company for the last twelve months for which results were publicly available (commonly referred to as “LTM”). The operating results and the corresponding derived multiples for OIS and each of the selected companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of June 3, 2011. In the case of OIS, the most recently available publicly disclosed financial information was for the quarter ended March 31, 2011. HGP noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents assumed to be included in the Merger.

HGP then compared the implied transaction multiples for OIS to the range of trading multiples for the selected companies. Information regarding the multiples from HGP’s analysis of selected publicly traded companies is set forth in the following table:

($000s)	OIS LTM Results	Implied Multiple	Minimum	Mean	Median	Maximum
Market Approach—Public Companies
Revenue Multiple	$17,963	1.8x	0.4x	1.6x	1.5x	3.8x

HGP noted that the implied transaction multiples based on the terms of the Merger were within the range of multiples of the selected public companies.

Although HGP compared the trading multiples of the selected companies on the day before the date of its opinion to OIS, none of the selected companies is identical to OIS. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Selected M&A Transactions Analysis

HGP performed an analysis of selected recent business combinations in healthcare industry segments consisting of transactions announced and closed subsequent to January 1, 2007 and focused primarily on the activity of healthcare IT clinical, healthcare IT imaging, and ophthalmology equipment companies with transaction values less than $200 million. HGP’s analysis was based on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The 21 transactions examined were (target/ acquirer):

Date	Acquiror	Target
4/27/2011	Toshiba Medical Systems Corporation	Vital Images, Inc. (Nasdaq:VTAL)
3/3/2011	McKesson Corporation	System C Healthcare
1/17/2011	Intermec Technologies Corp.	Vocollect Inc.
1/4/2011	RadNet Inc.	Imaging On Call
9/27/2010	Virtual Radiologic Corporation	NightHawk Radiology Holdings, Inc. (NasdaqGM:NHWK)
8/31/2010	CompuGroup Holding USA, Inc.	American Healthcare Holdings, Inc.
2/1/2010	Haemonetics Corp. (NYSE:HAE)	Global Med Technologies Inc. (OTCBB:GLOB)
1/22/2010	Merge Healthcare Incorporated (NasdaqGM:MRGE)	AMICAS Inc. (NasdaqGM:AMCS)
12/14/2009	Durr Ecoclean GmbH	UCM AG
12/8/2009	Francisco Partners Management, LLC	Quadramed Corp. (NasdaqGM:QDHC)
2/23/2009	AMICAS Inc. (NasdaqGM:AMCS)	Emageon Inc. (NasdaqGM:EMAG)
3/31/2008	Global Med Technologies	Inlog SA
3/3/2008	Bottomline Technologies Inc. (NasdaqNM:EPAY)	Optio Software Inc. (OTCBB:OPTO)
1/8/2008	Elekta AB (OM:EKTA B)	CMS, Inc.
12/21/2007	MDI Achieve	QuickCare Software Services
8/29/2007	Symmetry Medical, Inc. (NYSE:SMA)	Specialty Surgical Instrumentation, Inc.
7/16/2007	Alcon Inc.	WaveLight AG
4/1/2007	Battery Ventures	Quavodx
2/16/2007	Nightingale Informatix Corporation (TSXV:NGH)	VantageMed Corp
2/1/2007	Cerner Corp (NASDAQ: CERN)	Etreby Corp.
1/7/2007	Advanced Medical Optics	Wavefront Sciences

HGP reviewed the consideration paid in the selected transactions in terms of the enterprise value of such transactions as a multiple of Revenue of the target for the latest twelve months prior to the announcement of these transactions. HGP compared the resulting range of transaction multiples of Revenue for the selected transactions to the implied transaction multiples for OIS. Information regarding the multiples from HGP’s analysis of selected transactions is set forth in the following table:

($000s)	OIS LTM Results	Implied Multiple	Minimum	Mean	Median	Maximum
Market Approach—Transactions
Revenue Multiple	$17,963	1.8x	0.4x	1.5x	1.4x	2.9x

HGP noted that the implied transaction multiples based on the terms of the Merger were within the range of multiples of the selected transactions.

Although HGP analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of OIS, none of these transactions or associated companies is identical to the Merger or OIS. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of OIS versus the values of the companies in the selected transactions.

Premiums Paid Analysis

HGP reviewed data from 37 acquisitions of publicly traded domestic companies, in which 100% of the target was acquired, occurring since January 1, 2007 where the enterprise value ranged from $5 to 50 million. Specifically, HGP analyzed the acquisition price per share as a premium to the closing share price one day, one week, and one month prior to the announcement of the transaction, for all 37 transactions. HGP compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the Merger based on OIS’ stock prices one day, one week, and one month prior to June 5, 2011. Information regarding the premiums from HGP’s analysis of selected transactions is set forth in the following table:

	OIS Premium	25th Percentile	50th Percentile	75th Percentile
One Day Prior	17.6%	(1.4%)	28.0%	66.7%
One Week Prior	33.3%	3.9%	36.0%	64.5%
One Month Prior	26.6%	13.0%	36.9%	86.5%

HGP noted that the premiums implied by the transaction were between the 25th and 50th percentile of the premiums paid for the referenced transaction group for the one day time period, the one week time period, and the one month time period.

Discounted Cash Flow Analysis

HGP performed a discounted cash flow analysis to estimate the present value of the future cash flows of OIS for the period commencing January 1, 2011 and ending December 31, 2013. Using the discounted cash flow methodology, HGP calculated the present values of the projected free cash flows for OIS. In this analysis, HGP used OIS Projections, and HGP observed that these Company Projections assumed materially higher operating and EBITDA margins than the historic operating and EBITDA margins of OIS. HGP assumed terminal value multiples ranging from 8.0x to 12.0x of the projected 2013 EBITDA and discount rates ranging from 16.0% to 24.0%. HGP selected the EBITDA terminal value range based on HGP’s review of, among other matters, the trading multiples of relevant companies, the transaction multiples of relevant transactions and other factors that HGP deemed relevant in its expertise and judgment. HGP determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of OIS, as adjusted for company specific factors, and other comparable companies that HGP deemed relevant in its expertise and judgment. HGP aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. HGP noted that the projections were likely less reliable the further into the future they were made, making any terminal value calculation inherently uncertain. The implied Discounted Cash Flow enterprise value range was $17.2 to 31.0 million.

HGP noted that the Discounted Cash Flow Analysis is very subjective in nature as it is based on forward-looking projections which contain a number of assumptions about OIS and the market as a whole, rather than being based on historical results. In addition, inherent in any discounted cash flow analysis is the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these projections, assumptions or judgments could significantly alter the results of a discounted cash flow analysis. HGP considered that minor decreases in OIS’ growth rate assumptions or projected operating margins included in the projections would most likely have a material impact on valuation, particularly as it related to the determination of terminal values in the year 2013.

Valuation of Merge Healthcare

HGP performed certain analyses to provide our Board of Directors with an indication of the value of Merge Healthcare Common Stock. For the Selected Public Company analysis described below, HGP compared the implied multiples of the closing share price of Merge Healthcare Common Stock of $5.78 as of June 3, 2011, to the range of multiples implied by such analysis. For the Discounted Cash Flow analysis described below, HGP compared the 5-day VWAP of $5.91 as of June 3, 2011, to the range of share prices implied by such analysis. The market data used by HGP for purposes of its analysis of Merge Healthcare is as of June 3, 2011.

Selected Public Company Analysis

HGP reviewed and compared certain financial information relating to Merge Healthcare to corresponding financial information, ratios and public market multiples for certain publicly traded companies that HGP deemed relevant with operations in the healthcare IT industry. The companies selected by HGP were:

•	Allscripts Healthcare Solutions (NASDAQ: MDRX)

•	athenahealth, Inc. (NASDAQ: ATHN)

•	Cerner Corporation (NASDAQ: CERN)

•	Computer Programs & Systems, Inc. (NASDAQ: CPSI)

•	MedAssets, Inc. (NASDAQ: MDAS)

•	Quality Systems, Inc. (NASDAQ: QSII)

Among the information HGP considered were total revenue (“Revenue”) and earnings before interest, taxes, depreciation and amortization (commonly referred to as “EBITDA”). HGP also considered the historical growth rates of Revenue along with historical EBITDA margins. HGP considered the enterprise value as a multiple of Revenue and EBITDA for each company for the last twelve months for which results were publicly available (commonly referred to as “LTM”). The operating results and the corresponding derived multiples for Merge Healthcare and each of the selected companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of June 3, 2011. In the case of Merge Healthcare, the most recently available publicly disclosed financial information was for the quarter ended March 31, 2011. HGP noted that it did not have access to internal forecasts for any of the selected public companies. The implied enterprise value of the transaction is based on the equity value implied by the purchase price plus the total debt, less any excess cash and cash equivalents assumed to be included in the Merger.

HGP then compared the implied trading multiples for Merge Healthcare to the range of trading multiples for the selected companies. Information regarding the multiples from HGP’s analysis of selected publicly traded companies is set forth in the following table:

($mm)	Merge Healthcare LTM Results	Implied Multiple	Minimum	Mean	Median	Maximum

Market Approach—Public Companies
Revenue Multiple	$195.1	3.4x	3.8x	4.7x	4.5x	6.4x
EBITDA Multiple	$47.3	14.1x	16.2x	19.6x	18.5x	23.4x

HGP noted that Merge Healthcare’s implied trading multiples based on the share price as of June 3, 2011, were lower than the range of multiples of the selected public companies.

Although HGP compared the trading multiples of the selected companies at the date of the day before its opinion to OIS, none of these selected companies is identical to Merge Healthcare. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Discounted Cash Flow Analysis

HGP performed a discounted cash flow analysis to estimate the present value of the future cash flows of Merge Healthcare for the period commencing January 1, 2011 and ending December 31, 2015. Using the discounted cash flow methodology, HGP calculated the present values of the projected free cash flows for Merge Healthcare. In this analysis, HGP used the Merge Healthcare Projections. HGP assumed terminal value multiples ranging from 8.0x to 12.0x of the projected 2015 EBITDA and discount rates ranging from 16.0% to 20.0%. HGP selected the EBITDA terminal value range based on HGP’s review of, among other matters, the trading multiples of relevant companies, the transaction multiples of relevant transactions and other factors that HGP deemed relevant in its expertise and judgment. HGP determined the appropriate discount rate range based upon an analysis of the weighted average cost of capital of Merge Healthcare, as adjusted for company specific factors, and other comparable companies that HGP deemed relevant in its expertise and judgment. HGP aggregated (1) the present value of the free cash flows over the applicable forecast period with (2) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. HGP noted that the projections were likely less reliable the further into the future they were made, making any terminal value calculation inherently uncertain. The implied Discounted Cash Flow enterprise value range was $674.1 to $1,007.0 million and the implied share price range was $5.66 to $9.61.

HGP noted that the 5-day VWAP of $5.91 as of June 3, 2011, based on the terms of the Merger, was within the implied share price range from the Discounted Cash Flow analysis.

HGP noted that the Discounted Cash Flow Analysis is very subjective in nature as it is based on forward-looking projections which contain a number of assumptions about Merge Healthcare and the market as a whole, rather than being based on historical results. In addition, inherent in any discounted cash flow analysis is the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these projections, assumptions or judgments could significantly alter the results of a discounted cash flow analysis. HGP considered that minor decreases in Merge Healthcare’s growth rate assumptions or projected operating margins included in the projections would most likely have a material impact on valuation, particularly as it related to the determination of terminal values in the year 2015.

General

This summary is not a complete description of the analysis performed by HGP but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires HGP to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of factors and analyses taken as a whole. Each of the analyses conducted by HGP was carried out in order to provide a different perspective on the financial terms of the proposed Merger and add to the total mix of information available. The analyses were prepared solely for the purpose of HGP providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. HGP did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of OIS Common Stock. Rather, in reaching its conclusion, HGP considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. HGP did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, HGP believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to OIS or the Merger. In performing its analyses, HGP made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by HGP are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

As part of its investment banking activities, HGP is regularly engaged in the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. OIS engaged HGP based on its qualifications and expertise in providing financial advice to companies and its knowledge of the industry in which OIS conducts its business. Pursuant to a letter agreement dated May 13, 2011, HGP is entitled to $75,000 upon the delivery of its opinion and an additional $125,000 upon the closing of the transaction. OIS has agreed to reimburse HGP for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify HGP against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. Mr. Jonathan Phillips, a Managing Director of HGP, served as a director of OIS until May 12, 2011. Mr. Phillips holds 15,000 shares of OIS Common Stock, 30,000 options to purchase OIS Common Stock at an exercise price of $0.82 per share and 30,000 options to purchase OIS Common Stock at an exercise price of $1.05 per share. During the past two years, HGP and its affiliates have provided consulting services to OIS for which they have received compensation. In addition, HGP and its affiliates have provided investment banking and other financial services to Merge Healthcare and its affiliates in two matters described below for which they received compensation. First, HGP and its affiliates were engaged by AMICAS, Inc., a company acquired by Merge Healthcare, in connection with the acquisition of Stryker Imaging Corporation by AMICAS, Inc. Second, Merge Healthcare engaged HGP and its affiliates in connection with the acquisition by Merge Healthcare of Merrick Healthcare Solutions, LLC d/b/a Olivia Greets. HGP may provide investment banking and other financial services to Merge Healthcare in the future for which it would expect to receive compensation for the rendering of these services.

FINANCING CONDITION OF THE MERGER

The Merger is not conditioned on any financing arrangements.

ACCOUNTING TREATMENT OF MERGER

The acquisition of OIS will be accounted for using the acquisition method of accounting by Merge Healthcare under generally accepted accounting principles. Accordingly, using the acquisition method of accounting, the assets and liabilities of OIS will be recorded by Merge Healthcare at their respective fair values at the time of the Merger. The excess of Merge Healthcare’s purchase price over the net fair value of assets acquired including identifiable intangible assets and liabilities assumed is recorded as goodwill. Goodwill will be periodically assessed for impairment but no less frequently than on an annual basis. Prior period financial statements are not restated and results of operation of OIS will be included in Merge Healthcare’s consolidated statement of operations after the date of the Merger. The intangible assets will be amortized against the combined company’s earnings following completion of the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OIS’ SHAREHOLDERS

The following discussion summarizes certain material federal income tax consequences of the Merger that are generally applicable to OIS shareholders assuming that the Merger is consummated as contemplated herein. This discussion does not deal with all federal income tax considerations that may be relevant to particular OIS shareholders in light of their specific circumstances, such as OIS shareholders who are dealers in securities, banks, insurance companies or tax-exempt organizations, who are subject to the alternative minimum tax provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk-reduction transaction, who are foreign persons, who acquired their shares of OIS Common Stock in connection with previous mergers involving OIS or an affiliate, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Furthermore, no foreign, state or local tax considerations are addressed herein. The discussion is based on federal income tax law in effect as of the date of this Application, which could change at any time (possibly with retroactive effectiveness).

ACCORDINGLY, OIS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER AND TAX REPORTING REQUIREMENTS WITH RESPECT THERETO.

Neither Merge Healthcare nor OIS intends to seek or obtain a ruling from the Internal Revenue Service (“IRS”) as to the federal income tax consequences of the Merger and as a result there can be no assurance that the IRS will agree with any of the conclusions described herein.

General Federal Income Tax Consequences

The parties intend that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of Code. However, the Merger will not qualify as a tax-free reorganization within the meaning of section 368(a)(2)(E) of the Code if the total amount of cash received by OIS Shareholders in exchange for their shares exceeds 20% of the total Merger Consideration. Accordingly, there will be uncertainty as to whether the Merger will qualify as a tax-free reorganization prior to the closing of the Merger.

Assuming that the Merger will qualify as a tax-free reorganization, the following federal income tax consequences will generally result:

•	No gain or loss will be recognized in connection with the exchange of OIS Common Stock for Merge Healthcare Common Stock in connection with the Merger.

•

A fractional share of Merge Healthcare Common Stock for which cash is received in lieu thereof will be treated as if a fractional share of Merge Healthcare Common Stock had been issued in the Merger and then redeemed by Merge Healthcare. An OIS shareholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such OIS shareholder’s tax basis in the factional share and the amount of cash received. Such gain or loss will be a capital gain or loss if, at the Effective Time, the capital stock of OIS is held as a capital asset.

•

The holding period of the Merge Healthcare Common Stock received in the Merger by an OIS shareholder will include the period during which the OIS shareholder held the OIS Common Stock surrendered in exchange therefor, provided that the OIS Common Stock is held as a capital asset at the Effective Time.

•

An OIS shareholder who exercises dissenters’ rights with respect to all of such holder’s shares of capital stock of OIS will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder’s basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. Such gain or loss will be capital gain or loss, provided that the OIS Common Stock is held as a capital asset at the Effective Time.

If more than 20% the total Merger Consideration consists of cash or consideration other than Merge Healthcare Common Stock, or in the case of a successful IRS challenge to the “reorganization” status of the Merger, the OIS shareholders would be treated as if they sold their OIS Common Stock in a fully taxable transaction. In such an event, each OIS shareholder would recognize gain or loss with respect to each share of OIS Common Stock surrendered equal to the difference between the OIS Shareholder’s adjusted tax basis in such share and the sum of the cash and the fair market value, as of the Effective Time, of the Merge Healthcare Common Stock received in exchange therefor. In such event, an OIS shareholder’s aggregate basis in the Merge Healthcare Common Stock so received would equal its fair market value as of the Effective Time and his holding period for such Merge Common Stock would begin the day after the Merger.

Backup Withholding

Payments to an OIS shareholder under the terms of the Merger may be subject to a 28% backup withholding. An OIS shareholder may avoid such backup withholding if he (i) provides his taxpayer identification number and certifies that such number is correct and that he is not subject to backup withholding or (ii) is otherwise exempt from backup withholding and properly establishes such exemption. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against an OIS shareholder’s federal income tax liability, provided that the OIS shareholder provides the required information to the IRS.

Reporting Requirements

An OIS shareholder who receives Merge Healthcare Common Stock as a result of the Merger will be required to retain records pertaining to the Merger. Each OIS shareholder who is a “significant holder” that receives Merge Healthcare Common Stock will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s basis in the OIS Common Stock and the fair market value of the Merge Healthcare Common Stock received in the Merger. A “significant holder” is a holder, who, immediately before the Merger, owned at least 5% of the outstanding OIS Common Stock or OIS Common Stock with a tax basis of $1 million or more.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

You should be aware that certain of our directors and officers may have interests in the Merger that may be different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include the following:

•

All vested options convert into the right to receive either, at each officer’s or director’s option, (i) cash at a per option amount equal to $1.00 less the exercise price thereof, (ii) a number of shares of Merge Healthcare Common Stock, valued on the same basis as the Merger Consideration, equal to the difference between the exercise price and $1.00 or (iii) a combination of cash and a number of shares of Merge Healthcare Common Stock based on the Merger Consideration such that, valuing the shares as set forth above, the aggregate amount equals the difference between the exercise price and $1.00. The table below provides information as of June 15, 2011 for the directors and executive officers of OIS: (a) the aggregate number of shares of OIS Common Stock subject to vested options that are “in the money;” and (b) the value of such vested options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration ($1.00) over the respective per share exercise prices of those options by (ii) the number of shares of OIS Common Stock subject to those options. No unvested options will vest at the Effective Time. The information in the table below assumes that all currently outstanding options will remain outstanding immediately prior to the Effective Time.

	Vested Options ("in the money")
Names	Shares	Value
Gil Allon	1,034,106	$558,412
Ariel Shenhar	893,714	$469,575
Noam Allon	355,000	$141,280
John Brown	18,750	$2,813
Uri Ram	20,000	$9,000
Merle Symes	—	—
Yigal Berman	—	—
Barak Azmon	—	—
Uri Geiger	—	—
Menachem Inbar	—	—

•

A loan in the aggregate principal amount of $760,000 (and $45,600 in interest) will be repaid to U.M. AccelMed, Limited Partnership, a holder of 44% of the outstanding shares of OIS Common Stock, and for whom Dr. Uri Geiger, an OIS director, serves as general partner.

•

A loan in the aggregate principal amount of $240,000 (and $14,400 in interest) will be repaid to Intergamma Investment Ltd, an entity for whom Yigal Berman, an OIS director, serves as Vice President of Finance and Secretary.

•

HGP, OIS’ financial advisor, will receive a fee of $200,000 and will be reimbursed for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services with respect to the Merger. Mr. Jonathan Phillips, Managing Director of HGP, served as a director of OIS until May 12, 2011. Mr. Phillips holds (i) 15,000 shares of OIS Common Stock, 30,000 options to purchase OIS Common Stock at an exercise price of $0.82 per share and (ii) 30,000 options to purchase OIS Common Stock at an exercise price of $1.05 per share. During the past two years, HGP and its affiliates have provided consulting services to OIS for which they have received compensation.

•

Continued directors’ and officers’ liability insurance coverage for six years following the Effective Time and indemnification coverage for OIS’ current officers and directors as provided under OIS’ articles of incorporation and bylaws and any existing indemnification agreements. See “The Merger Agreement—Indemnification and Insurance” on page 46.

•	Potential payments to OIS’ named executive officers in connection with certain terminations of employment, if any, pursuant to existing employment arrangements.

Our Board of Directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of OIS’ shareholders generally, among other matters, in making their respective determinations regarding the Merger Agreement.

GOLDEN PARACHUTE COMPENSATION

The following disclosure is being provided to you as required by recently adopted Item 4.02(t) of Regulation S-K.

Name	Cash		Equity	Pension/ NQDC	Perquisites/ Benefits		Tax Reimbursement	Other		Total
Gil Allon, Chief Executive Officer	$139,000	(1)	—	—	$9,304	(2)	—	$29,475	(3)	$177,779
Ariel Shenhar, Chief Financial Officer	$131,000	(4)	—	—	$9,304	(5)	—	$32,615	(6)	$172,919
Noam Allon, Chief Technology Officer	$140,152	(7)	—	—	—		—	—		$140,152

(1)	Gil Allon: represents 6 months of salary ($109,000) and bonus ($30,000) that would be triggered by the executive officer’s termination without cause or resignation for any reason.
(2)	Gil Allon: represents 6 months of health care and expenses including: car lease, insurance, gas, phone, internet and cell phone, that would be triggered by the executive officer’s termination or resignation for any reason.
(3)	Gil Allon: represents accrued vacation as of the payroll ending June 12, 2011 to be paid at executive officer’s termination.
(4)	Ariel Shenhar: represents 6 months of salary ($106,000) and bonus ($25,000) that would be triggered by the executive officer’s termination or resignation for any reason.
(5)	Ariel Shenhar: represents 6 months of health care and expenses including: car lease, insurance, gas, phone, internet and cell phone, triggered by the executive officer’s termination without cause or resignation for any reason.
(6)	Ariel Shenhar: represents accrued vacation as of the payroll ending June 12, 2011 to be paid at executive officer’s termination.

(7)	Noam Allon: represents 6 months of consulting fees ($120,152) and bonus of ($20,000) triggered by the executive officer’s termination or resignation for any reason. Monthly compensation at 68,000 NIS which is equivalent to $20,025 using the exchange rate of June 14, 2011.

We entered into an employment agreement with Mr. Gil Allon for his services as Chief Executive Officer on December 1, 2001. The agreement provides for an indefinite term. Either party may terminate the agreement upon six months advance notice. Once notice to terminate is given, the payments and benefits described in the table above are triggered and will be paid and provided in the same manner that they were paid and provided immediately prior to such notice. There are no material conditions or obligations applicable to the receipt of payment or benefits.

We also entered into an employment agreement with Mr. Shenhar for his services as Chief Financial Officer, commencing on July 22, 2002. Either party may terminate the agreement upon six months advance notice. Once notice to terminate is given, the payments and benefits described in the table above are triggered and will be paid and provided in the same manner that they were paid and provided immediately prior to such notice. There are no material conditions or obligations applicable to the receipt of payment or benefits.

On October 21, 2009, in connection with the consummation of the MediVision Asset Purchase, Mr. Noam Allon assumed duties as an executive officer. In January 2004 we entered into a services agreement with MediStrategy Ltd. (“MS”), an Israeli company owned by Mr. Noam Allon, for his services as our Chief Technology Officer. This agreement between OIS and MS was terminated effective January 1, 2010. As of January 1, 2010, OIS signed an agreement with MS for Mr. Noam Allon’s consulting service. The initial term of this agreement ended on January 1, 2011 and was automatically extended for additional twelve months each (the “Renewal Term”). Either party may terminate the agreement upon six months notice prior to the end of any Renewal Term. Once notice to terminate is given, the payments and benefits described in the table above are triggered and will be paid and provided in the same manner that they were paid and provided immediately prior to such notice. Mr. Noam Allon is subject to a non-solicitation and a non-compete for a period of 24 months following the termination of the agreement.

FORM OF THE MERGER

Subject to the terms and conditions of the Merger Agreement and in accordance with the CGCL, at the time of the Merger, Merger Sub will merge with and into OIS, with OIS continuing as the Surviving Corporation, wholly-owned by Merge Healthcare Incorporated. The time of the acceptance of the Certificate of Merger by the Secretary of State of the State of California, or such later time as is specified in the Certificate of Merger and as is agreed to by OIS, Merge Healthcare and Merger Sub, will be the Effective Time.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

The conversion of OIS Common Stock into the right to receive the per share Merger Consideration will occur automatically at the Effective Time. Promptly after the Effective Time, the exchange agent will send each holder of record of a certificate or certificates of OIS Common Stock a letter of transmittal containing instructions for obtaining the Merger Consideration in exchange for shares of Common Stock. Shareholders should not return stock certificates before receiving the letter of transmittal.

In the event of a transfer of ownership of OIS Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of OIS Common Stock may be exchanged to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•

the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

The Merger Consideration paid upon conversion of the shares of OIS Common Stock will be issued in full satisfaction of all rights relating to the shares of OIS Common Stock.

If your shares of OIS Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of OIS Common Stock in exchange for the per share Merger Consideration.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Other than the expiration of 20 days from the mailing of this information statement to OIS’ shareholders, the issuance of the California Permit by the California Commissioner after the Fairness Hearing, and the filing of a Certificate of Merger with the Secretary of State of the State of California, there are no material federal, state or foreign regulatory requirements, approvals or filings required for the completion of the Merger that have not been obtained.

CERTAIN EFFECTS OF THE MERGER

If the Merger is completed, OIS will become a wholly-owned subsidiary of Merge Healthcare and the OIS Common Stock will cease to be quoted on OTCBB and will not be publicly traded. In addition, upon consummation of the Merger, the registration of the OIS Common Stock and OIS’ reporting obligations with respect to the OIS Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the SEC.

OIS Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of OIS to the SEC if the shares of OIS Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the OIS Common Stock under the Exchange Act would substantially reduce the information required to be furnished by OIS to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to OIS, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of OIS and persons holding “restricted securities” of OIS to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of OIS Common Stock under the Exchange Act is terminated, OIS will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act with respect to OIS Common Stock. We intend and will cause OIS to terminate the registration of the OIS Common Stock under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

Upon consummation of the Merger, you will cease to have rights as an OIS shareholder, other than your right to either receive the per share Merger Consideration or to exercise your dissenters’ rights. If you do not exercise your dissenters’ rights in connection with the Merger and hold enough shares of OIS Common Stock to receive Merger Consideration of at least one whole share of Merge Healthcare Common Stock, you will become a Merge Healthcare stockholder upon consummation of the Merger.

PAST CONTACTS WITH MERGE HEALTHCARE AND MERGER SUB

Other than with respect to negotiations related to the Merger as described in “The Merger—Background of the Merger” on page 18 of this information statement, there have not been any other negotiations, transactions or material contacts with Merge Healthcare or Merger Sub during the last two (2) years.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the definitive Merger Agreement entered into by Merge Healthcare, Merger Sub and OIS and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. This summary may not contain all of the information about the Merger Agreement that is important to OIS shareholders, and OIS shareholders are encouraged to read the Merger Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

EXPLANATORY NOTE REGARDING THE MERGER AGREEMENT

The Merger Agreement has been included in its entirety as part of this information statement to provide investors and OIS shareholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about OIS or Merge Healthcare. The Merger Agreement contains representations and warranties of Merge Healthcare, Merger Sub and OIS, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about OIS or Merge Healthcare. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in OIS’ or Merge Healthcare’s public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Merge Healthcare, Merger Sub and OIS or any of their respective subsidiaries or affiliates.

THE MERGER

The Merger Agreement provides for the Merger of Merger Sub with and into OIS. As a result of the Merger, Merger Sub will cease to exist, and OIS will continue as the Surviving Corporation in the Merger. After the Merger, the Surviving Corporation will be a direct wholly-owned subsidiary of Merge Healthcare, and the former OIS shareholders will have a direct equity ownership interest in Merge Healthcare not the Surviving Corporation.

WHEN THE MERGER BECOMES EFFECTIVE

Under the Merger Agreement, the closing of the Merger must occur no later than the second business day after all of the conditions to completion of the Merger contained in the Merger Agreement, are satisfied or waived, unless the parties agree otherwise in writing (see “Merger Agreement—Conditions to the Merger” below). The Merger will become effective at such time as an agreement of merger is duly filed with the Secretary of State of the State of California unless a later date is specified therein.

CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER

Conversion of OIS Common Stock

The Merger Agreement provides that each share of OIS Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and converted into the right to receive 0.1693 shares of Merge Healthcare’s Common Stock, without interest and less any required withholding taxes (the “Merger Consideration”), except for shares held by shareholders who properly exercise and perfect their dissenters’ rights prescribed in Chapter 13 of the CGCL for such shares. After the Effective Time, each holder of a certificate representing shares of OIS Common Stock (other than shares for which dissenters’ rights have been properly demanded and perfected under Chapter 13 of the CGCL) will no longer have any rights with respect to those shares, except for the right to receive the Merger Consideration. All shares of OIS Common Stock that have been converted into the right to receive the Merger Consideration will be automatically cancelled and cease to exist.

Treatment of Options, Warrants and certain Convertible Notes

Effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding option to acquire shares of OIS Common Stock pursuant to any option plan of OIS shall cease to represent the right to acquire such shares and shall instead be converted automatically into an option to acquire shares of Merge Healthcare Common Stock as follows:

•

each such option will be exercisable for a number of shares of Merge Healthcare Common Stock equal to the product of (x) the number of shares of OIS Common Stock that would be issuable upon exercise of such option outstanding immediately prior to the Effective Time multiplied by (y) 0.1693, rounded down to the nearest whole share; and

•

the per share exercise price for the shares of Merge Healthcare Common Stock issuable upon exercise of such option will be equal to the quotient determined by dividing (x) the per share exercise price of such option outstanding immediately prior to the Effective Time by (y) 0.1693, rounded up to the nearest whole cent.

Any restriction on the exercisability of such option in effect as of June 5, 2011 will continue in full force and effect, and the term, exercisability, and vesting schedule of such option as in effect as of June 5, 2011 will remain unchanged.

Notwithstanding the foregoing and subject to any other agreement entered into with the holder thereof as further described below, holders of outstanding exercisable options and warrants to purchase shares of OIS Common Stock may, by delivering written notice thereof to OIS prior to the Effective Time, elect to have their options or warrants cancelled at the Effective Time and instead receive, in lieu of having such option or warrant exercisable in the future into shares of Merge Healthcare, an amount in cash equal to the product of (i) the excess, if any, of (1) $1.00 less (2) the exercise price per share subject to such option or warrant, and (ii) the total number of shares that have not been exercised subject to such fully vested and exercisable option as in effect immediately prior to the Effective Time. Such amount shall be paid in a lump sum within five (5) business days following the Effective Time.

Additionally, all vested options held by officers and directors of OIS will convert into the right to receive either, at such officer’s or director’s option, (i) cash at a per option amount equal to $1.00 less the exercise price thereof, (ii) a number of shares of Merge Healthcare Common Stock, valued on the same basis as the Merger Consideration, equal to the difference between the exercise price and $1.00 or (iii) a combination of cash and a number of shares of Merge Healthcare Common Stock based on the Merger Consideration such that, valuing the shares as set forth above, the aggregate amount equals the difference between the exercise price and $1.00.

In addition:

•	each officer and director of OIS has agreed that any options to purchase OIS Common Stock with a strike price in excess of $1.00 will be terminated effective immediately prior to the Closing;

•	U.M. AccelMed, Limited Partnership has agreed, effective as of the Effective Time, to cancel its warrants to purchase an aggregate of 4,404,722 shares of OIS Common Stock;

•

The Tail Wind Fund, Ltd. and Solomon Strategic Holdings, Inc. have agreed, effective as of the Effective Time, to (i) cancel warrants to purchase 1,239,396 and 210,961 shares of OIS Common Stock, respectively, in exchange for an aggregate amount equal to $249,000 in shares of Merge Healthcare Common Stock as determined in accordance with the 0.1693 exchange ratio applicable to the Merger; provided that if Merge Healthcare determines in its reasonable discretion that such shares may not be exempt from registration under the federal securities laws, as a result of the Fairness Hearing, then such $249,000 will be paid in cash; and (ii) with respect to certain convertible notes, that (A) a “Change in Control Transaction” (as defined in such convertible notes) will only occur upon the Effective Time and (B) the 30% premium ($206,250) to be paid upon such Change in Control Transaction will be calculated as of June 5, 2011, but will be paid to The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. on the date of the closing of the Change in Control Transaction or the date the Change in Control Transaction is terminated, half of such premium will be paid in shares of Merge Healthcare Common Stock, valued on the same basis as the Merger Consideration, and the balance will be payable in cash; provided that if Merge Healthcare determines in its reasonable discretion that such shares may not be exempt from registration under the federal securities laws, as a result of the Fairness Hearing, then such premium ($206,250) will be paid in cash; and

•

Mizrahi Tefahot Bank Ltd. will agree to receive, at the Effective Time, $225,000 in cash in cancellation of its warrant to purchase 350,000 shares of OIS Common Stock pursuant to a certain warrant agreement with OIS.

FRACTIONAL SHARES

Merge Healthcare will pay cash (without interest) in the amount of such fraction multiplied by $1.00, rounded to the nearest cent, to each holder of OIS Common Stock who otherwise would be entitled to receive fractional shares of Merge Healthcare Common Stock.

PROCEDURES FOR RECEIVING MERGER CONSIDERATION

At the Effective Time, Merge Healthcare will deposit, or cause to be deposited, with American Stock Transfer & Trust Company LLC to act as exchange agent for the transaction sufficient shares of Merge Healthcare Common Stock and, to the extent of fractional shares, cash to pay OIS’ shareholders (except those shares held by any OIS shareholders who are entitled to and who properly exercise and perfect dissenters’ rights under Chapter 13 of the CGCL) the aggregate Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates (“Certificates”) that represented OIS Common Stock as promptly as reasonably practicable after the Effective Time, or non-certificated shares of Common Stock (“Uncertificated Shares”). The stock and cash deposited pursuant to the foregoing is referred to as the “Payment Fund.”

As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause the exchange agent to mail to each record holder of OIS Common Stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration. Each shareholder will be entitled to receive the appropriate Merger Consideration upon surrendering to the exchange agent such shareholder’s Certificates or Uncertificated Shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholding taxes as required by law. You should not return your Certificates to the exchange agent without a letter of transmittal, and you should not return your Certificates to OIS.

If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.

At the close of business on the day of the Effective Time, the stock transfer books of OIS will be closed and there will be no further registration of transfers of OIS Common Stock in the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Certificates or Uncertificated Shares shall cease to have any rights as a shareholder of OIS except as provided under the Merger Agreement or applicable law.

Lost, Stolen or Destroyed Certificates

If any shareholder is unable to surrender such holder’s Certificate because such Certificate has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance reasonably satisfactory to the Surviving Corporation.

EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT

Merge Healthcare has applied, pursuant to California Code, Section 25121 for a permit to issue the shares of Merge Healthcare Common Stock to be issued in the Merger (the “California Permit”). If the California Permit is issued after the Fairness Hearing, the shares of Merge Healthcare Common Stock to be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of OIS, subject to certain limitations, with respect to:

•	due organization, valid existence, good standing and qualifications to do business;

•

disclosure of organizational documents (including certificates of incorporation, bylaws and certain Board of Directors’ meetings minutes) and compliance with the terms thereof by OIS and its subsidiaries;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement;

•	governmental consents and filings required for the Merger;

•	absence of conflicts caused by the Merger with organizational documents, contracts or laws;

•	compliance with any and all government permits and applicable laws;

•	accuracy of its SEC reports and financial statements;

•	absence of certain adverse changes or events since December 31, 2010;

•	absence of undisclosed litigation;

•	employee benefits matters;

•	labor and employment matters;

•	insurance matters;

•	real property used in the business;

•	tax matters;

•	accuracy of information provided for inclusion in this information statement or any other documents filed with the SEC in connection with the Merger and the Permit Application by OIS;

•	receipt of a fairness opinion from HGP, OIS’ financial advisor;

•	brokers’ fees;

•	the effect of applicable takeover laws on the Merger;

•	intellectual property matters;

•	environmental matters;

•	disclosure, enforceability and validity of material contracts;

•	affiliate transactions; and

•	product warranty and product liability matters.

The Merger Agreement also contains customary representations and warranties of Merge Healthcare and Merger Sub, including among other things:

•	due organization, valid existence, good standing and qualifications to do business;

•

disclosure of organizational documents (including certificates of incorporation, bylaws and certain Board of Directors’ meetings minutes) and compliance with the terms thereof by Merge Healthcare and Merger Sub;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and consummate the transactions contemplated thereby and enforceability of the Merger Agreement;

•	governmental consents and filings required for the Merger;

•	absence of conflicts caused by the Merger with organizational documents, contracts or laws;

•	compliance with any and all government permits and applicable law;

•	accuracy of Merge Healthcare’s SEC reports and financial statements;

•	absence of certain adverse changes or events since December 31, 2010;

•

accuracy of the information provided for inclusion in this information statement or any other documents filed with the SEC in connection with the Merger and the Permit Application by Merge Healthcare and Merger Sub;

•	brokers’ fees;

•	absence of ownership by Merge Healthcare, Merger Sub or any of Merge Healthcare’s affiliates of shares of OIS Common Stock;

•	absence of significant litigation;

•	disclosure of certain material contracts of Merge Healthcare; and

•	availability of a sufficient number of shares of Merge Healthcare Common Stock to complete the Merger.

The representations and warranties contained in the Merger Agreement expire at the Effective Time. The representations, warranties and covenants in the Merger Agreement were made in part to allocate contractual risk between the parties and not as a means of establishing facts. The Merger Agreement might have a different standard of materiality than securities laws, and the representations, warranties and covenants are qualified by information contained in schedules of exceptions. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of OIS or any of its affiliates or of Merge Healthcare or any of its affiliates.

CONDUCT OF BUSINESS PENDING THE MERGER

Restrictions on OIS’ Operations

OIS has agreed that, until the earlier of completion of the Merger and the earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, required by law or approved by Merge Healthcare (such consent not to be unreasonably conditioned, withheld or delayed), it will conduct its and its subsidiaries’ business in the ordinary course of business and will use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization, and to preserve all present relationships with customers, suppliers, employees, licensees, licensors, partners and other persons with which it has significant business relations. In addition, until the Merger is completed or the Merger Agreement is terminated, and except as required by law, OIS has agreed that it will be subject to specific restrictions relating to:

•	changes in its organizational documents;

•

the issuance, delivery, sale, pledge, disposition or encumbrance of any capital stock (including through the issuance or granting of options, warrants or otherwise), except pursuant to the exercise of OIS stock options or in connection with other stock based awards in each case outstanding on the date of the Merger Agreement and grant of new options to employees within limits set forth in the Merger Agreement;

•	the declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•

adjusting, recapitalizing, reclassifying, combining, splitting, subdividing, redeeming, purchasing or otherwise acquiring any shares of capital stock of OIS that is not wholly-owned (except as provided in the Merger Agreement);

•

acquiring (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person (as defined in the Merger Agreement), business or division (whether by acquisition of assets or otherwise), or entering into any new line of business;

•

selling or otherwise disposing of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

•

(i) entering into, renewing, terminating or materially amending (A) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice, or otherwise imposing any material restrictions on OIS or its subsidiaries, or (B) any joint venture, partnership or other similar arrangement or (ii) engaging in any transaction or series of transactions with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; provided, that, if the closing of the Merger does not occur on or before July 15, 2011, an affiliate may lend OIS up to $500,000 of additional indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date and prior to the closing of the Merger;

•	authorizing any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;

•

incurring or modifying in any material respect of the terms of any indebtedness for borrowed money, or the assumption, guaranty, endorsement or otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances to any Person in excess of $100,000 in the aggregate; provided that, if the Closing does not occur on or before July 15, 2011, OIS is permitted to incur up to $500,000 of additional indebtedness with a per annum interest rate of not more than 12% during each 30 day period after such date and prior to the closing date of the Merger;

•

(i) increasing the compensation or benefits of any of its directors, officers or employees, (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or paying any bonuses; (ii) granting or paying any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date of the Merger Agreement; (iii) entering into, amending or modifying the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former directors, officers or employees with any annual base salary in excess of $75,000, or establishing, adopting, entering into or materially amending or terminating any OIS plans or collective bargaining agreement; and (iv) accelerating the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any OIS “plan” (as defined below) or trust not required to be funded;

•	changes in method or principle of accounting, except as required by a change in law or GAAP;

•

materially changing any tax accounting period, adopting or changing any material tax accounting method, filing any material amended tax return, or settling a material tax claim or assessment, in each case, relating to OIS or its subsidiaries, unless required by GAAP or applicable law;

•

agreeing to or otherwise settling, compromising or otherwise resolving in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date of the Merger Agreement or made or brought thereafter, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by OIS or any of its subsidiaries in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

•

abandoning, selling, licensing (except in the ordinary course of business consistent with past practice), assigning or granting any security interest in or to any material item of OIS’ intellectual property rights or any other material assets; or

•	agreeing to take any of the above actions.

OIS “plans” include without limitation, employee pension and welfare plans, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits.

Restrictions on Merge Healthcare’s Operations

Except as contemplated by the Merger Agreement, Merge Healthcare and Merger Sub have each agreed that, between the date of the Merger Agreement and the Effective Time, it will not, without the prior written consent of OIS (which consent shall not be unreasonably withheld or delayed):

•

declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than the redemption of its Preferred Stock); or

•	adjust, recapitalize, reclassify, combine, split, or subdivide any shares of its capital stock.

SHAREHOLDER ACTION BY WRITTEN CONSENT

We are required pursuant to the terms of the Merger Agreement to prepare and deliver to OIS’ shareholders this information statement and notice of the adoption of the Merger Agreement by OIS Shareholder Consent in accordance with Section 603(b) of the CGCL to all holders of OIS Common Stock not executing the

OIS Shareholder Consent, together with any additional information required by the CGCL, including a description of the dissenters’ rights of holders of OIS Common Stock available under Chapter 13 of the CGCL.

On June 17, 2011, our Board of Directors took action by unanimous written consent to amend the OIS bylaws to provide that any action which may be taken at any annual or special meeting of OIS shareholders may be taken without a meeting and without prior notice, if a consent in writing is taken by holder or holders of outstanding shares of OIS Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Previously, our bylaws required that any action taken by our shareholders by written consent be unanimous.

The adoption of the Merger Agreement by OIS’ shareholders requires the affirmative vote or written consent of OIS shareholders holding a majority of outstanding shares of OIS Common Stock. On June 5, 2011, the date that the Merger Agreement was signed, Supporting Shareholders of OIS holding approximately 72% of the outstanding shares of OIS Common Stock entered into the Shareholder Support Agreement pursuant to which the Supporting Shareholders agreed, among other things, to vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Merger Agreement is terminated. Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent. On July 11, 2011, in accordance with the terms of the Shareholder Support Agreement and the recent amendment to our bylaws described in the paragraph above, the Supporting Shareholders delivered written consents to OIS that, subject to certain conditions, adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement including the Merger (the “OIS Shareholder Consent”). As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the California Commissioner having issued the California Permit following the Fairness Hearing, and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner has issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the Merger Agreement. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

ADDITIONAL AGREEMENTS

The Merger Agreement contains a number of other covenants by OIS and Merge Healthcare, including:

•

Fairness Hearing: In accordance with the terms of the Merger Agreement, OIS and Merge Healthcare filed an application on June 16, 2011 for the California Permit from the California Commissioner in order to notify interested parties (as required by California law) of, and to hold, the Fairness Hearing conducted before the California Commissioner in accordance with applicable California laws with respect to the Merger and the shares of Merge Healthcare Common Stock to be issued to OIS shareholders in the Merger. The purpose of the Fairness Hearing will be to approve the fairness of the terms and conditions of the Merger Agreement and authorize the issuance of shares of Merge Healthcare Common Stock to OIS shareholders. If the California Permit is issued after the Fairness Hearing, the shares of Merge Healthcare Common Stock to be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. We will notify the shareholders when the Fairness Hearing has been scheduled by the California Commissioner. We expect to obtain such approval, although we cannot be certain if or when we will obtain it.

•	Access: The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time or the earlier termination of the Merger Agreement, OIS will afford to Merge Healthcare and its representatives reasonable access at all reasonable times to all of OIS’ officers, employees, properties, offices, plants, and other facilities and to all of OIS’ and its subsidiaries’ books and records, financial, operating and other data and information, except that OIS is not required to provide any information that it reasonably believes it cannot deliver due to contractual or legal restrictions.

•	Further Actions. Merge Healthcare, Merger Sub and OIS will use commercially reasonable efforts to (among other things):

•

take all actions and to do all things necessary, proper or advisable, including making any filings or obtaining any approvals or waivers, under applicable laws to complete the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable; and

•

contest and resist any administrative or judicial investigation, suit, action or other proceeding instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or court order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

•

Public Announcements. OIS, Merge Healthcare and Merger Sub have agreed to consult with one another before issuing any public release or otherwise making any public statements about the Merger or related transactions, and will not release any such public release without prior consent of the other party; provided, that OIS or Merge Healthcare may include disclosures relating to the transactions contemplated by the Merger Agreement in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by OIS and Merge Healthcare (or made individually by OIS or Merge Healthcare, if previously consented to by the other party); provided, finally, that OIS shall not be required to provide Merge Healthcare any such opportunity to review or comment in connection with the receipt and existence of an acquisition proposal and matters related thereto or a change in the recommendation of our Board of Directors.

•

Notification of Matters. The parties agree to promptly notify one another of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of certain conditions of the Merger Agreement (set forth in “Merger Agreement—Conditions to Merger”) impossible or unlikely.

•

Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation, and OIS will cooperate with Merger Sub and Merge Healthcare in preparing, executing and filing any tax returns with respect to such transfer taxes.

•

Anti-Takeover Statutes. If any anti-takeover statute is or may become applicable to the Merger or the Shareholder Support Agreement (described below), then OIS, Merge Healthcare and Merger Sub and their respective Boards of Directors shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

INDEMNIFICATION AND INSURANCE

The Merger Agreement provides that all rights to indemnification and exculpation from liabilities occurring at or prior to the Effective Time (including rights for advancement of expenses) in favor of then current or former directors or officers of OIS provided in its articles of incorporation or bylaws and any indemnification or other agreements of OIS in effect on the date of the Merger Agreement shall be assumed by the Surviving Corporation and shall survive the Merger and continue in full force and effect in accordance with their terms.

Prior to the Effective Time, OIS will convert or purchase from an insurer chosen by OIS a run-off policy of directors’ and officers’ liability insurance at a cost of not more than 200% of the annual premium for OIS’ most recent policy year, which will provide coverage for six years after the Effective Time on terms not less favorable than OIS’ current policy.

CONDITIONS TO THE MERGER

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the following conditions:

Conditions to Each Party’s Obligations

Merge Healthcare’s, Merger Sub’s and OIS’ respective obligations to complete the Merger are subject to the satisfaction or waiver of various conditions, including the following:

•	Shareholder Approval. OIS shareholders holding a majority of the outstanding shares of OIS Common Stock having approved the Merger Agreement in accordance with the CGCL.

•

No Injunction or Restraint. The absence of any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement, or any injunction by any United States or state court or United States Governmental Entity (as defined in the Merger Agreement) prohibiting, restraining or enjoining the completion of the Merger.

•	California Permit. The California Permit having been issued by the California Commissioner.

Conditions to Merge Healthcare’s and Merger Sub’s Obligations

Merge Healthcare’s and Merger Sub’s obligations to complete the Merger are also subject to various conditions, including the following:

•	there shall not have occurred an OIS Material Adverse Effect (as defined in the Merger Agreement);

•	OIS’ representations and warranties in the Merger Agreement being true and correct to the extent set forth in the Merger Agreement;

•	Compliance by OIS with its covenants and agreements as to the extent set forth in the Merger Agreement;

•

the outstanding indebtedness of OIS as of the Effective Time not exceeding $4,344,445; provided, that, if the closing of the Merger does not occur on or before July 15, 2011, OIS is permitted to incur up to $500,000 of additional indebtedness with a per annum interest rate of not more than 12% during each 30 day period after such date and prior to the closing of the Merger;

•	receipt of certificates executed by the chief executive officer or chief financial officer of OIS that the aforementioned conditions have been satisfied;

•	certain officers of OIS shall have entered into a noncompetition and nonsolicitation agreements with Merge Healthcare as further described in the Merger Agreement;

•	the absence of any actual or pending general suspension of, or limitation on, trading in securities on Nasdaq; and

•	certain holders of warrants and convertible debt agreeing to cancel or amend the terms thereof as further described in the Merger Agreement.

Conditions to OIS’ Obligations

OIS’ obligation to complete the Merger is also subject to various conditions, including the following:

•	Merge Healthcare’s and Merger Sub’s representations and warranties in the Merger Agreement being true and correct to the extent set forth in the Merger Agreement;

•	compliance by Merge Healthcare with its covenants and agreements in Section 2.2 of the Merger Agreement regarding the delivery of the Merger Consideration to the exchange agent;

•

Merge Healthcare Common Stock issuable to the holders of the share of OIS Common Stock pursuant to the Merger Agreement being included for listing on the NASDAQ Global Select Market upon official notice of issuance;

•	receipt of certificates executed by the chief executive officer or chief financial officer of Merge Healthcare that the aforementioned conditions have been met; and

•	delivery by Merge Healthcare of the Merger Consideration to the exchange agent.

In addition, the effectiveness of the OIS Shareholder Consent is subject the condition that the California Commissioner has issued the California Permit following a Fairness Hearing.

TERMINATION

The Merger Agreement may be terminated at any time before completion of the Merger in any of the following ways:

•	by mutual written consent of Merge Healthcare, Merger Sub and OIS;

•

by either Merge Healthcare or OIS if any court or governmental entity having jurisdiction in the United States shall have issued an order, decree or ruling enjoining or prohibiting the Merger which has become final and nonappealable; or

•

by either Merge Healthcare or Merger Sub if the Effective Time has not occurred on or before August 19, 2011 (as extended, referred to as the “termination date”); provided, that, if the transaction is delayed due to a review of this information statement by the SEC or other regulatory filings, such date will be extended to September 3, 2011. Such right to terminate will not be available to any party whose action or failure to perform in breach of the Agreement has been the cause of or resulted in the failure of the Effective Time to occur;

•

by Merge Healthcare, so long as neither Merge Healthcare nor Merger Sub has materially breached any of its obligations contained in the Merger Agreement, if (i) there shall have occurred an OIS Material Adverse Effect; or (ii) OIS breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which breach would result in a failure of any of the conditions to the obligation of Merge Healthcare or Merger Sub to effect the Merger (as set forth in “Merger Agreement—Conditions to the Merger”); and such breach has not been cured by the earlier of (a) 15 days after notice of the breach to OIS and (b) the termination date;

•

by Merge Healthcare if our Board of Directors withdraws or modifies in a manner adverse to Merge Healthcare, or proposes publicly to withdraw or modify in a manner adverse to Merge Healthcare, its recommendation that its shareholders vote to approve and adopt the Merger Agreement or resolves or agrees to take any such action;

•

by OIS, so long as OIS has not materially breached any of its obligations contained in the Merger Agreement if Merge Healthcare or Merger Sub breaches any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would result in a failure of any of the conditions to the obligation of OIS to effect the Merger (as set forth in “Merger Agreement—Conditions to the Merger”) and such breach has not been cured by the earlier of (a) 15 days after notice of the breach to Merge Healthcare and (b) the termination date; or

•	by OIS in connection with the receipt of a superior proposal under the terms and subject to the conditions set forth in the Merger Agreement.

Should any of these potential grounds for termination occur, Merge Healthcare’s and our Board of Directors, as applicable, may elect to exercise their respective rights to terminate the Merger Agreement.

TERMINATION FEES AND EXPENSES

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses.

OIS has agreed to pay Merge Healthcare a termination fee equal to $1,240,489 plus its fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement, in the aggregate, not to exceed $1,590,371 if:

•

a bona fide acquisition proposal determined in accordance with the Merger Agreement shall have been made or any Person makes a public announcement to make such a proposal and thereafter the Merger Agreement is terminated by either Merge Healthcare or OIS as a result of the Effective Time not having occurred by the termination date;

•	OIS terminates the Merger Agreement in connection with the receipt of a superior proposal under the terms and conditions set forth in the Merger Agreement;

•

Merge Healthcare terminates the Merger Agreement because our Board of Directors withdraws or modifies in a manner adverse to Merge Healthcare or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Merge Healthcare or Merger Sub, its recommendation that its shareholders approve and adopt the Merger Agreement or resolves or agrees to take any such action; or

•

Merge Healthcare terminates the Merger Agreement because (i) there shall have occurred an OIS Material Adverse Effect; or (ii) OIS breaches any representation, warranty, covenant or agreement contained in the Merger Agreement which breach would result in a failure of any of the conditions to the obligation of Merge Healthcare or Merger Sub to effect the Merger (as set forth in “Merger Agreement—Conditions to the Merger”); and such breach has not been cured by the earlier of (a) 15 days after notice of the breach to OIS and (b) the termination date;

provided, that, in each case, no termination fee will be payable to Merge Healthcare unless and until either prior to or within 12 months of such termination, OIS or any of its subsidiaries shall have entered into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to, or shall have consummated or shall have approved or recommended to OIS’ shareholders, or otherwise not opposed, an acquisition proposal.

Merge Healthcare has agreed to pay OIS a termination fee equal to $954,223 if OIS terminates the Merger Agreement because Merge Healthcare or Merger Sub has breached any of their representations and warranties contained in the Merger Agreement such that the conditions to the Closing set forth in “Merger Agreement—Conditions to Closing” would not be satisfied, and such has not been cured by the earlier of (a) 15 days after notice of the breach to OIS and (b) the termination date.

EFFECT OF TERMINATION

In the event of termination of the Merger Agreement prior to the Effective Time in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of Merge Healthcare, Merger Sub or OIS other than:

•	the payment of fees and expenses described above under “Merger Agreement—Termination Fees and Expenses”;

•	liability for brokerage or finder’s fees incurred by it;

•	the parties’ mutual obligations with respect to confidentiality and public announcements, which survive termination, under the terms of the Merger Agreement; and

•	liability arising out of fraud or material and intentional breach of any provision of the Merger Agreement.

NO SOLICITATION OF OTHER OFFERS BY OIS

Under the terms of the Merger Agreement, subject to certain exceptions described below, OIS has agreed that it and its officers and directors will not (and that it will use commercially reasonable efforts to ensure that its representatives will not) directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any “acquisition proposal,” as defined below; or

•	engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, an acquisition proposal.

In addition, under the Merger Agreement, OIS has agreed that it will, and it will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with respect to any acquisition proposal.

However, if OIS receives an unsolicited bona fide written proposal for an acquisition proposal, OIS may:

•	provide access or furnish information with respect to OIS to the person that made such proposal pursuant to a customary confidentiality agreement; and

•	engage in discussions and negotiations with the person that made such proposal;

but only if:

•	our Board of Directors determines in good faith, after consultation with its financial advisors, that the proposal constitutes a “superior proposal” as defined below; and

•

the acquisition proposal did not result from a breach of OIS’ covenant not to initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, or engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, an acquisition proposal.

An “acquisition proposal” means any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of:

•	an equity interest representing a 15% or greater economic or voting interest in OIS; or

•

the assets, securities or other ownership interests of or in OIS representing 15% or more of the consolidated assets of OIS; in each case, other than the transactions contemplated by the Merger Agreement.

A “superior proposal” means any offer made by a third party that our Board of Directors reasonably determines to be bona fide for a transaction that if consummated, would result in such third party (or in the case of a direct merger between such third party and OIS, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the common stock of OIS (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of OIS and its subsidiaries for consideration consisting of consideration payable to holders of OIS Common Stock that our Board of Directors determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of OIS Common Stock than the Merger with Merge Healthcare taking into account the termination fee, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of the Merger Agreement proposed by Merge Healthcare in response to such superior proposal or otherwise.

Additionally, subject to the right of OIS to withhold information where such disclosure would contravene any law or binding agreement entered into prior to the date of the Merger Agreement, OIS is required to promptly provide Merge Healthcare any non-public information that is provided to the person making an acquisition proposal or its representatives that was not previously provided to Merge Healthcare or Merger Sub. OIS has agreed to promptly (within two (2) business days) notify Merge Healthcare of the receipt of any acquisition proposal after the date of the Merger Agreement, including the identity of the person making such acquisition proposal and the material terms and conditions of such acquisition proposal, and to keep Merge Healthcare apprised of any related material developments, discussions and negotiations related to such acquisition proposal.

CHANGES OF RECOMMENDATION

The Merger Agreement requires our Board of Directors:

•	not to withdraw or modify, or to propose publicly to withdraw or modify, its recommendation to approve the Merger in a manner adverse to Merge Healthcare or Merger Sub;

•	not to recommend, adopt or approve any acquisition proposal or propose publicly to recommend, adopt or approve any acquisition proposal; and

•

not to cause or permit OIS to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to lead to any acquisition proposal.

However, our Board of Directors may withdraw its recommendation to approve the Merger or recommend a superior proposal (an “OIS Recommendation of Change”), if:

•	our Board of Directors determines in good faith, after consulting its legal advisors, that failure to take such action would, or would be reasonably likely to, be a breach of its fiduciary duties; and

•

it provides Merge Healthcare two business days’ prior written notice specifying the material terms and conditions of the superior proposal, including the identification of the person making the superior proposal.

AMENDMENTS, EXTENSIONS AND WAIVERS

The parties may amend the Merger Agreement in writing by action taken by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger Agreement by OIS’ shareholders, the parties may not make any amendment that by law requires further approval by OIS’ shareholders without such approval.

At any time before the Effective Time, each party may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement, subject to the requirements of applicable laws.

THE SHAREHOLDER SUPPORT AGREEMENT

The following summary describes certain material provisions of the definitive Shareholder Support Agreement entered into by Merge Healthcare and the Supporting Shareholders and is qualified in its entirety by reference to the Shareholder Support Agreement, a copy of which is attached hereto as Annex B and incorporated herein by reference. This summary may not contain all of the information about the Shareholder Support Agreement that is important to OIS shareholders, and OIS shareholders are encouraged to read the Shareholder Support Agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the Shareholder Support Agreement and not this summary.

In connection with the execution and delivery of the Merger Agreement, Merge Healthcare entered into a Shareholder Support Agreement, dated as of June 5, 2011 (the “Shareholder Support Agreement”), with U. M. AccelMed, LP, Medivision Medical Imaging Systems LTD., Gil Allon and Ariel Shenhar (each a “Supporting Shareholder”). Pursuant to the Shareholder Support Agreement, the Supporting Shareholders holding approximately 72% of the outstanding shares of OIS Common Stock agreed, among other things, to vote all of their shares of OIS Common Stock in support of the Merger and against any competing transaction unless the Shareholder Support Agreement is terminated.

Our Board of Directors set June 15, 2011 as the record date for determining the OIS shareholders entitled to receive notice of the OIS Shareholder Consent. On July 11, 2011, in accordance with the terms of the Shareholder Support Agreement and the recent amendment to our bylaws described under “The Merger Agreement—Shareholder Action by Written Consent,” the Supporting Shareholders delivered written consents to OIS that, subject to certain conditions, adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement including the Merger (the “OIS Shareholder Consent”). As a result, assuming the satisfaction of the conditions provided for in (1) the Merger Agreement, including, without limitation, (i) the California Commissioner having issued the California Permit following the Fairness Hearing, and (ii) the absence of a material adverse event with respect to OIS between the execution of the Merger Agreement and closing of the Merger and (2) the OIS Shareholder Consent that the California Commissioner has issued the California Permit following the Fairness Hearing, no action by any other OIS shareholder is required to adopt the Merger Agreement. If the California Commissioner grants Merge Healthcare the California Permit, the Supporting Shareholders will execute and deliver to OIS an additional written consent, approving, adopting and ratifying the Merger Agreement, the Merger, the OIS Shareholder Consent and the transactions contemplated thereby.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of the CGCL, which are attached as Annex D to this information statement and incorporated herein by reference. Shareholders intending to exercise dissenters’ rights should carefully review Annex D. Failure to follow any of these statutory procedures set forth in Annex D may result in a termination or waiver of your dissenters’ rights under applicable law. Therefore, this summary and Annex D should be reviewed carefully by any shareholder who wishes to exercise statutory dissenters’ rights or who wishes to reserve the right to do so.

Under the CGCL, shareholders of OIS who did not provide the OIS Shareholder Consent or otherwise vote in favor of or consent to the approval of the Merger may, under certain conditions and upon the proper exercise of their dissenters’ rights, become entitled to be paid cash for the fair market value of their stock as of June 3, 2011, the last day before the Merger was first announced, in lieu of the consideration set forth in the Merger Agreement.

The Merger Agreement provides that shares of capital stock of OIS that are outstanding immediately prior to the Effective Time and have not been voted in favor of the Merger will not be converted into the consideration set forth in the Merger Agreement if the holder of the shares validly exercises and perfects statutory dissenters’ rights with respect to the shares, although the shares will be automatically converted into the consideration set forth in the Merger Agreement on the same basis that all other shares of capital stock of OIS are converted in the Merger when and if the holder of those shares withdraws his, her or its demand for dissenters’ rights or otherwise becomes legally ineligible to exercise dissenters’ rights. Any shareholders of OIS considering exercising dissenters’ rights should consult with legal counsel.

If the Merger is completed, when the Merger becomes effective, shareholders of OIS who did not provide the OIS Shareholder Consent or otherwise vote in favor of or consent to the approval of the Merger and comply with the procedures prescribed in Chapter 13 of the CGCL will be entitled to a judicial determination of the fair market value of their shares, which, for purposes of the exercise of dissenters’ rights under the CGCL, is determined as of June 3, 2011, the business day immediately prior to the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, and to require OIS to purchase the shareholder’s shares for cash at such fair market value.

The following is a brief summary of the statutory procedures that must be followed by a shareholder of OIS in order to dissent from the Merger and perfect dissenters’ rights under the CGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13 of the CGCL, the full text of which is attached to the information statement as Annex D and is incorporated herein by reference.

In order to exercise dissenters’ rights under the CGCL, a shareholder of OIS must be entitled to vote on the proposal to approve the Merger, or be a transferee of record of shares held by such a shareholder. Under Chapter 13 of the CGCL, dissenters’ rights can only be exercised with respect to shares of capital stock of OIS that are outstanding on the record date for the determination of shareholders of OIS entitled to vote on the Merger.

Under Sections 603(b) and 1301(a) of the CGCL, OIS is required to mail within 10 days after the date of adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby by at least a majority of the shareholders of OIS, a notice of availability of dissenters rights to each holder of stock of OIS who has not provided the OIS Shareholder Consent or otherwise voted in favor of or consented to the approval of the Merger. Such notice of dissenters’ rights will contain, among other things, a statement of the price determined by OIS to represent the fair market value of dissenting shares. The statement of the fair market value of the stock of OIS will constitute an offer by OIS to purchase at that price any shares of stock of OIS for which dissenters’ rights are perfected.

A shareholder of OIS wishing to require OIS to purchase his, her or its shares of capital stock of OIS pursuant to Chapter 13 of the CGCL Law must:

(1)	not provide the OIS Shareholder Consent or otherwise vote in favor of or consent to the approval of the Merger;

(2)	make written demand upon OIS to have OIS purchase those shares for cash at their fair market value. The demand must be made by a person who was a shareholder of record on the record date, must state the number and class of shares held of record by the dissenting shareholder and must contain a statement of what the shareholder claims to be the fair market value of the shares as of the last day before the Merger was first announced. The statement of fair market value by the shareholder will constitute an offer by the shareholder to sell the shares of stock to OIS at the specified price. The written demand must be received by OIS within thirty days after the mailing of the notice of the availability of dissenters’ rights under Chapter 13 of the CGCL to you, or August 15, 2011. If the shareholder’s demand is not received by OIS within this thirty-day period, then the shareholder will forfeit his, her or its dissenters’ rights; and

(3)	submit to OIS, within thirty days after the mailing of the notice of the availability of dissenters’ rights under Chapter 13 of the CGCL to you, or August 15, 2011, at OIS’ principal office or the office of its transfer agent, the certificates representing any shares of stock of OIS with respect to which demand for purchase is being made, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.

Shareholders of OIS who did not provide the OIS Shareholder Consent, have satisfied the requirement set forth in (1) above.

Written demands, notices or other communications concerning the exercise of dissenters’ rights should be addressed to:

Ophthalmic Imaging Systems

221 Lathrop Way, Suite I

Sacramento, CA 95815

Attention: Chief Financial Officer

Fax No.: (916) 646-0207

Under the CGCL, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder’s dissenting shares in cash unless OIS consents.

If the shareholder and OIS agree that the shares of stock of OIS as to which the shareholder is seeking dissenters’ rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under the CGCL from the date of the Merger Agreement. Any agreements fixing the fair market value of any dissenting shares as between OIS and any dissenting shareholder must be filed with the secretary of OIS.

However, if OIS denies that the shareholder’s shares qualify as dissenting shares eligible for purchase under Chapter 13 of the CGCL, or OIS and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which OIS mailed to the shareholder the notice of approval of the Merger by the shareholders of OIS, but not thereafter, file a complaint in the California Superior Court of the proper county requesting the Court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters’ rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint.

If the Court is requested to determine the fair market value of the shares, it will appoint one or more impartial appraisers to determine the fair market value of the shares. Within the time fixed by the Court, the appraisers, or a majority of them, will make and file a report with the Court. If the Court finds the report reasonable, the Court may confirm it. However, if the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the Court or the report is not confirmed by the Court, then the Court will determine the fair market value of the shares. If the Court determines that the shareholder’s shares qualify as dissenting shares, then, following determination of their fair market value, OIS will be obligated to pay the dissenting shareholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to OIS of the certificates for the shares as to which the dissenters’ rights are being exercised.

The costs of the dissenters’ action, including reasonable compensation to the appraisers appointed by the court, will be allocated among OIS and dissenting shareholders as the Court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Merge Healthcare, then OIS will pay such costs. If the fair market value of the shares awarded by the Court exceeds 125% of the price offered by Merge Healthcare for the shares in the notice of approval of the Merger by the shareholders of OIS, then the Court may in its discretion include attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments in the costs payable by OIS.

Shareholders of OIS considering whether to seek dissenters’ rights should bear in mind that the fair value of their capital stock of OIS determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be issued and paid in the Merger as set forth in the Merger Agreement. Also, OIS reserves the right to assert in any dissenters’ proceeding that, for purposes thereof, the “fair value” or “fair market value” of the capital stock of OIS is less than the value of the consideration to be issued and paid in the Merger as set forth in the Merger Agreement.

The process of dissenting and exercising dissenters’ rights requires strict compliance with technical prerequisites. Shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL.

Any shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex D to this information statement, will forfeit his, her or its rights to dissent from the Merger and exercise dissenters’ rights and will receive the consideration to be issued and paid in the Merger as set forth in the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS OF OIS

The following table presents information regarding the beneficial ownership of OIS Common Stock as of June 5, 2011 by (i) each person or entity known by OIS to be a beneficial owner of five percent or more of OIS Common Stock, (ii) each of our current directors and named executive officers, (iii) each individual who is a former director and who voted to approve the Merger Agreement on June 5, 2011, (iv) former directors and named executive officers serving during our last fiscal year, and (v) all current directors and officers as a group.

Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. The percentage of outstanding shares of OIS Common Stock beneficially owned is based on 30,304,151 shares of OIS Common Stock outstanding as of June 5, 2011.

Unless indicated below, the address of each individual listed below is c/o OIS, 221 Lathrop Way, Ste I, Sacramento, California 95815.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Management and the Board
Gil Allon	1,244,106	(2)	4.0%
Ariel Shenhar	1,038,714	(3)	3.3%
Noam Allon	355,000	(4)	1.2%
John Brown	18,750	(5)	*
Uri Ram	20,000	(6)	*
Merle Symes	—		—
Yigal Berman	—		—
Barak Azmon	—		—
Uri Geiger	—		—
Menachem Inbar	—		—
Directors and Officers as a group (total of 10 persons)	2,676,570	(7)	8.1%

5% Shareholders
Medivision Medical Imaging Ltd.(8) P.O. Box 45, Industrial Park Yokneam Elit 20692 Israel	8,630,825	(8)	28.5%

U.M. AccelMed, Limited Partnership(10) 6 Hachoshlim St. Herzliya Pituach, 46120 Israel	17,743,375	(9)	51.1%

The Tail Wind Advisory & Management Ltd.(12) 77 Long Acre London, WC2E 9LB United Kingdom	1,909,911	(10)	5.9%

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of June 5, 2011, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	Represents options to purchase 1,124,106 shares of OIS Common Stock, indirect beneficial ownership by spouse of stock options to purchase 60,000 shares and 60,000 shares of OIS Common Stock.
(3)	Represents options to purchase 1,008,714 shares of OIS Common Stock and 30,000 shares of OIS Common Stock.
(4)	Represents shares subject to stock options.
(5)	Represents shares subject to stock options.
(6)	Represents shares subject to stock options.
(7)	Represents options to purchase 2,586,570 shares of OIS Common Stock and 90,000 shares of OIS Common Stock.
(8)	The members of the Board of Directors of MediVision hold sole voting and dispositive power over the shares of OIS Common Stock beneficially owned by MediVision. The members of MediVision’s Board of Directors are Noam Allon, Yigal Berman, Doron Maor, Mira Nesher and Amnon Roffe. MediVision’s Board may act upon approval of a majority of the board present and voting on an action, assuming a quorum is met. Each of Noam Allon, Yigal Berman, Doron Maor, Mira Nesher and Amnon Roffe expressly disclaims any equitable or beneficial ownership of the shares of OIS Common Stock beneficially owned by MediVision.
(9)	Moshe Arkin shares voting and dispositive power over the shares of OIS Common Stock held by AccelMed with M. Arkin (1999) Ltd., A.M. AccelMed Management (2009), Ltd. and U.M. AccelMed. Mr. Arkin is the sole director and beneficial owner of 99.9% of the outstanding shares of M. Arkin (1999) Ltd., which beneficially owns 80% of A.M. AccelMed Management (2009), Ltd., which is the general partner of AccelMed. Each of Mr. Arkin, M. Arkin (1999) Ltd. and A.M. AccelMed Management (2009), Ltd. expressly disclaim equitable and beneficial ownership of the shares of OIS Common Stock held by AccelMed.

Represents 13,338,603 shares of OIS Common Stock and warrants to purchase 4,404,772 of OIS Common Stock at $1.00 per share, respectively.

(10)	David Crook is the CEO and controlling shareholder of Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain, which is the investment manager for Tail Wind. Mr. Crook may be deemed to share voting and dispositive power with Tail Wind over the shares of OIS Common Stock held by Tail Wind. Each of Mr. Crook and Tail Wind Advisory & Management Ltd. expressly disclaim equitable and beneficial ownership of the shares of OIS Common Stock held by Tail Wind.

Represents 118,457 shares of OIS Common Stock, 552,058 of shares issuable upon conversion of Convertible Notes due October 30, 2011 of $587,500 at a conversion price of $1.06, and warrants to purchase 1,239,396 of OIS Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF MERGE HEALTHCARE

The following table presents information regarding the beneficial ownership of Merge Healthcare Common Stock as of June 5, 2011 by (i) each person or entity known by Merge Healthcare to be a beneficial owner of five percent or more of Merge Healthcare Common Stock, (ii) each of Merge Healthcare’s current directors and named executive officers, and (iii) all current directors and officers as a group.

Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. The percentage of outstanding shares of Merge Healthcare Common Stock beneficially owned is based on 84,488,183 shares of Merge Healthcare Common Stock outstanding as of June 5, 2011.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Merrick RIS, LLC / Michael W. Ferro, Jr.	31,540,137	37.33%
NorthPointe Capital, LLC(3)	4,626,978	5.48%
Dennis Brown	650,677	*
Justin C. Dearborn	440,222	*
Gregg G. Hartemayer	257,390	*
Ann G. Mayberry–French	96,205	*
Steven M. Oreskovich	387,842	*
Richard A. Reck	478,799	*
Neele E. Stearns, Jr.	446,610	*
Jeffery A. Surges	468,750	*
All Directors and executive officers as a Group (9 persons)	34,766,632	41.15%

*	Less than 1%.
(1)	The business address of each beneficial owner who is also a director of or named executed officer of Merge Healthcare is c/o Merge Healthcare Incorporated, 200 East Randolph Street, 24th Floor, Chicago, Illinois 60601, with the exception of Ms. Mayberry–French and Mr. Oreskovich whose business address is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. The business address for Merrick RIS, LLC is 233 North Michigan Avenue, Suite 2330, Chicago, Illinois 60601. The business address of NorthPointe Capital, LLC is 101 West Big Beaver, Suite 745, Troy, Michigan 48084.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of June 5, 2011, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Share amounts include the following numbers of shares of Merge Healthcare Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days of June 5, 2011: 275,000 for Mr. Ferro; 238,750 for Mr. Brown; 400,000 for Mr. Dearborn; 168,750 for Mr. Hartemayer; 62,500 for Ms. Mayberry–French; 328,750 for Mr. Oreskovich; 229,161 for Mr. Reck; 225,000 for Mr. Stearns; 468,750 for Mr. Surges; and 2,396,661 for all Merge Healthcare directors and executive officers as a group.
(3)	As reported on a Schedule 13G/A filed with the Commission on February 15, 2011, by NorthPointe Capital, LLC, a registered investment advisor, of which NorthPointe Capital, LLC has sole voting power with respect to 3,396,604 of the number of shares beneficially owned and sole dispositive power with respect to 4,626,978 of the number of shares beneficially owned.

SUMMARY CONSOLIDATED FINANCIAL DATA OF OIS

The following table sets forth summary consolidated financial data of OIS as of the dates and for the periods indicated and has been adjusted to reflect the restatement of our financial statements for the fiscal years ended December 31, 2009, 2008 and 2007. The restatement is more fully described in Note 2—Restatement of Consolidated Financial Statements in Item 8 to OIS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The summary consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008 and 2007, have been derived from OIS’ audited consolidated financial statements incorporated by reference in this information statement. The summary consolidated financial data as of December 31, 2006 has been derived from OIS’ audited consolidated financial statements not included or incorporated by reference in this information statement. The summary consolidated financial data as of and for the three months ended March 31, 2011 and 2010 have been derived from OIS’ unaudited consolidated financial statements as of such dates and for such periods incorporated by reference in this information statement. OIS’ results of operations for the three months ended March 31, 2011 may not be indicative of OIS’ results that may be expected for the full year.

The below summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of OIS incorporated by reference herein from OIS’ Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and OIS’ Quarterly Report on Form 10-Q for the period ended March 31, 2011, as well as OIS’ audited consolidated financial statements and related notes thereto incorporated by reference in this information statement.

	Three Months Ended		Years Ended December 31,
	31-Mar-11	31-Mar-10	2010	2009	2008	2007	2006
				(As Restated)	(As Restated)	(As Restated)
	(in thousands except for per share data)
Statement of Operations Data:
Net Sales	$3,464	$4,133	$18,632	$13,569	$12,491	$14,489	$15,797
Operating Income (loss)	(1,793)	(639)	(2,919)	(6,343)	(1,602)	885	2,144
Income (loss) before income taxes	(1,539)	(1,519)	(2,549)	(7,008)	(2,122)	944	2,220
Income tax expense (benefit)	(13)	13	(76)	4	1,299	1	(31)
Net Income (loss)	(1,552)	(1,506)	(2,472)	(7,012)	(3,421)	943	2,251
Net Income (loss) available to common shareholders
Earnings (loss) per share:
Basic	$(0.05)	$(0.06)	$(0.08)	$(0.32)	$(0.20)	$0.06	$0.14
Diluted	N/A	N/A	N/A	N/A	N/A	0.05	0.13
Weighted Average Shares Outstanding
Basic	30,304,151	26,518,618	28,805,067	21,842,234	16,866,831	16,682,773	16,090,610
Diluted	N/A	N/A	N/A	N/A	N/A	18,023,500	17,797,162

Balance Sheet Data:
Working Capital	$1,165	$4,407	$1,891	$3,171	$3,846	$9,943	$7,237
Total Assets	10,922	12,836	12,619	13,037	12,625	16,160	12,667
Long-term debt obligations	2,060	2,941	1,553	3,284	1,039	1,714	154
Shareholders’ equity	1,412	4,973	2,849	3,636	6,691	10,082	8,156

SUMMARY CONSOLIDATED FINANCIAL DATA OF MERGE HEALTHCARE

The following table sets forth summary consolidated financial data of Merge Healthcare as of the dates and for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2010 and December 31, 2009, and for the year ended December 31, 2008, have been derived from Merge Healthcare’s audited consolidated financial statements incorporated by reference in this information statement. The summary consolidated financial data as of December 31, 2008, and as of and for the years ended December 31, 2007, and December 31, 2006, have been derived from Merge Healthcare’s audited consolidated financial statements not included or incorporated by reference in this information statement. The summary consolidated financial data as of and for the three months ended March 31, 2011 and 2010 have been derived from Merge Healthcare’s unaudited consolidated financial statements as of such dates and for such periods incorporated by reference in this information statement. Merge Healthcare’s results of operations for the three months ended March 31, 2011 may not be indicative of Merge Healthcare’s results that may be expected for the full year.

The below summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Merge Healthcare incorporated by reference herein from Merge Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2010 and Merge Healthcare’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, as well as Merge Healthcare’s audited consolidated financial statements and related notes thereto incorporated by reference in this information statement.

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010(1)	2009(2)	2008	2007	2006
	(in thousands, except for share and per share data)
Statement of Operations Data:
Net sales	$52,762	$19,970	$140,332	$66,841	$56,735	$59,572	$74,322
Operating income (loss)(3)	5,816	(3,150)	(8,524)	8,963	(21,697)	(171,238)	(252,087)
Income (loss) before income taxes	(744)	(3,104)	(25,162)	150	(23,743)	(171,808)	(249,473)
Income tax expense (benefit)	845	48	(13,646)	(135)	(60)	(240)	9,450
Net income (loss)	(1,589)	(3,152)	(11,516)	285	(23,683)	(171,568)	(258,923)
Net income (loss) available to common shareholders	(3,155)	(3,152)	(30,592)	285	(23,683)	(171,568)	(258,923)
Earnings (loss) per share:
Basic	$(0.04)	$(0.04)	$(0.38)	$0.00	$(0.51)	$(5.06)	$(7.68)
Diluted	(0.04)	(0.04)	(0.38)	0.00	(0.51)	(5.06)	(7.68)
Weighted average shares outstanding:
Basic	84,208,907	74,801,177	80,231,427	60,910,268	46,717,546	33,913,379	33,701,735
Diluted	84,208,907	74,801,177	80,231,427	62,737,821	46,717,546	33,913,379	33,701,735

	Three Months Ended March 31,		December 31,
	2011	2010	2010	2009	2008	2007	2006
			(in thousands)
Balance Sheet Data:
Working capital	$36,667	$11,518	$28,792	$18,231	$8,254	$878	$27,101
Total assets	401,523	130,084	396,388	100,249	54,737	61,635	234,875
Long-term debt obligations	195,292	—	195,077	—	14,230	—	—
Shareholders’ equity	104,479	65,357	104,806	68,137	8,841	24,405	189,925

(1)	Includes the results of AMICAS from April 28, 2010, the date of the business combination.
(2)	Includes the results of etrials and Confirma from July 20, 2009 and September 1, 2009, the respective dates of the business combinations.
(3)	For the years ended December 31, 2007 and 2006, we incurred charges of $122.4 million and $214.1 million, respectively, related to the impairment of goodwill.

MARKET PRICE OF OIS COMMON STOCK AND DIVIDEND INFORMATION

OIS Common Stock currently is quoted on the OTCBB under the symbol “OISI.” On the record date, June 15, 2011, there were 30,304,151 shares of OIS Common Stock issued and outstanding, held by approximately 97 shareholders of record. The following table sets forth, for the periods indicated, the high and low sales price per share of OIS Common Stock, as reported by the OTCBB based on published financial sources. OIS has never paid dividends on its shares of OIS Common Stock.

Shareholders are urged to obtain a current market quotation for shares of OIS Common Stock.

	High	Low
Fiscal Year ended December 31, 2009
First Quarter	$0.34	$0.15
Second Quarter	0.45	0.24
Third Quarter	0.59	0.25
Fourth Quarter	1.57	0.45

Fiscal Year ended December 31, 2010
First Quarter	$1.39	$0.85
Second Quarter	1.15	0.76
Third Quarter	1.03	0.55
Fourth Quarter	1.00	0.70

Fiscal Year ending December 31, 2011
First Quarter	$0.90	$0.71
Second Quarter (through June 15, 2011)	0.93	0.71

On June 3, 2011, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the shares of OIS Common Stock on the OTCBB was $0.85 per share. The per share Merger Consideration of $1.00 represents an 18% premium over the closing price of shares of OIS Common Stock on June 3, 2011, the last trading day before the Merger was announced, and a 33% and 27% premium over the average closing price of shares of OIS Common Stock for the one week and one month periods, respectively, prior to the announcement of the Merger.

On June 15, 2011, the reported closing sales price of the OIS Common Stock on the OTC was $0.81 per share.

MARKET PRICE OF MERGE HEALTHCARE COMMON STOCK AND DIVIDEND INFORMATION

Merge Healthcare Common Stock currently is listed and traded on the NASDAQ Global Select Market under the symbol “MRGE.” On the record date, June 15, 2011, there were 84,488,183 shares of Merge Healthcare Common Stock issued and outstanding, held by approximately 398 stockholders of record. The following table sets forth, for the periods indicated, the high and low sales price per share of Merge Healthcare Common Stock, as reported by the NASDAQ Global Select Market. Merge Healthcare does not anticipate paying any cash dividends in the foreseeable future.

Stockholders are urged to obtain a current market quotation for shares of Merge Healthcare Common Stock.

	High	Low
Fiscal Year ended December 31, 2009
First Quarter	$1.84	$1.07
Second Quarter	4.48	1.25
Third Quarter	4.78	2.98
Fourth Quarter	4.25	2.93

Fiscal Year ended December 31, 2010
First Quarter	$3.44	$1.95
Second Quarter	3.16	1.92
Third Quarter	3.38	2.46
Fourth Quarter	4.25	2.84

Fiscal Year ending December 31, 2011
First Quarter	$5.36	$3.39
Second Quarter (through June 15, 2011)	6.19	4.55

On June 3, 2011, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the shares of Merge Healthcare Common Stock on the NASDAQ Global Select Market was $5.66 per share. The volume weighted average price per share of Merge Healthcare Common Stock for the five trading days prior to the date of the Merger Agreement, was $5.91 per share.

On June 15, 2011, the reported closing sales price of the shares of Merge Healthcare Common Stock on the NASDAQ Global Select Market was $4.86 per share.

PER SHARE IMPLIED VALUE OF MERGER CONSIDERATION

The following table contains historical closing prices per share of Merge Healthcare Common Stock and OIS Common Stock on June 3, 2011, the last full trading day before the public announcement of Merge Healthcare’s proposal to acquire OIS, and June 15, 2011, the record date. The implied per share value of the Merger Consideration as of each of the specified dates represents the closing sales price of a share of Merge Healthcare Common Stock on that date multiplied by 0.1693 per Share.

	Merge Healthcare Common Stock (NASDAQ)	OIS Common Stock (OTCBB)	Per Share Implied Value of Merger Consideration
June 3, 2011	$5.66	$0.85	$0.96
June 15, 2011	$4.86	$0.81	$0.82

The market prices of shares of Merge Healthcare Common Stock and OIS Common Stock will fluctuate prior to the Effective Time and thereafter, and may be different at the Effective Time from the prices set forth above, and for OIS shareholders not exercising their dissenters’ rights, at the time they receive shares of Merge Healthcare Common Stock. OIS shareholders are encouraged to obtain current market quotations prior to making any decision with respect exercising their dissenters’ rights with respect to the Merger.

DESCRIPTION OF MERGE HEALTHCARE CAPITAL STOCK

Merge Healthcare’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of June 15, 2011, Merge Healthcare had 84,488,183 shares of common stock outstanding. In addition, as of March 31, 2011, Merge Healthcare had outstanding options to purchase 9,073,768 shares of common stock. As of June 15, 2011, Merge Healthcare Common Stock was held of record by approximately 398 stockholders.

Of the authorized preferred stock, 50,000 shares has been designated Series A Non-Voting Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). The Series A Preferred Stock ranks senior to the Merge Healthcare Common Stock. 41,750 and 0 shares of the Series A Preferred Stock were issued and outstanding as of the date of the Merger Agreement and the date this information statement is mailed to OIS shareholders, respectively.

The following description of the terms of the common stock and preferred stock of Merge Healthcare is not complete and is qualified in its entirety by reference to Merge Healthcare’s certificate of incorporation and bylaws, each as amended to date. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

Holders of Merge Healthcare Common Stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock, if any. Merge Healthcare does not anticipate paying any cash dividends in the foreseeable future. Each holder of Merge Healthcare Common Stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of its business, the holders of Merge Healthcare Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding. The holders of Merge Healthcare Common Stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the Merge Healthcare Common Stock.

Merge Healthcare Common Stock is listed on the NASDAQ Global Select Market under the symbol “MRGE.” The transfer agent and registrar for the Merge Healthcare Common Stock is American Stock Transfer and Trust Company LLC.

Preferred Stock

Merge Healthcare’s board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Merge Healthcare preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the Merge Healthcare Common Stock.

Of the authorized preferred stock, 50,000 shares has been designated Series A Preferred Stock. The Series A Preferred Stock ranks senior to Merge Healthcare Common Stock and all other classes or series of the stock of Merge Healthcare.

Merge Healthcare’s board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of Merge Healthcare Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Merge Healthcare or make it more difficult to remove Merge Healthcare’s management. Additionally, the issuance of Merge Healthcare preferred stock may have the effect of decreasing the market price of Merge Healthcare Common Stock.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, Merge Healthcare is subject to the provisions of Section 203 of the DGCL. Under Section 203, Merge Healthcare generally would be prohibited from engaging in any business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to such time, Merge Healthcare’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Merge Healthcare’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and also by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to such time, the business combination is approved by Merge Healthcare’s board of directors and authorized at an annual or special meeting of Merge Healthcare’s stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” of Merge Healthcare as any entity or person beneficially owning 15% or more of the outstanding Merge Healthcare voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The description of Section 203 of the DGCL above is qualified in its entirety be reference to such section.

Certificate of Incorporation and Bylaw Provisions

Various provisions contained in Merge Healthcare’s certificate of incorporation and bylaws, each as amended to date, could delay or discourage some transactions involving an actual or potential change in control of Merge Healthcare or its management and may limit the ability of Merge Healthcare stockholders to remove current management or approve transactions that Merge Healthcare stockholders may deem to be in their best interests. These provisions:

•	authorize Merge Healthcare’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•

require that any action required or permitted to be taken by Merge Healthcare’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•

provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Merge Healthcare’s board of directors or a committee of its board of directors;

•

state that special meetings of Merge Healthcare’s stockholders may be called only by the chairman of its board of directors, its chief executive officer or by a majority of its board of directors then in office; and

•	allow Merge Healthcare’s directors to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Authorized Capital Stock

OIS. OIS has 120,000,000 authorized shares, of which 100,000,000 are shares of common stock, no par value per share, and 20,000,000 are shares of preferred stock, no par value per share. Preferred shares may be issued in one or more series. The board of directors is expressly authorized to fix the number of any series of preferred shares and to fix the designation of such series. The board of directors is authorized to determine or alter rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and within the limits and restrictions stated in any resolution or resolution of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Merge Healthcare. Merge Healthcare has 151,000,000 authorized shares, of which 150,000,000 are shares of common stock, $0.01 par value per share, 1,000,000 are shares of preferred stock, $0.01 par value per share and 50,000 are shares of Series A preferred stock, $0.01 par value per share (the “Series A Preferred Stock”). The preferred stock may be issued from time to time in one or more series. The board of directors is expressly granted authority, without a vote of shareholders and in accordance with the DGCL, to fix or alter from time to time, the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock, and to establish from time to time the designation thereof, or any of them and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Series A Preferred Stock ranks senior to Merge Healthcare common stock and all other classes or series of stock of Merge Healthcare. The number of authorized shares may be increased or decreased (but not below the number of shares of any class or series thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Merge Healthcare entitled to vote generally in the election of directors (the “voting stock”), voting together as a single class, without a separate vote of the holders of any preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

Annual Meetings of Stockholders

OIS. Annual meetings of OIS shareholders are held each year on a date and time designated by the board of directors by resolution. Written notice of the annual meeting stating the place, date and hour of the meeting and those matters which the board of directors intends to present for action by the shareholders will be given to each OIS shareholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If directors are to be elected at such annual meeting, the notice will also include the names of the nominees intended to be presented by management for election.

Merge Healthcare. Annual meetings of Merge Healthcare stockholders are held each year on a date and time designated by the board of directors. Written notice of the annual meeting stating the place, day and hour of the meeting will be given to each Merge Healthcare stockholder of record entitled to vote at such meeting not less than 10 (unless a longer period is required by the DGCL) nor more than 70 days before the date of such meeting.

Special Meetings of Stockholders

OIS. Special meetings of OIS shareholders may be called by (i) the board of directors, (ii) the chairman of the board, (iii) the chief executive officer, (iv) a vice president, (v) the secretary or (vi) one or more shareholders holding not less than one-tenth (1/10) of the voting power of OIS. Upon receipt of a written request to call a special meeting of shareholders, notice will be given to the shareholders entitled to vote, that a meeting will be held at a time requested by the person calling the meeting, not less than 35 nor more than 60 days after the receipt of such request. If such notice is not given within 20 days after receipt of such request, the persons calling the meeting may give notice of the meeting in the manner provided by the bylaws or apply to the Superior Court as provided in Section 305(c) of the CGCL. Written notice of the special notice stating the purpose, place, day and hour of the special meeting shall be given to OIS shareholders entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. If directors are to be elected at such special meeting, the notice will also include the names of the nominees intended to be presented by management for election.

Merge Healthcare. Special meetings of Merge Healthcare stockholders may be called only by (i) the chairman of the board of directors, (ii) the chief executive officer, or (iii) the board of directors. Written notice of any special meeting stating the purpose, place, day and hour of the meeting will be given to each Merge Healthcare stockholder of record entitled to vote at such meeting not less than 10 (unless a longer period is required by the DGCL) nor more than 70 days before the date of such meeting.

Quorum Requirements

OIS. The presence in person or by proxy of the holders of a majority of the shares of OIS common stock issued, outstanding and entitled to vote at any shareholder’s meeting constitutes a quorum for the transaction of business, except as otherwise provided by law or the articles of incorporation of OIS.

Merge Healthcare. The presence in person or by proxy of the holders of a majority of the shares of Merge Healthcare common stock issued and outstanding and entitled to vote at any stockholders’ meeting constitutes a quorum for the transaction of business, except as otherwise provided by the DGCL.

Stockholder Action by Written Consent

OIS. Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of the outstanding shares entitled to vote thereon. On June 17, 2011, the board of directors amended the bylaws to provide that any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If the consents of all shareholders entitled to vote have not been solicited in writing, OIS will give prompt notice of any corporate action approved by the shareholders without a meeting by less than unanimous written consent to those shareholders entitled to vote who have not consented in writing. However, directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors; provided that the shareholders may elect a director to fill a vacancy not filled by the board of directors, other than a vacancy created by removal, by the written consent of a majority of the outstanding shares entitled to vote.

Merge Healthcare. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written action only if such written action is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amending the Articles of Incorporation

OIS. In addition to any requirement of law, the affirmative vote of the holders of at least seventy-five (75%) of the voting power of the Voting Shares (as defined in “—Business Combinations” below), voting together as a single class (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares which are not beneficially owned by an Interested Shareholder (as defined in “—Business Combinations” below) or any affiliate of an Interested Shareholder, is required to amend, repeal or adopt any provision to the articles of incorporation that is inconsistent with Article Six of the articles of incorporation (such Article Six establishes increased shareholder vote requirements in the event of certain business combinations).

Merge Healthcare. Pursuant to the DGCL, an amendment to the articles of incorporation of Merge Healthcare requires an affirmative vote of the majority of the outstanding stock entitled to vote and an affirmative vote of a majority of the outstanding stock of each class entitled to vote as a class at a special or annual meeting of the stockholders.

Amending the Bylaws

OIS. OIS shareholders have the power to adopt, amend or repeal bylaws of OIS by vote or written consent of holders of a majority of the outstanding shares entitled to vote; however, if the articles of incorporation set forth the number of authorized directors, the number of authorized directors may be changed only by an amendment to the articles of incorporation. The board of directors may adopt, amend or repeal the bylaws, other than a bylaw or amendment changing the number of authorized directors, subject to the shareholders rights to amend, adopt or repeal bylaws and the limitations of Section 204(a)(5) and Section 212 of the CGCL.

Merge Healthcare. The board of directors is expressly empowered to adopt, amend or repeal the bylaws of Merge Healthcare, without the approval of stockholders. The stockholders also have the power to adopt, amend or repeal the bylaws of Merge Healthcare and may provide that any particular bylaw so adopted, amended or repealed by the stockholders may not be amended, repealed or readopted by the board or directors absent stockholder approval.

Special Voting Requirements and Provisions

OIS. At all meetings of shareholders for the election of directors, every shareholder entitled to vote at any election for directors may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or distribute his or her votes on the same principle among as many candidates as he or she thinks fit; provided, that a candidate’s name must have been placed into nomination prior to the vote and one or more shareholders must have given notice at the meeting prior to the voting of the shareholder’s intent to cumulate the shareholder’s votes.

Merge Healthcare. Except as otherwise provided by the DGCL, all matters coming before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of a majority of the number of shares of stock present in person or represented by proxy at such meeting and entitled to vote, provided that a quorum is present. The directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at any annual meeting or special meeting at which a quorum is present

Number and Election of Directors

OIS. The number of directors of OIS shall be not less than five nor more than nine. The exact number of directors shall be fixed from time to time, within the limits specified in the articles of incorporation or bylaws, by the OIS board of directors. Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting. Each director, including those elected to fill a vacancy, will hold office until the expiration of the term for which elected and until a successor has been elected or qualified.

Merge Healthcare. The number of directors of Merge Healthcare shall not be less than three nor more than eleven. The specific number of directors shall be fixed from time to time, within the limits specified in the certificate of incorporation or bylaws, by the Merge Healthcare board of directors. Each director holds office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal.

Notice Requirements for Stockholder Nomination of Directors and Other Proposals

OIS. The articles of incorporation and bylaws of OIS do not address the notice requirements for shareholder nominations of directors and other proposals.

Merge Healthcare. Nominations of persons for election to the board of directors of Merge Healthcare and the proposal of business to be considered by the stockholders may be made at an annual meeting (i) pursuant to Merge Healthcare’s notice of meeting, (ii) by or at the direction of the board of directors of Merge Healthcare or (iii) by any stockholder of Merge Healthcare who is a stockholder of record at the time of giving of notice provided for in the bylaws of Merge Healthcare, who is entitled to vote at the meeting and who complies with the following procedures. For nominations, the stockholder must have given timely notice thereof in writing to the secretary of Merge Healthcare. To be timely, a stockholder’s notice must be received by the secretary of Merge Healthcare at the principal executive offices of Merge Healthcare not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting. Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such stockholder (or proxy or other representative) and shall set forth: (i) the name and address, as they appear on Merge Healthcare’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (ii) the class and number of shares of Merge Healthcare which are beneficially owned by such stockholder or beneficial owner or owners; (iii) a representation that such stockholder is a holder of record of shares of Merge Healthcare entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (iv) the name and residence address of the person or persons to be nominated; (v) a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder, (vi) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors of Merge Healthcare and (vii) the written consent of each nominee to be named in a proxy statement and to serve as a director of Merge Healthcare if so elected.

Board Vacancy

OIS. Vacancies and newly created directorships resulting from death, resignation, removal or incapacity of any director, or from any increase in the authorized number of directors or if the shareholders fail to elect the number of directors to be voted for a meeting, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the shareholders or by a court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly-held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified. The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

Merge Healthcare. Any vacancy occurring in the board of directors of Merge Healthcare, including a vacancy resulting from an increase in the number of directors, may be filled by any of the following: (i) the stockholders; (ii) the board of directors of Merge Healthcare; or (iii) if the directors remaining in office constitute fewer than a quorum of the board of directors of Merge Healthcare, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of stockholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the stockholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Removal of Directors

OIS. Each director or the entire board may be removed from office as provided under sections 302, 303 and 304 of the CGCL. In each case, the remaining board members may elect a successor to fill such vacancy for the remaining unexpired term of the removed director.

Merge Healthcare. Each director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal. A director may be removed by the stockholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director. A director may be removed from office only for cause (as defined in the bylaws) if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her; provided, however, that, if the board of directors of Merge Healthcare, by resolution, has recommended the removal of a director, then the stockholders may remove such director without cause by the vote referred to above.

Indemnification and Liability of Directors and Officers

OIS. The articles of incorporation of OIS provides that the liability of the directors of OIS for monetary damages shall be eliminated to the fullest extent permissible under California law, and OIS is further authorized to provide indemnification for agents (as defined in Section 317 of the CGCL) for breach of duty to OIS and its shareholders through bylaw provisions of through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on such excess indemnification as set forth in Section 204 of the CGCL.

The bylaws of OIS provide that OIS may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the CGCL. OIS has the right to purchase and maintain insurance on behalf of any such persons whether or not OIS would have the power to indemnify such person against the liability insured against.

Merge Healthcare. The bylaws of Merge Healthcare provide that a director of Merge Healthcare shall not be personally liable to Merge Healthcare or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Merge Healthcare or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize further elimination or limitation of the liability of directors, then the liability of directors of Merge Healthcare shall be eliminated or limited to the full extent authorized by the DGCL, as so amended.

The bylaws further provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director of Merge Healthcare or is or was serving at the request of Merge Healthcare as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by Merge Healthcare to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Merge Healthcare to provide broader indemnification rights than permitted prior thereto), against all cost, expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Furthermore, any person entitled to indemnification will also be reimbursed by Merge Healthcare for all expenses incurred in defending or preparing to defend any proceeding which such right to indemnification is applicable in advance of its final disposition.

Business Combinations

OIS. The articles of incorporation of OIS provide that, in addition to any requirements of law, in the event of certain business combinations the affirmative vote of the holders of at least seventy-five (75%) of the voting power of all of the shares of capital stock of OIS entitled to voted generally in the election of directors (the “Voting Shares”), voting together as a single class (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast at least a majority of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares which are not beneficially owned by any Interested Shareholder (as defined below) or any affiliate of an Interested Shareholder). Such certain business combinations include (i) any merger or consolidation of OIS or any subsidiary with an Interested Shareholder or any other person which is, or after such merger or consolidation, is an Interested Shareholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Shareholder or any affiliate of an Interested Shareholder of any assets of OIS or any subsidiary having an aggregate fair market value equal to fifty percent (50%) or more of the aggregate fair market value of all of the assets of OIS at such time; (iii) the issuance or transfer by OIS or any subsidiary of any securities of OIS or any subsidiary to any Interested shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of Five Million Dollars ($5,000,000) or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of OIS proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or (v) any reclassification of securities (including any reverse stock split) or recapitalization of OIS, or any merger or consolidation of OIS with any of its subsidiaries. However, such higher vote is not required in the event that such business combination is approved by a majority of the disinterested directors and certain price and procedural requirements, as set forth in the articles of incorporation, have been met.

For the purpose of the OIS bylaws, an “Interested Shareholder” means any person (other than OIS or any subsidiary and other than any profit-sharing, employee stock option ownership, stock option plan or other employee benefit plan of OIS or of any subsidiary or trustee or fiduciary with respect to any such capacity) who or which: (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Shares; (ii) is an affiliate of OIS and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding Voting Shares; or (iii) is an assignee or of has otherwise succeed to any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

For the purposes of the Merger, Merge Healthcare is not considered an Interested Shareholder of OIS.

Merge Healthcare. The certificate of incorporation and bylaws of Merge Healthcare do not address whether, how and under what circumstances stockholder approval is required for any business combination. Any required stockholder approval for a business combination is governed by the provisions of the DGCL.

WHERE YOU CAN FIND MORE INFORMATION ABOUT OIS AND MERGE HEALTHCARE

OIS and Merge Healthcare file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act relating to their respective businesses, financial condition and other matters. Such reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an internet website located at www.sec.gov, which contains reports, proxy statements and other information that OIS and Merge Healthcare file with the SEC electronically via the EDGAR system. You may also obtain free copies of documents that OIS and Merge Healthcare file with the SEC by accessing OIS’ and Merge Healthcare’s respective websites at www.oisi.com and www.merge.com or by directing a request to OIS’ or Merge Healthcare’s investor relations departments.

INCORPORATION BY REFERENCE

Statements contained in this information statement, or in any document incorporated in this information statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this information statement certain documents that OIS and Merge Healthcare file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement, and later information that OIS and Merge Healthcare file with the SEC, prior to the closing of the Merger, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by OIS and Merge Healthcare pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the Effective Time. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this information statement.

OIS Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2010 filed on April 15, 2011 and amended on July 1, 2011
Quarterly Report on Form 10-Q	Quarterly Period Ended March 31, 2011 filed on May 13, 2011
Current Reports on Form 8-K	Filed on February 16, 2011, March 9, 2011, March 23, 2011, April 15, 2011, May 13, 2011, June 7, 2011, June 21, 2011 and July 1, 2011
Definitive Proxy Statement	For OIS’ 2010 Annual Shareholder Meeting filed with the SEC on July 26, 2010

Merge Healthcare Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2010 filed with the SEC on March 16, 2011
Quarterly Report on Form 10-Q	Quarterly Period Ended March 31, 2011 filed with the SEC on May 5, 2011
Current Reports on Form 8-K	Filed with the SEC on January 6, 2011, June 6, 2011, June 8, 2011, June 15, 2011 and June 20, 2011
Definitive Proxy Statement	For Merge Healthcare’s 2011 Annual Shareholder Meeting filed with the SEC on April 21, 2011 and supplemented on April 26, 2011

Any person, including any beneficial owner, to whom this information statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information About OIS and Merge Healthcare.”

You should rely only on information contained in or incorporated by reference in this information statement. No persons have been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS INFORMATION STATEMENT IS DATED JULY 14, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of OIS as of and for the years ended December 31, 2010, 2009, 2008 and 2007, incorporated by reference in this information statement have been audited by Perry-Smith, LLP, an independent registered public accounting firm as stated in their report incorporated herein.

The consolidated financial statements of Merge Healthcare Incorporated as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated by reference in this information statement have been audited by BDO USA, LLP, an independent registered public accounting firm as stated in their reports incorporated herein.

The consolidated financial statements of AMICAS, Inc. (Successor Company) as of December 31, 2010 and for the period April 28, 2010 through December 31, 2010 and AMICAS, Inc. (Predecessor Company) as of December 31, 2009 and for the period January 1, 2010 through April 27, 2010 and for each of the two years in the period ended December 31, 2009, incorporated by reference in this information statement have been audited by BDO USA, LLP, an independent registered public accounting firm as stated in their reports incorporated herein.

HOUSEHOLDING OF MATERIALS

Pursuant to the rules of the SEC, services that deliver OIS’ communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of OIS’ information statement, unless OIS has received contrary instructions from one or more of the shareholders. Upon written or oral request, OIS will promptly deliver a separate copy of the information statement to any shareholder at a shared address to which a single copy of the information statement was delivered. Multiple shareholders sharing the same address may also notify OIS if they wish to receive separate copies of OIS’ communications to shareholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Shareholders may notify OIS of their requests by writing Ophthalmic Imaging Systems, 221 Lathrop Way, Suite I, Sacramento, California 95815, Attention: Chief Financial Officer, or by calling (916) 640-2020.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

MERGE HEALTHCARE INCORPORATED,

ES ACQUISITION CORP.,

and

OPHTHALMIC IMAGING SYSTEMS

Dated as of June 5, 2011

A-i

A-ii

A-iii

Acquisition Proposal	35
Adverse Recommendation Change	36
Affiliate	25
Agreement	1
Alternative Acquisition Agreement	37
Anti-Takeover Statute	22
Antitrust Counsel Only Material	39
Antitrust Law	39
APB	49
Assumed Option	6
Authorizations	13
Beneficial Owner	48
Book-Entry Shares	4
Business Day	48
Bylaws	27
California Permit	3
Certificate	3
Certificate of Incorporation	27
Certificate of Merger	2
CGCL	1
Closing	2
Closing Date	2
Code	48
Common Exchange Ratio	3
Company	1
Company Common Stock	3
Company Employees	17
Company Intellectual Property Rights	23
Company Material Adverse Effect	8
Company Option Plan	48
Company Plan	16
Company Requisite Vote	10
Company Schedule of Exceptions	8
Company SEC Reports	14
Company Securities	10
Company Shareholder	1
Company Shareholders	1
Confidentiality Agreement	35
Contract	11
Control	48
Costs	37
Device Law	12
Dissenting Shares	5
DOJ	39
Effective Time	2
Elected Convertible Securities	7
Elected Convertible Security and Warrant Cash Consideration	7
Elected Convertible Security and Warrant Holders	7
Environmental Claims	24
Environmental Laws	24
ERISA	16
ERISA Affiliate	17

A-iv

Exchange Agent	3
Exchange Fund	4
Fairness Hearing	3
FASB	48
FDA	12
Financial Advisor	22
Foreign Benefit Plan	19
FTC	39
GAAP	48
Governmental Authority	49
Governmental Entity	11
Indemnified Parties	37
Information	34
Intellectual Property	23
IRS	17
Knowledge	49
Law	11
Leased Property	20
Liens	23
Material Contract	25
Materials of Environmental Concern	24
Merger	1
Merger Consideration	3
Merger Recommendation	11
Merger Sub	1
Nasdaq	11
NLRB	19
Notice of Superior Proposal	37
Organizational Documents	49
Parent	1
Parent Common Stock	3
Parent Material Adverse Effect	26
Parent Preferred Stock	27
Parent Proceedings	31
Parent Schedule of Exceptions	26
Parent SEC Reports	29
Parent Securities	27
patents	23
Permit Application	22
Person	49
Personal Information	12
Preferred Stock	9
Prior Electing Holder	7
Proceedings	16
Proper Delivery	4
Run-Off Policy	38
Series A Preferred Stock	27
Share	3
Shareholder Agreement	1
Subsidiary	49
Superior Proposal	36
Surviving Corporation	1

A-v

Tax	49
Tax Group	50
Tax Returns	50
Taxes	49
Termination Date	44
Termination Fee	46
Transfer Taxes	41
Warning Letter	13

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2011 (this “Agreement”) by and among Merge Healthcare Incorporated, a Delaware corporation (“Parent”), ES Acquisition Corp., a California corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Ophthalmic Imaging Systems, a California corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is fair to, and in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”, and each such shareholder, a “Company Shareholder”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of California (the “CGCL”), (ii) approved and declared advisable this Agreement in accordance with the CGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the approval of this Agreement by the Company Shareholders (if required by applicable Law);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and Parent, as the sole Shareholder of Merger Sub, has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement providing for the Merger in accordance with the CGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Shareholders will enter into a shareholders agreement dated as of the date hereof (the “Shareholder Agreement”), the form of which is attached as Annex 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing; Effective Time. Subject to the provisions of ARTICLE 7, the closing of the Merger (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger or certificate of ownership (the “Certificate of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the

CGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of California, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the CGCL in connection with the Merger.

SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.04 Articles of Incorporation; Bylaws. (a) Pursuant to the Merger, the articles of incorporation of the Company shall be amended and restated immediately after the Effective Time to be in the form of the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, except that the name of the Surviving Corporation shall be designated by Parent.

(b) Pursuant to the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and such officers as may be appointed by the directors of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

SECTION 1.06 Exemption From Registration; California Permit. Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. Parent and the Company intend that the Parent securities to be issued pursuant to Section 2.1 in connection with the Merger will be qualified under the California Code, pursuant to Section 25121 thereof, after a fairness hearing has been held before the Commissioner of Corporations of the State of California pursuant to the authority granted by Section 25142 of such law (the “Fairness Hearing”). Each of Parent and the Company, shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the “California Permit”; (ii) to respond to any comments from the California Department of Corporations; and (iii) to obtain the California Permit as promptly as practicable thereafter. As promptly as practical after the date of this Agreement, Parent shall prepare and make such filings as are required under applicable Blue Sky laws relating to the transactions contemplated by this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) subject to Section 2.2, each outstanding share (a “Share”) of common stock of the Company, no par value (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive 0.1693 validly issued, fully paid and non-assessable shares of common stock of the Parent (“Parent Common Stock”), par value 0.01 per share ( the “Common Exchange Ratio”) (the “Merger Consideration”); and

(b) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c) At the Effective Time, all Shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such Shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

SECTION 2.02 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the Company Shareholders in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration to which the Company Shareholders shall become entitled pursuant to this ARTICLE 2. At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Exchange Agent to be held in trust for the benefit of holders of Shares such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE 2. Parent shall have the right to withdraw from the Exchange Fund any shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the Exchange Fund with respect to such Dissenting Shares.

(b) Promptly after the Effective Time, but in any event no later than the fifth (5th) Business Day thereafter, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented Shares, or (y) uncertificated Shares represented by book-entry (“Book-Entry Shares”), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled. Payment of the Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a).

(c) At any time following the date that is twenty-four (24) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has been made available to the Exchange Agent and which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration exchangeable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE 2. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this ARTICLE 2 in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock represented thereby.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares. Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE 2.

SECTION 2.03 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement a number of shares of Parent Common Stock equal in value as of the date of this Agreement, if applicable, as may be required to be deducted and withheld with respect to the making of such payment under applicable tax Laws. To the extent that amounts are so properly withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

SECTION 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly exercised dissenters’ rights in accordance with Chapter 13 of the CGCL (“Dissenting Shares”), shall be entitled to receive payment of the “fair market value” of such Dissenting Shares (determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger) held by them in accordance with the provisions of such Chapter 13, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Chapter 13 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.1(a), of the certificate or certificates that formerly evidenced such

Dissenting Shares. The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands. The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. All fees and expenses of the Company relating to all negotiations, petitions and proceedings with respect to demands for appraisal or dissenters’ rights shall be paid by Parent.

SECTION 2.05 Fractional Shares. At the Parent’s option, no fractional shares of Parent Common Stock will be issued by virtue of the Merger and any Company Shareholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.5 will be entitled hereunder to receive no fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by $1.00, rounded to the nearest cent.

SECTION 2.06 Treatment of Options and Warrants. (a) Other than as set forth below in Section 2.6(b) or Section 6.13 or with respect to Prior Electing Holders (as defined below), the Company and Parent shall take all actions necessary (including delivery of any required notices by the Company) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding option to acquire shares of the Company Common Stock pursuant to a Company Option Plan shall cease to represent the right to acquire shares of Company Common Stock and shall instead be converted automatically into an option (as applicable) to acquire shares of Parent Common Stock as provided below (an “Assumed Option”), and such Assumed Option will be assumed by Parent on substantially the same terms and conditions as were applicable under the corresponding Company Option Plan immediately prior to the Effective Time; provided, however, that after the Effective Time:

(i) each Assumed Option will be exercisable for a number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that would be issuable upon exercise of such Assumed Option outstanding immediately prior to the Effective Time multiplied by (y) the Common Exchange Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for the Company Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (x) the per share exercise price for such Assumed Option outstanding immediately prior to the Effective Time by (y) the Common Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such Assumed Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Assumed Option as in effect on the date hereof will remain unchanged. As soon as reasonably practicable following the Closing Date, the Parent will deliver to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Assumed Option by the Parent. The Company and Parent will cooperate and coordinate with respect to any materials to be submitted to the holders of Assumed Options in connection with any notice required under this Section 2.6.

(b) Notwithstanding the foregoing, at the option of the holder thereof exercisable by delivering written notice thereof to the Company prior to the Effective Time and with respect to each Prior Electing Holder, each option to purchase Shares of Company Common Stock granted under any Company Option Plan (collectively, the “Elected Convertible Securities”) and each warrant to purchase Shares of Company Common Stock (the “Warrants”), in each case that is outstanding and unexercised (whether or not then exercisable), shall be at the Effective Time be canceled, and the holder thereof shall, subject to Section 2.6(c), be entitled to receive (i) an amount in cash equal to the product of (i) the excess, if any, of (1) the Cash Value, less (2) the exercise price per share of Company Common Stock subject to such Elected Convertible Security or the Warrant, as the case may be, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable

Elected Convertible Security or Warrant, as the case may be, as in effect immediately at the Effective Time that have not been exercised (the “Elected Convertible Security and Warrant Cash Consideration”). The Elected Convertible Security and Warrant Cash Consideration shall be paid in a lump sum within five (5) Business Days following the Effective Time. No later than five (5) days prior to the Effective Time, the Company shall notify all holders of Elected Convertible Securities and the Warrants (the “Elected Convertible Security and Warrant Holders”) that the Elected Convertible Securities and Warrants will be canceled in exchange for the right to receive the Elected Convertible Security and Warrant Cash Consideration if not exercised prior to the Effective Time. No Elected Convertible Security and Warrant Cash Consideration will be paid with respect to any Elected Convertible Securities and Warrants, as the case may be that has an exercise price equal to or greater than the Cash Value. “Prior Electing Holder”) means each optionee or holder of a warrant, that has agreed prior to the date hereof in writing with the Company to have such holders options and/or warrants treated as set forth on this Section 2.6(b).

(c) All amounts payable pursuant to this Section 1.3 shall be reduced by any required withholding of taxes in accordance with Section 2.3 and shall, except as otherwise provided in this Section 2.6, be paid without interest. The Company shall take all actions as are necessary and appropriate to effectuate the cancellation of the Elected Convertible Securities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as identified in the Company SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward-looking in nature) or as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Schedule of Exceptions”), it being understood that each item in a particular section of the Company Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

SECTION 3.01 Organization and Qualification. The Company and each Subsidiary thereof is a corporation or other legal entity duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay the Company from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent expressly stated in the Company Schedule of Exceptions or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the ophthalmic digital imaging and ophthalmic information technology industry and electronic medical record and practice record industry for ophthalmology, orthopedic and obstetrics and gynecology practices, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of the Company’s stock (provided that any Company Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by the Company to meet earnings or loss projections, in and of itself (provided that any Company Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above); unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on the Company, taken as a whole, compared with other companies operating in the ophthalmic digital imaging and ophthalmic information technology industry and electronic medical record and practice record industry for ophthalmology, orthopedic and gynecology practices.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company and each Subsidiary has heretofore furnished or otherwise made available to Parent a complete and correct copy of its Organizational Documents as in effect on the date hereof and all minutes of its Board of Directors since January 1, 2009, other than those with respect to consideration and approval of the Merger and related transactions. The Organizational Documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its Subsidiaries. The Company and each Subsidiary is in compliance with the provisions of its Organizational Documents in all material respects.

SECTION 3.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) Shares and (ii) twenty million (20,000,000) shares of preferred stock no par value (the “Preferred Stock”).

(b) As of the date hereof (i) thirty million, three hundred four thousand, one hundred fifty one (30,304,151) Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) an aggregate of four million, two hundred thirty three thousand, five hundred fifty seven (4,233,557) Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plan, (iii) an aggregate of six million, four hundred twenty thousand, one hundred twenty nine (6,420,129) Shares were reserved for issuance upon the exercise of outstanding warrants, (iv) an aggregate of eight hundred thirty thousand, forty four (830,044) Shares were reserved for issuance upon the conversion of notes, (v) an aggregate of one million, five hundred fifteen thousand, five hundred (1,515,500) Shares were reserved for issuance pursuant to Options that were not granted under the Company Stock Plans; and (vi) no shares of Preferred Stock were outstanding. Since the close of business on May 11, 2011, until the date hereof, no options to purchase shares of Company Common Stock, Preferred Stock or other equity interest have been granted and no shares of Company Common Stock, Preferred Stock or other equity interest have been issued, except for Shares issued pursuant to the exercise of Options. Section 3.3(b) of the Company Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award, phantom right, and Option outstanding under the Company Stock Plan or otherwise, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto. Unless disclosed on Section 3.3(b) of the Company Schedule of Exceptions, no other equity-based award, phantom right or Option is outstanding under a Company Stock Plan or otherwise.

(c) As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, except as set forth on Section 3.3(b) of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

(d) Section 3.3(d) of the Company Schedule of Exceptions sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

SECTION 3.04 Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger and, if required by applicable Law, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL. The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger. No other vote of the Company’s Shareholders is necessary in connection with this Agreement, the Shareholder Agreements, or the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement and the Merger, (iii) determined that the terms of the Merger are fair to and in the best interests of the Company Shareholders, and (iv) authorized the submission of this Agreement to the Company Shareholders for their approval and recommended that the Company Shareholders approve this Agreement if required by applicable Law (the “Merger Recommendation”).

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals and authorizations set forth on Schedule 3.5(a) of the Company Schedule of Exceptions and those contemplated by clauses (i) through (vii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law, and including the Social Security Act, as amended, (including 42 U.S.C. Sections 1320a-7, 7a and 7b), Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the “Federal Anti-Kickback Statute”; 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the “Stark Statute”; 31 U.S.C. Sections 3729-3733, commonly referred to as the “Federal False Claims Act”; those provisions of HIPAA which extended the reach of certain federal laws to all “healthcare benefit programs”; applicable Medicare Program and Medicaid Program regulations, provider manual and carrier directives; FDA Guidelines; OSHA regulations and requirements; administrative simplification provisions of HIPAA and 45 C.F.R. – Parts 160-164; and, in each case, any comparable state law (“Law”) applicable to the Company or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”) to be obtained or made by the Company, except for (i) applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” Laws, (ii) the applicable requirements of the NASDAQ Stock Market LLC (“Nasdaq”), (iii) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.06 Compliance.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including Laws enforced by the United States Food and Drug Administration (“FDA”), and comparable foreign Governmental Entities (collectively, “Device Law”), except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied and are in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply, including, any notice concerning or pertaining to Medicare or Medicaid related claims, or claims arising under the Anti-Kickback Statute, False Claims Act, HIPAA or any other federal or state Law, whether or not corrected. The Company and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c) Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of the Company or its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

(d) The Company and its Subsidiaries have complied with all privacy policies and guidelines relating to Personal Information. True and correct copies of all applicable privacy and security policies and guidelines of

Company and its Subsidiaries have been made available to Parent. The Company and its Subsidiaries have made all notices and disclosures to customers required by applicable Law. The Company and its Subsidiaries have taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply with applicable Laws. To the Knowledge of the Company, there has been no unauthorized disclosure, access to or transfer of or other misuse of that Personal Information required to be reported to any customer of Company, affected individual or Governmental Body and neither the Company nor its Subsidiaries have been required to provide any breach notification or report any security incidents to any customer of Company, affected individual or Governmental Body as required under applicable Law. “Personal Information”) means (i) any information that alone or in combination with other information held by the Company in proximity to such information can be used to specifically identify a Person; (ii) information (other than name separated from any other information) from credit or debit cards of any Person or (iii) any protected health information as that term is defined under HIPAA.

(e) The Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems as are reasonably necessary and legally required of the Company and its Subsidiaries to be in compliance in all material respects with all Laws, including the administrative simplification provisions of HIPAA and 45 C.F.R. Parts 160-164 as of the effective dates thereof, including privacy, electronic transactions and security standards for protected health information.

(f) The Company and its Subsidiaries have all registrations, applications, licenses, requests for approvals, clearances, exemptions, permits and other regulatory authorizations (“Authorizations”)) from Governmental Entities required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all such Authorizations. The Company has made available to Parent all material Authorizations from the FDA.

(g) Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has obtained any third party review or factory inspection from any person that has been debarred from participation in any third party review or inspection program for medical device products pursuant to 21 U.S.C. Section 335a(m).

(h) The Company and its Subsidiaries have not been notified in writing of any material failure (or any investigation with respect thereto) by them or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Device Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, surveillance and conflict of interest including Quality System Regulations, Good Laboratory Practice regulations, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Medical Device Reporting regulations, in each case with respect to any products of the Company or its Subsidiaries. In addition to the foregoing, except as set forth on Section 3.6(h) of the Company Schedule of Exceptions neither the Company nor any of its Subsidiaries has received any letter issued by the FDA when products are marketed improperly, specifying the violations and demanding to know how the problem will be corrected (“Warning Letter”)), FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that the Company’s operations are in violation of any Device Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of the Company relating to the Company’s operations.

(i) Neither the Company, its Subsidiaries, nor any officers, employees or agents of the Company or its Subsidiaries has with respect to any product that is manufactured, tested or held by the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2010 and prior to the date hereof (such documents filed since January 1, 2010 and prior to the date hereof, the “Company SEC Reports”). Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, as of their respective dates, each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except as set forth in Section 3.7(a) of the Company Schedule of and except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in Shareholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2010 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.

(d) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since December 31, 2010, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since December 31, 2010, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act). To the

Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as set forth in Section 3.7(f) of the Company Schedule of Exceptions, the Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

SECTION 3.08 Absence of Certain Changes or Events. Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since December 31, 2010, until the date of this Agreement, and except as contemplated by this Agreement, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, Options in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to December 31, 2010; (f) any entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.

SECTION 3.09 Absence of Litigation. Except as set forth on Section 3.9 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.10 Employee Benefit Plans. (a) Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Benefit Plan (as defined below). As used herein, the term “Company Plan” means each material employee benefit plan (within the meaning of Section 3(3) of the Employment

Retirement Income Security Act of 1974 (“ERISA”)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes to or for which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any ERISA Affiliate (collectively, the “Company Employees”). The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS”) determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Entity with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans. For purposes of this Section 3.10, the term Company includes any ERISA Affiliate. The term “ERISA Affiliate”) means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Benefit Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Shareholder, officer, director or employee of the Company or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Benefit Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Company Plan is presently under investigation, audit or examination by any Governmental Entity, and no matters are pending with respect to any Company Plan under any IRS program.

(c) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked. Except as disclosed on Section 3.10(a) of the Company Schedule of Exceptions, the Company and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code. To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code. Each Company Benefit Plan has been timely amended to comply with applicable Law.

(d) Except as set forth on Schedule 3.10(d) of the Schedule of Exceptions, the Company and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA). The Company and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control. There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan. No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an “excess parachute payment” under section 280G of the Code. The Company and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Company Plan or other agreement of the Company or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code. The Company and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code. Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code. No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f) With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g) The Company and each of its Subsidiaries have paid all amounts that the Company and each of its Subsidiaries are required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.

(h) The Company and its Subsidiaries have made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(i) Except as set forth on Schedule 3.10(a) of the Company Schedule of Exceptions, no benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such benefit and compensation arrangement, a “Foreign Benefit Plan”). All Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any Government Entity and (ii) that are subject to a funding requirement under applicable Law are in material compliance with such requirement and with respect to all other Foreign Benefit Plans, reserves therefore have been established on the Closing Date financial statements in accordance with applicable accounting standards and based upon reasonable actuarial assumptions. All contributions or other payments required to be made to or in respect of the Foreign Benefit Plans have been made.

SECTION 3.11 Labor and Employment Matters. The Company and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries. To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. The Company and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.12 Insurance. All material insurance policies of the Company and its Subsidiaries are listed in Section 3.12 of the Company Schedule of Exceptions. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company and its Subsidiaries are not in breach or default, and the Company and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

SECTION 3.13 Properties. The Company and its Subsidiaries own no real property. Section 3.13 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company and its Subsidiaries (the “Leased Property”). The Company and its Subsidiaries have good and valid leasehold interests in all Leased Property. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the counterparties thereto. The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

SECTION 3.14 Tax Matters. (a) Subject to such exceptions that would not have a Company Material Adverse Effect:

(b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such Tax Return was complete and correct in all respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company or any of its Subsidiaries, and no such request for an extension or waiver is currently pending. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among the Company and its Subsidiaries).

(e) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(g) The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(h) The Company and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(i) During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

SECTION 3.15 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Company Proxy Statement will, at the date it is first mailed to the Shareholders of the Company and at the time of the Company Shareholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the information supplied by the Company for inclusion in the application for issuance of the California Permit pursuant to which the parties shall apply for the Parent securities to be issued in the Merger to be qualified under the California Code (the “Permit Application”) shall not, at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code, at the time the qualification of such securities is effective under Section 25122 of the California Code or at any other time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Information Statement and the Company Proxy Statement, at the date such Company Proxy Statement is first mailed to Shareholders and at the time of the Company Shareholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the foregoing documents.

SECTION 3.16 Opinion of Financial Advisors. Healthcare Growth Partners, LLC (the “Financial Advisor”), has delivered to the Board of Directors of the Company a written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be paid to holders of the Company Common Stock (other than as set forth in such opinion) pursuant to the Merger, taken together, is fair, from a financial point of view, to such holders.

SECTION 3.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be financially liable.

SECTION 3.18 Takeover Statutes. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S. state or federal Laws applicable to the Company, including those under the CGCL (collectively, the “Anti-Takeover Statute”), will be applicable to the Merger or the other transactions contemplated hereby or in the Shareholder Agreements. No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.19 Intellectual Property. Except as otherwise disclosed in the Company SEC Reports and Section 3.19 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company or one of its Subsidiaries (as specifically identified on Schedule 3.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on

Schedule 3.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b). The Company or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens”), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights”). Except as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) the Company and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature. For purposes of this Agreement, the term “patents”) means United States and non-U.S. patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

SECTION 3.20 Environmental Matters. (a) The Company and its Subsidiaries are not in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its Subsidiaries has received written notice, and no written notice received by the Company or any of its Subsidiaries from by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location currently owned, leased or operated by the Company or any of its Subsidiaries (collectively, “Environmental Claims”), pending or, to the

Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) to the Company’s Knowledge, there are no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company is not subject to any pending or, to the Company’s Knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party.

SECTION 3.21 Contracts. (a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, the Company or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) involving the payment or receipt of royalties or other amounts of more than $50,000 calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company or any of its Subsidiaries; (iv) with any Affiliate or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (v) as well as each Contract listed in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.22 Affiliate Transactions. Except as otherwise disclosed in Section 3.22 of the Company Schedule of Exceptions or the Company SEC Documents, no executive officer or director of the Company or any Subsidiary thereof or any Person owning 5% or more of the Shares or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each an “Affiliate”) is a party to any Contract with or binding upon the Company or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.23 Product Warranty; Product Liability.

(a) Except as reserved for in the most recent financial statements included in the Company SEC Reports, the Company and its Subsidiaries do not have any material liability to any customer for any product manufactured, sold or delivered or service provided by the Company or any of its Subsidiaries prior to the date hereof. Each product manufactured, sold, leased or delivered by the Company and its Subsidiaries, except as reserved for in the most recent financial statements included in the Company SEC Reports, has been in material conformity with all applicable contractual specifications and all express warranties made by the Company and its Subsidiaries.

(b) The Company and its Subsidiaries do not have any material liability arising out of, and no material written claims are pending with respect to the actual or alleged use of the Company’s products relating to, any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services provided, by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the Parent SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Schedule of Exceptions”), it being understood that each item in a particular section of the Parent Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

SECTION 4.01 Organization. Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. “Parent Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Parent and its Subsidiaries, or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the healthcare information technology industry or affecting participants in the healthcare information technology industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by Parent or Merger Sub at the written request or with the prior written consent of the Company, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of Parent’s stock (provided that any Parent Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by Parent to meet earnings or loss projections, in and of itself (provided that any Parent Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on Parent, taken as a whole, compared with other companies operating in the healthcare information technology industry.

SECTION 4.02 Certificate of Incorporation and Bylaws. Except as set forth on Section 4.2 of the Parent Schedule of Exceptions, Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of Parent and of Merger Sub, as in effect on the date hereof, and all minutes of the Board of Directors of Parent with respect to approval of the Merger and related transactions. The Certificates of Incorporation and the Bylaws of Parent and of Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

SECTION 4.03 Capitalization. (a) The authorized capital stock of Parent consists of One Hundred and Fifty Million (150,000,000) shares of Parent Common Stock, (ii) One Million (1,000,000) shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”), and (iii) Fifty Thousand (50,000) shares of Series A Preferred Stock (the “Series A Preferred Stock”).

(b) As of May 2, 2011: (i) Eighty Four Million Two Hundred and Seventy Two Thousand and Fifty Nine (84,272,059) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) no shares of Parent Preferred Stock were outstanding; and (iii) Forty One Thousand, Seven Hundred and Fifty (41,750) shares of Series A Preferred Stock were outstanding. As of March 31, 2011, an aggregate of nine million, seventy three thousand, seven hundred and sixty eight (9,073,768) shares of Parent Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock.

(c) Except as set forth on the Parent Schedule of Exceptions, as of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

SECTION 4.04 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Parent as sole Shareholder of Merger Sub has approved this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL). Neither the approval or adoption of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby requires any approval of the Shareholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 4.05 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.5 of the Parent Schedule of Exceptions, the execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates or certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including the filing of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the applicable requirements, if any, under state securities, takeover and “blue sky” laws, (iii) the applicable requirements of NASDAQ, (iv) the filing with the Secretary of State of the State of California of the Certificate of Merger as required by the CGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

SECTION 4.06 Compliance. (a) To the Knowledge of Parent, Parent and its Subsidiaries, are not in violation of any Law applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries have all Authorizations from Governmental Entities required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and each Subsidiary is in compliance with all such Authorizations.

SECTION 4.07 SEC Filings; Financial Statements. (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2010 and prior to the date hereof (such documents filed since January 1, 2010 and prior to the date hereof, the “Parent SEC Reports”). As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the

SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in Shareholders’ equity for the periods indicated therein. The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since [March 31, 2011] have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within those entities.

(d) Since December 31, 2010, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since December 31, 2010, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.08 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of Parent Schedule of Exceptions or the Parent SEC Reports, since December 31, 2010, until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.09 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) the Information Statement will, at the date it is first mailed to the Company Shareholders and at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the information supplied by Parent or Merger Sub for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the foregoing documents.

SECTION 4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.11 Operations of Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.12 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement and the Shareholder Agreements.

SECTION 4.13 Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations (“Parent Proceedings”) pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.14 Contracts. Except for this Agreement, for Contracts filed as exhibits to the Parent SEC Reports, or as otherwise set forth on Section 4.14 to the Parent Schedule of Exceptions, as of the date of this Agreement none of Parent is a party to or bound by any Contract: (i) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Parent that restrict the ability of Parent (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) with any Affiliate or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 4.15 Availability of Shares. Parent has sufficient shares of Common Stock authorized and available to be issued to consummate the Merger on the terms set forth herein.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 5.1, the Company shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries business organization, and to preserve its and its Subsidiaries present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, the Company and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change its Organizational Documents

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards in each case outstanding as of the date hereof and except for the grant of Options as permitted pursuant to Section 5.1(j));

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the forfeiture or exercise of equity-based awards, Options in accordance with existing agreements or terms (or awards or Options granted after the date hereof in compliance with Section 5.1(b) and Section 5.1(j));

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f) sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g) (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on the Company or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act provided, that, if the Closing does not occur on or before July 15, 2011, an Affiliate may lend the Company $500,000 of indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(h) authorize any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person; provided, that, if the Closing does not occur on or before July 15, 2011, the Company shall be permitted to incur $500,000 of additional indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(j)(i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees with an annual base salary in excess of Seventy-Five Thousand Dollars ($75,000.00) or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement; and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

(k) make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;

(m) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by the Company or any of its Subsidiaries in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n) abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or

(o) agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Shareholder Approval. As soon as practicable after the date hereof, the Company’s Board of Directors shall adopt an amendment to the Bylaws of the Company to permit the shareholders of the Company to act by written consent of holders of a majority of the Company Common Stock. The Company shall, as soon as practicable after the date hereof take all action necessary to cause holders of not less than 72% of the Company Common Stock to act by conditional written consent under the CGCL to approve the Merger, in a form reasonably acceptable to Parent.

SECTION 6.02 Information Statement. As soon as practicable following the date hereof, the Company shall prepare and file with the SEC the preliminary Information Statement in accordance with Rule 14C (the “Information Statement”) to be sent to the Shareholders of the Company in connection with the written consent referred to in Section 6.1. Parent, Merger Sub and the Company will cooperate and consult with each other and their respective counsel in the preparation of the Information Statement. Without limiting the generality of the foregoing, Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall not file the preliminary Information Statement, or any amendment or supplement thereto, without providing the Parent a reasonable opportunity to review and comment thereon. The Company shall include therein any reasonable comments provided by Parent. Each party shall use commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be mailed to the Company’s Shareholders as promptly as reasonably practicable following filing with the SEC. Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Information Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement.

SECTION 6.03 [Reserved]

SECTION 6.04 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company and its Subsidiaries or contravene any Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Mutual Confidentiality Agreement, dated April 4, 2011, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

(c) The Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Parent furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 6.05 Acquisition Proposals. (a) The Company agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 15% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company representing 15% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an (“Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, an Acquisition Proposal; provided, however, that at any time prior to the Effective Time, the Company and its representatives may, in response to a written Acquisition Proposal that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, and which Acquisition Proposal did not result from a material breach of this Section 6.5(a), (x) provide access or furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided further, however, that, subject to the right of the Company to withhold information where such disclosure would contravene any Law, the Company shall promptly provide to Parent any non-public information that is provided to the Person making such Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub. The Company will, and will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and will keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term “Superior Proposal” means any offer made by a third party that the Board of Directors of the Company reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the Shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its subsidiaries for consideration consisting of consideration payable to holders of shares of Company Common Stock that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of Company Common Stock than the Merger taking into account the Termination Fee, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

(b) The Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), unless at any time prior to the Effective Time, the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to lead to any Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action. Notwithstanding anything in this Section 6.5(b) to the contrary, at any time prior to the Effective Time, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(f) in order to concurrently enter into an Alternative Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.5, including the notification provisions in this Section 6.5, and with all applicable requirements of Section 8.3(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until after the second Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the Person making such Superior Proposal and the material terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of the Company shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its Shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s Shareholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

SECTION 6.06 Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and the Company’s Organizational Documents as at the date hereof. In the event of any such Proceeding, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Proceeding from the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company’s Organizational Documents as at the date hereof; provided, that such Person execute and deliver an undertaking that such Person shall return such amounts to the Company if it is determined that such Person was not entitled to such funds.

(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the CGCL during such period.

(c) Prior to the Closing, the Company shall convert or purchase, from an insurer chosen by the Company, a run-off policy of directors’ and officers’ liability insurance at a cost of not more than 200% of the annual premium for the Company’s most recent policy year (the “Run-Off Policy”) covering the Company’s directors and officers which shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors’ and officers’ liability insurance coverage presently maintained by the Company. From and after the Closing Date until the sixth anniversary thereof, the Parent and the Company shall not take any action to cancel, amend or shorten the term of the Run-Off Policy.

(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.6.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6.

SECTION 6.07 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.7(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under Antitrust Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.7(b) as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsel regarding Antitrust Law to comply with this Section 6.7(b). Notwithstanding anything to the contrary in this Section 6.7(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) , the Federal Trade Commission Act, as amended, Foreign Antitrust and Investment Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.7(a) and Section 6.7(b), if any objections are asserted with respect to the transactions contemplated hereby under any

Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other U.S. or foreign Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d) Subject to the limitations set forth in Section 6.7(c), in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, or any such transaction or the satisfaction of any condition set forth in Exhibit A or ARTICLE 7, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

SECTION 6.08 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that the Company or Parent may include disclosures relating to the transactions contemplated hereby in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change or other communications contemplated by Section 6.5(b).

SECTION 6.09 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.3 impossible or unlikely.

SECTION 6.10 Transfer Taxes. Except as otherwise provided in Section 2.2(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.11 Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or the Shareholder Agreements, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 6.12 Conduct of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions or as required by Law, Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or

(b) adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent.

SECTION 6.13 Options. (i) Within 5 days of the date hereof, the Company shall cause each officer and director of the Company to agree in writing with respect to all options held thereby that any options with a strike price in excess of the Cash Value will be terminated effective immediately prior to the Closing, and (ii) with respect to any options that will not be so terminated, that in lieu of any provision with respect thereto set forth in any option plan or agreement and in lieu of Section 2.6 hereof, that the vested portion thereof shall on the Closing Date convert into the right to receive either, at such officer’s and director’s option, (1) an amount of cash from Parent equal to the difference between the strike price thereof and the Cash Value, (2) a number of shares of Parent Common Stock based on the Common Exchange Ratio in an amount equal to the difference between the strike price thereof and the Cash Value or (3) a combination of cash and a number of shares of Parent Common Stock based on the Common Exchange Ratio such that, valuing the shares as set forth above, the aggregate amount equals the difference between the strike price thereof and the Cash Value; provided, however, that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, then such options shall only be converted into the right to receive an amount of cash as determined in accordance with Section 6.13(ii)(1). Such officer’s or director’s instruction to the Parent as to his or her election to receive cash, shares of Parent Common Stock or a combination of cash and shares of Parent Common Stock shall be given to Parent no less than 3 business days prior to the Closing Date.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved by the Shareholders of the Company by the Company Requisite Vote (if required by applicable Law);

(b) no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7; and

(c) the Fairness Hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California or Parent shall otherwise caused sufficient shares of Parent Common Stock to be registered in order to consummate the transactions contemplated hereby.

SECTION 7.02 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) there shall not have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(b) the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material”, or “materially”) at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where all failures of the representations and warranties to be so true and correct would not, or would not reasonably be expected to, in the aggregate, have a Company Material Adverse Effect;

(c) the Company shall have performed in all material respects each obligation and complied in all material respects with each agreement or covenant of the Company required to be performed or complied with by it under this Agreement;

(d) the outstanding indebtedness of the Company as of the Closing Date shall not exceed Four Million Three Hundred Forty-Four Thousand Four Hundred Forty-Five Dollars ($4,344,445.00); provided, that, if the Closing does not occur on or before July 15, 2011, the Company shall be permitted to incur $500,000 of additional indebtedness with a per annum interest rate of not more than 12% for every 30 day period after such date;

(e) the Parent shall have received a certificate executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 7.2(b)-(a) through (d) have been satisfied;

(f) each of Ariel Shenhar and Gil Allon shall have entered into a noncompetition and nonsolicitation agreement with the Parent in form and substance reasonably acceptable to Parent and Ariel Shenhar and Gil Allon, as applicable;

(g) there shall not have occurred and be pending any general suspension of, or limitation on trading in securities on Nasdaq;

(h) U.M. AccelMed, Limited Partnership shall have agreed in a writing acceptable to the Parent to cancel its warrants to purchase an aggregate of 4,404,772 shares of common stock of the Company;

(i) The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. shall have agreed in a writing acceptable to Parent to cancel warrants to purchase 1,239,396 and 210,961 shares of common stock of the Company, respectively, in exchange of an aggregate amount equal to $249,000 in shares of Parent Common Stock as determined in accordance Common Exchange Ratio set forth herein; provided that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, than such $249,000 will be paid in cash;

(j) The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. shall have agreed in a writing acceptable to Parent, with respect to certain convertible notes, that (i) a “Change in Control Transaction” (as defined in such convertible notes) will only occur upon the closing such transaction and (ii) the 30% premium ($206,250) to be paid upon such Change in Control Transaction will be calculated on the date of signing this Agreement but will be paid to The Tail Wind Fund, Ltd. and Solomon Strategic Holders, Inc. on the date of the closing of the Change in Control Transaction or the date the Change in Control Transaction is terminated and 50% of such 30% premium will be paid in shares of Parent Common Stock as determined in accordance

Common Exchange Ratio, with the balance payable in cash; provided that if the Parent determines in its reasonable discretion that such shares may not be exempt from registration under the Federal securities laws as a result of the Fairness Hearing, than such 30% premium ($206,250) will be paid in cash; and

(k) Mizrahi Tefahot Bank Ltd. shall have agreed in a writing acceptable to Parent to receive $225,000 in cash in lieu of 350,000 shares of common stock of the Company pursuant to a certain warrant agreement with the Company in connection with the closing of the transactions contemplated hereby.

SECTION 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent shall have complied in all respects with its obligations pursuant to Section 2.2;

(c) Parent Common Stock issuable to the holders of the Company Common Stock pursuant to this Agreement shall have been included for listing on NASDAQ upon official notice of issuance;

(d) the Company shall have received a certificate executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 7.3(a) through (c) have been satisfied;

(e) Merger Sub shall have delivered the Merger Consideration to the Exchange Agent.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the Shareholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by either Parent or the Company prior to the Effective Time, if the Effective Time shall not have occurred on or before the date which is seventy-five (75) days from the date hereof (the “Termination Date”) provided further, however, that if the transaction is delayed due to a review by the SEC of any of the regulatory filings required to be filed by the Parent and the Company with the SEC, the Termination Date shall automatically be extended prior to the two (2) Business Days prior to the Termination Date until ninety (90) days after the date hereof; further provided that the right to terminate this Agreement pursuant to this Section 8.1(c)

shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in Sections 7.2(a), (b) or (c) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by the Company in accordance with the terms and subject to the conditions of Section 6.5; or

(g) by Parent in the event an Adverse Recommendation Change has occurred.

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.10, Section 6.4, Section 6.8, this Section 8.2, Section 8.3 and ARTICLE 9, which shall survive such termination; provided, however, that nothing herein shall relieve or release any party from liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

SECTION 8.03 Fees and Expenses. (a) Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made with respect to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (g), then, subject to the proviso set forth below, the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent a termination fee of one million, two hundred, forty thousand, four hundred and eighty nine dollars ($1,240,489) plus the Parent’s fees and expenses incurred in connection with the transactions contemplated hereby (including legal and other advisors fees and expenses), in the aggregate, not to exceed one million, five hundred and ninety thousand, three hundred and seventy one dollars ($1,590,371) (the “Termination Fee”) by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to this paragraph (b) unless and until either prior to or within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s Shareholders or otherwise not opposed, an Acquisition Proposal.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination pay the Company a termination fee of nine hundred, fifty four thousand, two hundred and twenty three dollars ($954,223).

(d) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.2 or any portion of such fee, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if such party fails to prevail in any such suit, such party shall promptly pay the other party costs and expenses (including attorney’s fees) in connection therewith.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the Shareholders of the Company; provided, however, that, after approval of this Agreement by the Shareholders of the Company, no amendment may be made which by Law requires the further approval of the Shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the Shareholders of the Company, no extension or waiver may be made which by Law requires the further approval of the Shareholders of the Company without such further approval. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 9.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Merge Healthcare Incorporated

200 E. Randolph Street, Suite 2435

Chicago, Illinois 60601

Attention: Chief Executive Officer

Facsimile: 414-977-4200

with an additional copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

Attention: Mark A. Harris

Facsimile: 312-984-7700

(b)	if to the Company:

Ophthalmic Imaging Systems

221 Lathrop Way, Suite I

Sacramento, CA 95815

Attention: Chief Executive Officer

Facsimile: (916) 646-0207

with an additional copy (which shall not constitute notice) to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: Henry I. Rothman, Esq.

Facsimile: (212) 704-6288

SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

(a) “Beneficial Owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act and includes any Person who shall be deemed to be the Beneficial Owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” or “owns beneficially” shall have a corresponding meaning).

(b) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(c) “Cash Value” means $1.00.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Company Option Plans” means the Company’s 1997 Stock Option Plan, 2000 Stock Option Plan, 2003 Stock Option Plan, 2005 Stock Option Plan, 2009 Stock Option Plan, 2010 Stock Option Plan and 2011 Stock Option Plan.

(f) “Control” (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(g) “GAAP” means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB”) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB”) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

(h) “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(i) “Knowledge” means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(j) “Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing; provided, that, in the case of the Company, means the Restated Articles of Incorporation dated March 27, 1992, as amended by Certificate of Amendment to Restated Articles of Incorporation dated November 30, 1994, as amended by Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock dated January 6, 1998, as amended by Certificate of Determination of Preferences of Series B Junior Preferred Stock dated October 18, 1999, as amended by Certificate of Amendment to Restated Articles of Incorporation dated May 14, 2004, and as amended by Certificate of Amendment to Restated Articles of Incorporation dated November 30, 2009, and Amended and Restated Bylaws dated February 21, 2008, each in the form as previously provided to Parent.

(k) “Person” means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(l) “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(m) “Tax” or “Taxes” means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(n) “Tax Group” means, collectively, the Company and its Subsidiaries.

(o) “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

SECTION 9.05 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions, the Parent Schedule of Exceptions and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of Elected Convertible Securities or Certificates, and (b) with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, wrongful repudiation, or termination of this Agreement by Parent, the actual or potential damages incurred by the Company for purposes of determining any remedy at law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s Shareholders in the event such Shareholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s Shareholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) prior to the Closing Date the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s Shareholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable laws of agency or the laws relating to the rights and obligations of third-party beneficiaries. For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its Shareholders, shall exclusively belong to the Company (acting expressly through its Board of Directors) in its sole discretion.

SECTION 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (without giving effect to choice of law principles thereof).

SECTION 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Specific Performance; Jurisdiction. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.11 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

SECTION 9.12 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to June 5, 2011. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to “this Agreement” shall include the Company Schedule of Exceptions. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

SECTION 9.13 Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Jeffery Surges

Name: Jeffery Surges

Title: Chief Executive Officer

ES ACQUISITION CORP.

By:	/s/ Jeffery Surges

Name: Jeffery Surges

Title: Chief Executive Officer

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Gil Allon /s/ Ariel Shenhar

Name: Gil Allon Ariel Shenhar

Title: CEO CFO

ANNEX B

SHAREHOLDERS SUPPORT AGREEMENT

This Shareholders Support Agreement (the “Agreement”) is made and entered into as of June 5, 2011, between Merge Healthcare Incorporated, a Delaware corporation (“Parent”), and the undersigned stockholders of the Company (each a “Holder”).

RECITALS

WHEREAS, Parent, ES Acquisition Corp., a California corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Ophthalmic Imaging Systems, a California corporation (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, as of the date hereof, each Holder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the outstanding shares of the Company’s common stock, no par value (the “Common Stock”), set forth under such Holder’s name on the signature page to this Agreement (the “Existing Shares” and, together with any other shares of Common Stock, or other capital stock of the Company acquired (either of record or beneficially owned) by such Holder after the date hereof, collectively, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Holder enter into this Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

The parties agree as follows:

Section 1. Agreement to Retain Shares.

(a) Transfer. (1) Except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, during the period beginning on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) the Expiration Date (as defined below), Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares, (2) Holder agrees not to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or, enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2), and (3) Holder agrees not to, directly or indirectly, take any action that could reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement, in the case of (2) and (3), at any time prior to the earlier to occur of (i) the Effective Time and (ii) the Expiration Date. As used herein, the term “Expiration Date” shall mean the date of termination of the Merger Agreement in accordance with the terms and provisions thereof .

(b) Permitted Transfers. Section 1(a) shall not prohibit a transfer of Shares by Holder (i) to any family member, trust for the benefit of any family member or charitable organization to which contributions are deductible for federal income tax, estate or gift purposes so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent memorializing such agreement, (ii) in connection with the exercise of stock options for Company Common Stock but only to the extent of such Holder’s exercise price and income or other tax liability with respect to such exercise and only to the extent permitted under the Merger Agreement, (iii) that were acquired upon the exercise of stock options expiring after the date hereof and prior to the Effective Time, (iv) in connection with the termination of the Company Option Plans and the settlement of outstanding awards thereunder to the extent permitted under the Merger Agreement, or (v) with respect to MediVision Medical Imaging Systems Ltd. (“MediVision”), in connection Shares transferred in accordance with that certain Escrow Agreement, dated as of June 24, 2009 (the “Escrow Agreement”), by and among the Company, MediVision and Stephen L. Davis, Esq., as escrow agent, which Shares serve as collateral for MediVision to perform its obligations under that certain Asset Purchase Agreement, dated as of June 24, 2009 (the “Asset Purchase Agreement”), between the Company and MediVision, and which Shares will be released in accordance with the terms of the Escrow Agreement or an earlier date if mutually agreed to by the Company and Parent.

Section 2. [Reserved]

Section 3. Agreement to Vote Shares.

(a) Until the earlier to occur of the Effective Time and the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Holder shall appear at such meeting (in person or by proxy) and shall vote or consent the Shares (i) in favor of adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination (other than as contemplated by the Merger Agreement) between the Company and any person or entity other than Parent or any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or Holder under this Agreement or which would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled. This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the specific matters set forth herein. Except as set forth in clauses (i) and (ii) of this Section 3(a), Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Prior to the termination of this Agreement, Holder covenants and agrees not to enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Agreement.

(b) Holder further agrees that, until the termination of this Agreement, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (B) initiate a stockholders’ vote with respect to an Opposing Proposal or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For the purposes of this Agreement, an “Opposing Proposal” means any action or proposal described in clause (ii) of Section 3(a) above.

(c) Subject to the provisions set forth in Section 6 hereof and as security for Holder’s obligations under Section 3(a), Holder hereby irrevocably constitutes and appoints Parent and its designees as his attorney and proxy in accordance with the CGCL, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Company Stockholders Meeting, to vote his Shares at the Company Stockholders Meeting, however called, and to execute consents in respect of his Shares as and to the extent provided in Section 3(a). SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 6 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Upon the execution of this Agreement, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the matters referred to in Section 3(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 3(a) until after the Expiration Date. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and Holder’s granting of the proxy contained in this Section 3(c). Holder hereby affirms that the proxy granted in this Section 3(c) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of Holder under this Agreement. Parent acknowledges and agrees that Holder may vote the Shares on all other matters not referred to in Section 3(a), and the attorneys and proxies named above may not exercise the proxy with respect to such other matters.

Section 4. Representations, Warranties and Covenants of Holder. Holder hereby represents, warrants and covenants to Parent that Holder (i) is the record and/or beneficial owner of the Shares, which, at the date of this Agreement and at all times up until the earlier to occur of (A) the Effective Time and (B) the Expiration Date, are and will be free and clear of any liens, claims, options, charges or other encumbrances that would reasonably be expected to have the effect of preventing or disabling Holder from performing Holder’s obligations under this Agreement (other than the Shares held in an escrow account pursuant to the Escrow Agreement, which Shares serve as collateral for MediVision to perform its obligations under the Asset Purchase Agreement and which Shares will be released in accordance with the terms of the Escrow Agreement or an earlier date if mutually agreed to by the Company and Parent), and (ii) does not own of record or beneficially any shares of capital stock of the Company other than the Shares (excluding shares as to which Holder currently disclaims beneficial ownership in accordance with applicable law). Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the proxy granted in Section 3(c) above). This Agreement (including the proxy granted in Section 3(c) above) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The Holder hereby agrees not to object to or otherwise oppose the Fairness Hearing and shall take all steps reasonably requested by Parent in order to ensure the issuance of the California Permit.

Section 5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares, except as expressly provided herein. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Holder, and neither Parent nor Merger Sub shall have any authority to direct Holder in the voting or disposition of any of the Shares, except as otherwise provided herein.

Section 6. Termination. This Agreement and the proxy delivered in connection herewith shall terminate and shall have no further force and effect as of the earlier to occur of (i) the Expiration Date and (ii) the date following the date of the Company Stockholders Meeting, including any adjournment or postponement thereof.

Section 7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a record holder and/or beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect any action or inaction by Holder acting in his capacity as a director, officer or other fiduciary of the Company, and (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director, officer or other fiduciary of the Company.

Section 8. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Agreement to be duly executed on the date first above written.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Jeffery Surges
Name:	Jeffery Surges
Title:	Chief Executive Officer

Address:
6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin 53214
Attention: General Counsel
Facsimile No.: (414) 977-4202

“Holder”
U. M. ACCELMED, LP

By: /s/ Uri Geiger
Managing Partner
Address: 6 Hachoshlim St., Hertzelia, Israel

Attention: Dr. Uri Gieger
Facsimile No.:

Shares owned of record: Class of Shares	Number	Beneficially owned shares: Class of shares	Number
Common Stock	13,338,603	Common Stock	13,338,603

“Holder”

MEDIVISION MEDICAL IMAGING SYSTEMS LTD.

By: /s/ Yigal Berman
Chairman

Address: YTM industry Area CPC Building, P.O. Box 7 Yoqneam 20692

Attention: Yigal Berman
Facsimile No.: 972-5-9894822

Shares owned of record: Class of Shares	Number	Beneficially owned shares: Class of shares	Number
Common Stock	8,630,825	Common Stock	8,630,825

“Holder”

/s/ Gil Allon

Address: 825 Wimbledon CT., Sacramento, CA 95864

Attention: Gill Allon
Facsimile No.:

Shares owned of record: Class of Shares	Number	Beneficially owned shares: Class of shares	Number
Common Stock	—	Common Stock	60,000

“Holder”

/s/ Ariel Shenhar

Address:2900 Sienna Lane, Sacramento, CA 95864

Attention:
Facsimile No.:

Shares owned of record: Class of Shares	Number	Beneficially owned shares: Class of shares	Number
Common Stock	—	Common Stock	30,000

ANNEX C

June 5, 2011

Board of Directors

Ophthalmic Imaging Systems

221 Lathrop Way

Suite I

Sacramento, CA 95815

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively, the “Shareholders”) of Ophthalmic Imaging Systems (the “Company”) of the consideration to be paid in the proposed Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of June 5, 2011 (the “Merger Agreement”) by and among Merge Healthcare Incorporated (“Merge”), ES Acquisition Corp., a wholly-owned subsidiary of Merge (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of common stock, no par value, of the Company (other than Dissenting Shares (as defined in the Merger Agreement)) (the “Company Common Stock”) will be converted into the right to receive 0.1693 of a share (the “Merger Consideration”) of Merge’s common stock, par value $.01 per share (the “Merge Common Stock”). The Merger Consideration is based on the trailing five (5) days consecutive trading volume weighted average price per share of Merge Common Stock provided by the NASDAQ Global Select Market as of the close of business on the trading day immediately prior to the date of the Merger Agreement.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined:

(a)	The draft Merger Agreement dated June 5, 2011 and we have assumed that the final form of this document will not differ from the draft provided to us in any material respects;

(b)	Certain audited financial statements of the Company for the three years ended December 31, 2010;

(c)	The unaudited financial statements of the Company for the three months ended March 31, 2011;

(d)	The financial position and operating results of the Company and Merge, respectively, compared with those of certain other publicly traded companies we deemed relevant;

(e)	Certain internal business, operating and financial information of the Company prepared by the senior management of the Company;

(f)	Certain financial projections for the Company prepared by the senior management of the Company (the “Company Projections”);

(g)	Current and historical market prices and trading volumes of the common stock of the Company;

(h)	Certain audited and adjusted financial statements of Merge for the three years ended December 31, 2010;

(i)	The unaudited financial statements of Merge for the three months ended March 31, 2011;

(j)	Certain internal business, operating and financial information of Merge prepared by the senior management of Merge;

(k)	Certain financial projections for Merge prepared by the senior management of Merge (the “Merge Projections” and, together with the Company Projections, the “Projections”);

(l)	Current and historical market prices and trading volumes of the Merge Common Stock;

(m)	Information about publicly available transactions regarding financial terms of certain other business combinations we deemed relevant; and

(n)	Certain other publicly available information related to the Company and Merge.

We have also held discussions with members of the senior management of the Company and Merge to discuss the foregoing, the future prospects and operations of the Company and Merge, and the effects of the Merger on the financial condition and future prospects of the Company and Merge. We have also considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures, considerations and analyses as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Projections. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or Merge. We have been advised by the senior management of the Company and Merge that the Projections examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of each company. In that regard, we have assumed, with your consent, that (i) the Projections will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company and Merge are as set forth in the Company’s and Merge’s financial statements or other information made available to us. We express no opinion with respect to the Projections or the estimates and judgments on which they are based. We have also assumed that the representations and warranties made by the Company and Merge in the Merger Agreement are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts, and we understand that the Company has obtained advice from qualified professionals in such fields as it has deemed necessary. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or Merge or on the contemplated benefits of the Merger. We have also assumed that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We were not requested to, nor did we, seek alternative participants for the proposed Merger.

HGP Securities, LLC (“HGP”) and its affiliates have been engaged in the investment banking business since 2005. We continually undertake the valuation of investment securities in connection with private placements, business combinations, and similar transactions. We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a portion of which will become payable only if the proposed Merger is consummated. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement. Mr. Jonathan Phillips, a Managing Director of HGP, served as a director of the Company until May 12, 2011. Mr. Phillips holds 15,000 shares of Company Common Stock, 30,000 options to purchase Company Common Stock at an exercise price of $0.82 per share and 30,000 options to purchase Company Common Stock at an exercise price of $1.05 per share. During the past two years, HGP and its affiliates have provided consulting services to the Company for which they have received compensation. In addition, HGP and its affiliates have provided investment banking and other financial services to Merge and its affiliates in two matters described below for which they received compensation. First, HGP and its affiliates were engaged by AMICAS, Inc., a company acquired by Merge, in connection with the acquisition of Stryker Imaging Corporation by AMICAS, Inc. Second, Merge engaged HGP and its affiliates in connection with the acquisition by Merge of Merrick Healthcare Solutions, LLC d/b/a Olivia Greets. HGP may provide investment banking and other financial services to Merge in the future for which it would expect to receive compensation for the rendering of these services. The issuance of this opinion was approved by a fairness opinion committee of HGP.

We are expressing no opinion herein as to the price at which the Merge Common Stock or the Company Common Stock will trade at any future time or as to the effect of the Merger on the trading price of the Merge Common Stock or the Company Common Stock.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Company of the Merger Consideration in connection with the Merger, and does not address the merits of the underlying decision by the Company to engage in the Merger and the opinion does not constitute a recommendation to any shareholder as to any action such shareholder should take with respect to the proposed Merger. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or the form or structure of the Merger or the likely timeframe with which the Merger will be consummated. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, the holders of any other class of securities, creditors or other constituencies of the Company, including any of the Company’s officers, directors or employees. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy or information statement mailed to the shareholders by the Company with respect to the Merger or in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger. This opinion should not be construed as creating any fiduciary duty on HGP’s part to any party.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Shareholders.

Very truly yours,

/s/ HGP SECURITIES, LLC

HGP SECURITIES, LLC

ANNEX D

1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value, filing, time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.